Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

GENERAL MOTORS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

GENERAL MOTORS CORPORATION Notice of Annual Meeting

April 27, 2007

Dear Stockholder:

      You are invited to attend the annual meeting of stockholders of General Motors Corporation (“GM” or “General Motors” or the “Corporation” or “we”). It will be held at 9 a.m. local time on Tuesday, June 5, 2007, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. At the meeting, stockholders will vote on the following matters:

• The election of directors for the next year;

• The ratification of the selection of independent public accountants for the next year;

• The approval of the 2007 Annual Incentive Plan;

• The approval of the 2007 Long-Term Incentive Plan; and

• Ten stockholder proposals, if they are properly presented at the meeting.

      If you were a holder of record of GM Common Stock, $1 2/3 par value (“Common Stock”), at the close of business on April 9, 2007, the record date for the annual meeting, you will be entitled to vote at the meeting. Please read the “General Information” section beginning on page 1 for further details. A list of stockholders entitled to vote at the meeting will be available for examination, for a purpose that is germane to the meeting, at General Motors Corporation, Renaissance Center, Detroit, Michigan, for ten business days before the annual meeting between 9 a.m. and 5 p.m., and at the Hotel du Pont during the meeting.

      The annual meeting will include a report on the state of the business, and then focus on electing directors and voting on the selection of independent public accountants, the 2007 Annual Incentive Plan, the 2007 Long-Term Incentive Plan, and stockholder proposals, and related discussion. After that, we will provide time for business-related questions and comments. If you plan to attend the meeting, please see the instructions on page 3. A map and directions are on the back cover of this proxy statement and on the admission ticket attached to your proxy card.

      In addition to the annual meeting, GM holds regional stockholder forums. Forums provide an opportunity for you to learn about General Motors and discuss related issues with GM management. Invitations will be mailed to stockholders who live in the vicinity of these meetings.

      Your vote is important. Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have a choice of submitting your proxy via the Internet, by telephone, or by completing and mailing the enclosed proxy card.

Sincerely,

Nancy E. Polis Secretary	G. Richard Wagoner, Jr. Chairman & Chief Executive Officer

Table of Contents

Notice of Annual Meeting	Cover
General Information	1
Stockholders Entitled to Vote	1
Voting	1
Voting of Stock Plans for Employees	2
Submission of Stockholder Proposals	3
Attending the Annual Meeting	3
Householding of Annual Meeting Materials	3
Electronic Delivery of Annual Meeting Materials	3
Materials for Beneficial Owners	3
Expenses of Solicitation	4
Communicating with GM	4
GM Corporate Governance	4
Corporate Governance Guidelines	4
Selection of Nominees for Election to the Board	5
Directors	6
Size of the Board	6
Voting Standards for the Election of Directors	6
Director Independence	7
Presiding Director	9
Executive Sessions	10
Stockholder Communication to the Presiding Director or Non-Management Directors	10
Ethics and Conflicts of Interest	10
Confidentiality	10
Director Orientation and Continuing Education	10
Access to Outside Advisors	11
Committees of the Board of Directors	11
Compensation Plan for Non-Employee Directors	12
Director Stock Ownership Guidelines and Holding Requirement	14
Item No. 1—Nomination and Election of Directors	15
Information about Nominees for Director	15
Security Ownership of Directors, Named Executive Officers, and Certain Others	19
Certain Relationships and Related Transactions	20
Compensation Committee Report	21
Compensation Discussion and Analysis	21
Executive Compensation Tables	31
Retirement Programs Applicable to Executive Officers	37
Employment Agreements	44
Audit Committee Report	46
Fees Paid to Auditor	47
Item No. 2— Ratification of the Selection of Deloitte & Touche for the Year 2007	48
Item No. 3— Approval of the 2007 Annual Incentive Plan	48
Item No. 4— Approval of the 2007 Long-Term Incentive Plan	50
Item No. 5— Stockholder Proposal Regarding Disclosure of Political Contributions	54
Item No. 6— Stockholder Proposal Regarding Limit on Directorships of GM Board Members	56
Item No. 7— Stockholder Proposal Regarding Greenhouse Gas Emissions	57
Item No. 8— Stockholder Proposal Regarding Cumulative Voting	58
Item No. 9— Stockholder Proposal Regarding Stockholder Approval of a “Poison Pill”	60
Item No. 10— Stockholder Proposal Regarding Special Stockholder Meetings	62
Item No. 11— Stockholder Proposal Regarding Performance-Based Equity Compensation	63
Item No. 12— Stockholder Proposal Regarding Recouping Unearned Incentive Bonuses	65
Item No. 13— Stockholder Proposal Regarding Optimum Board Size	67
Item No. 14— Stockholder Proposal Regarding Simple Majority Vote	68
Other Matters	69
Glossary of Terms	70
Exhibit A—Text of the Audit Committee Charter	A-1
Exhibit B—Text of the General Motors Corporation 2007 Annual Incentive Plan	B-1
Exhibit C—Text of the General Motors Corporation 2007 Long-Term Incentive Plan	C-1

GENERAL MOTORS CORPORATION
300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2007

      This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or the “Board of Directors”) of General Motors, to be used at the 2007 annual meeting of stockholders of the Corporation. The enclosed proxy card represents your holdings of Common Stock in the registered account name shown. We expect this proxy statement and the enclosed proxy card will be mailed, or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after Friday, April 27, 2007, to each stockholder entitled to vote at the annual meeting.

      In addition to this proxy statement and the proxy card, the GM 2006 Annual Report is provided in this package.

      Please refer to the Glossary of Terms on page 70 for definitions of capitalized or abbreviated terms used in this proxy statement.

General Information

Stockholders Entitled to Vote

      The Board of Directors designated April 9, 2007, as the record date for determining stockholders entitled to vote at the annual meeting. On that date, the Corporation had 565,738,751 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

Voting

      When you timely submit your proxy in the proper form, your shares will be voted according to your instructions. You may give instructions to grant or withhold authority to vote for the election of all the Board of Directors’ nominees, or any individual nominee, and to vote for or against, or abstain from voting upon, each of the other matters submitted for voting.

      If you are a stockholder of record (that is, you own shares in your name in an account with GM’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you can vote in any one of the following three ways:

• By Internet: Go to the Web site, www.investorvote.com/gm, as shown on your proxy card, and follow the instructions. Internet voting is available 24 hours a day, seven days a week, through the end of the annual meeting on June 5, 2007.

• By Telephone: Call the toll-free number, 800-652-8683, as shown on your proxy card. If you are outside the United States, Canada, or Puerto Rico, call 781-575-2300. Please follow the instructions on your proxy card and the voice prompts on the telephone. Telephone voting is available 24 hours a day, seven days a week, through the end of the annual meeting on June 5, 2007.

• By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card, and return it in the enclosed envelope so that it is received by the date of the annual meeting. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign, and date each proxy card, or alternatively vote all these shares through the Internet or by telephone. If you sign and return your proxy card and do not specify a choice, your shares will be voted as the Board of Directors has recommended, as indicated in this proxy statement.

      After you have signed and returned the enclosed proxy card or voted through the Internet or by telephone, you may revoke your proxy at any time until it is voted at the annual meeting. You may do this by voting subsequently by Internet, telephone, or proxy card, by sending a written notice of revocation to the Secretary of the Corporation, or by voting in person at the annual meeting.

      By giving your proxy by Internet, telephone, or mail, you will authorize the Proxy Committee to vote your shares of Common Stock as you direct and as they determine on any proposals that General Motors does not know about now but that may be presented properly at the meeting. The Proxy Committee is composed of the following executive officers of the Corporation: G. Richard Wagoner, Jr.; Frederick A. Henderson; and Robert A. Lutz, each of whom is authorized to act on behalf of the Committee.

      If your shares are held by a broker, bank, or other nominee, please use the instructions they provide for voting your shares. If you want to vote those shares in person at the annual meeting, you must bring a signed proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

      As a matter of policy, GM believes your vote should be private. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

      The presence, in person or by proxy, of holders of one-third of the outstanding shares of Common Stock entitled to vote at the annual meeting is considered a quorum for the transaction of business. Under the Bylaws of General Motors as amended in 2006, directors are elected by a majority in uncontested elections and by plurality in contested elections. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

      In an uncontested election, nominees will be elected directors if they receive a majority of the votes cast (i.e., the number of shares voted “for” a director must exceed the number of votes cast “against” that director, without counting abstentions).

      In a contested election, the nominees who receive a plurality of the votes cast (i.e., more votes in favor of their election than other nominees) will be elected directors. For example, GM stockholders will elect 13 directors at the annual meeting, so that under plurality voting the 13 nominees who receive the most votes would be elected.

      For the election of directors at GM’s 2007 Annual Meeting, we believe, based on stockholder notices we have received, it is likely there will be more nominees than the number of directors to be elected, and therefore, plurality voting will govern.

      Each proposal in this proxy statement aside from the election of directors will be approved if it receives a majority of the votes present, either in person or by proxy, and entitled to vote at the meeting. If you submit your proxy or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. Since Item Nos. 2-14 will pass only if they receive favorable votes from a majority of votes present and entitled to vote at the meeting, the fact that you abstain and do not vote in favor of a proposal will have the same effect as if you had voted against the proposal. In contrast, a “broker non-vote” is deemed not entitled to vote at the meeting with regard to that proposal so that it does not have any effect on the outcome of a vote. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a broker, bank, or other nominee, your shares may be voted by such nominee on Item Nos. 1 and 2, even if you do not provide voting instructions, because they involve matters that are considered routine. Your broker, bank, or other nominee may not vote on Item Nos. 3-14 if you do not provide instructions, because they involve matters that are considered non-routine.

Voting of Stock Plans for Employees

      Your proxy card will serve to instruct the trustees, plan committees, or independent fiduciaries how to vote your shares in the following employee stock plans:

• General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the “S-SPP”)

• General Motors Personal Savings Plan for Hourly-Rate Employees in the United States (the “PSP”)

• General Motors Canadian Savings-Stock Program for Salaried Employees (the “Canadian Plan”)

• General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees (the “RRSP”)

• Fidelity Investments Canada Limited Next StepTM — Personal Retirement Group (the “FICL-PRG”)

• GMAC Insurance Personal Lines — Retirement Savings Plan (the “GMAC Insurance Plan”)

      If you do not provide instructions on how to vote your shares held in the S-SPP, those shares will be voted at the discretion of the plan’s trustee. If you do not provide instructions on how to vote your shares held in the PSP, the Canadian Plan, the RRSP, the FICL-PRG, or the GMAC Insurance Plan, your shares will not be voted. To allow sufficient time for the trustees, plan committees, or independent fiduciaries to vote your shares, they must receive your voting instructions by 6 p.m. Eastern time, May 31, 2007.

Submission of Stockholder Proposals

      At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, at each annual meeting the stockholders ratify or reject the independent public accountants selected by the Audit Committee. The Board of Directors also may submit other matters for stockholder approval at the annual meeting. In addition to these matters presented by the Board of Directors, you will be asked to vote on one or more stockholder proposals, if they are properly presented at the meeting.

      The deadline for stockholders to submit a proposal for inclusion in the Corporation’s proxy statement for the 2008 annual meeting is December 29, 2007. Any proposals intended to be included in the proxy statement for the 2008 annual meeting must be received by the Corporation on or before that date. Please send proposals to the Secretary of the Corporation at the address given in “Communicating with GM” on page 4.

Attending the Annual Meeting

      If you plan to attend the annual meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring evidence to the meeting that you owned Common Stock as of the record date, and we will provide you with an admission ticket. If you receive your annual meeting materials electronically and wish to attend the meeting, please follow the instructions provided on-line for attendance. A form of government-issued photograph identification will be required to enter the meeting. To permit as many stockholders as possible to participate, only stockholders or their valid proxy holders may speak at the meeting. Large bags, packages, briefcases, cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. A map with driving directions appears on the back cover of this proxy statement and on the admission ticket.

Householding of Annual Meeting Materials

      The U.S. Securities and Exchange Commission (the “SEC”) permits publicly held corporations to send a single copy of their annual report and proxy statement to any household at which two or more stockholders reside if it appears such stockholders are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for corporations. General Motors has instituted this procedure for all stockholders of record.

      If one set of these documents was sent to your household for the use of all GM stockholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, Computershare, by telephone at 800-331-9922 (if calling from outside the United States, Canada, or Puerto Rico, call 781-575-3990), or by mail at P.O. Box 43078, Providence, RI 02940-3078.

      If a broker, bank, or other nominee holds your GM shares, please contact your broker, bank, or other nominee directly if you have questions about delivery of materials, require additional copies of the proxy statement or annual report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

Electronic Delivery of Annual Meeting Materials

      You can save the Corporation postage and printing expenses by consenting to receive your GM annual report and proxy materials via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Stockholders of record (those who own shares in their own name in an account with Computershare) may sign up for this service at www.computershare.com/gm. Beneficial stockholders (those who own shares through a broker, bank, or other nominee) may sign up at www.icsdelivery.com/gm if their broker, bank, or other nominee is among the majority that participate in electronic delivery.

Materials for Beneficial Owners

      Brokers, dealers, banks, voting trustees, and other nominees who want a supply of the Corporation’s proxy soliciting materials to send to beneficial owners should write to Morrow & Co., Inc., Attn: GM Fulfillment, 470 West Avenue, 3rd Floor, Stamford, CT 06902.

Expenses of Solicitation

      The Corporation will pay its cost for soliciting proxies for the 2007 Annual Meeting. General Motors will distribute proxy materials and follow-up reminders by mail and electronic means, and some of the directors, officers, and employees of GM, and the outside proxy solicitor of GM, Morrow & Co., Inc. (“Morrow”), will also solicit proxies. Under the Corporation’s current plan for soliciting by GM personnel, a small number of regular salaried employees will make personal visits and telephonic contact with representatives of some institutional stockholders and stockholder advisory firms to solicit support for the Board’s position on all matters to be voted on at the Annual Meeting. The soliciting efforts of these people are not expected to take a significant portion of their time, and they will not receive any additional compensation for their services.

      GM will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of between $50,000 and $100,000, depending on the level of services actually provided. Morrow may use approximately 10-20 employees to contact stockholders to remind them of the importance of their vote. As usual, the Corporation will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Communicating with GM

      To obtain a copy of the following documents, write to the Secretary of the Corporation at General Motors Corporation, Mail Code 482-C38-B71, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000, or consult GM’s Web site at http://investor.gm.com, under “Corporate Governance.”

• Restated Certificate of Incorporation

• Bylaws

• Corporate Governance Guidelines

• Board Committee Charters

• Winning With Integrity: Our Values and Guidelines for Employee Conduct

• Executive Officer Severance Policy

• Insider Trading Policy

• Incentive Compensation Recoupment Policy

• Policy on Stockholder Rights Plan

• Policy on Corporate Political Contributions and Expenditures

• Other Board policies that may be adopted from time to time

      To write the Secretary, the Board of Directors, or the Audit Committee, send your correspondence to the Secretary of the Corporation by mail to the address above or by fax to 313-667-3166.

GM Corporate Governance

Corporate Governance Guidelines

      The Board believes that a strong commitment to maintaining best practices in GM’s corporate governance enhances the Board’s ability to optimize long-term stockholder value. To that end, the Board maintains corporate governance guidelines and related policies that it believes enable it to most effectively discharge its responsibility to provide oversight and direction to the conduct of the Corporation’s business.

      These corporate governance guidelines and policies, which are adopted by the Board with periodic recommendations from the Directors and Corporate Governance Committee, cover, among other things:

• Board membership criteria and a process for the selection of new directors

• Requirement that each incumbent director submit a written irrevocable resignation when nominated for reelection, which would become effective if, in an uncontested election, the director fails to receive a majority of the votes cast, excluding abstentions, and the Board accepts that resignation

• Orientation for new directors and continuing education for all directors

• Requirement that a substantial majority of directors be independent

• Limitation on the number of outside board memberships that can be held by any director

• Mandatory retirement for directors at age 72

• Prohibition against personal loans from the Corporation and its subsidiaries to directors and executive officers that would violate the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

• Requirement that non-management directors own stock and/or deferred share units equal in value to five times their annual retainer

• Requirements for regular and special executive sessions of the Board

• Role and responsibilities of the presiding director

• Access by the Board and each of its Committees to independent advisors at the Corporation’s expense

• Participation by all the directors in annual self-evaluations of the Board and each of its Committees

• Directors’ obligations to comply with the Corporation’s policies regarding ethics and conflicts of interest

• Confidentiality of Board materials, deliberations, and actions

• Directors’ unrestricted access to GM management

• Annual evaluation of the Chairman and Chief Executive Officer (“CEO”) by the Board

• Board process for overseeing succession planning for management

      The Directors and Corporate Governance Committee regularly reviews information concerning the corporate governance guidelines and related policies adopted by other major public corporations as well as the views of various groups active in the field of corporate governance regarding such guidelines and policies. This benchmark information is provided to assist in the review and updating of GM’s guidelines and policies. The Committee also oversees the Corporation’s ongoing compliance with the rules and regulations of corporate regulators and overseers such as the SEC and NYSE. To obtain a copy of GM’s Corporate Governance Guidelines, see “Communicating with GM” on page 4.

Selection of Nominees for Election to the Board

      The Directors and Corporate Governance Committee is responsible for identifying potential candidates for Board membership and making its recommendations to the full Board. In assessing potential candidates, the Committee seeks to consider individuals with a broad range of business experience and diverse backgrounds. The selection of qualified directors is complex and crucial to our long-term success. Potential candidates for election to the Board are evaluated based upon criteria such as:

• The nature and depth of their experience in business, government, non-profit organizations, and whether they are likely to be able to make a meaningful and constructive contribution to the Board’s discussion and decision making concerning the broad array of complex issues facing the Corporation;

• Their demonstrated commitment to the highest ethical standards and the values of the Corporation;

• Their special skills, judgment, expertise, and experience that would complement or expand that of the existing directors in monitoring the strategic direction of the Corporation;

• Their ability to take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions; and

• Their global business and social perspective, personal integrity, and sound judgment.

      In addition, directors must have time available to devote to Board activities and to enhance their knowledge of General Motors and the global automotive industry. To assist in the identification and evaluation of qualified director candidates, the Committee, on occasion, has engaged search firms that specialize in providing services for the identification and evaluation of candidates for election to corporate boards. The two most recent nominees were suggested by a variety of sources.

      The Directors and Corporate Governance Committee will consider persons recommended by stockholders for election to the Board. To recommend an individual for Board membership, write to the Secretary of the Corporation at the address given on page 4 in “Communicating with GM.” The Committee uses the same criteria for evaluating candidates proposed by stockholders, members of the Board, and members of our senior management. In particular, the Committee will review the qualifications and background of each recommended candidate in light of the selection criteria listed above and will communicate its decision to the candidate or the person who makes the recommendation.

      If you intend to nominate a candidate for director at the annual meeting or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 3), you must give the Corporation written notice, as required in Section 1.11 of GM’s Bylaws. The Secretary must receive such notice not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2008 annual meeting, such notice must be received between December 6, 2007, and February 4, 2008.

      If the number of candidates nominated is greater than the number of directors to be elected, GM’s Bylaws provide that the election will be determined by plurality voting rather than majority voting.

Directors

      Each year, prior to the annual meeting of stockholders of the Corporation, the Directors and Corporate Governance Committee recommends the individuals it believes should be nominated to serve on the Board for the next year, consistent with the Corporation’s Bylaws, Corporate Governance Guidelines, and related policies. If the Board approves, information about these nominees is included in the proxy statement that GM distributes to its stockholders before the annual meeting to solicit their proxies. If all the Board’s nominees are elected at the 2007 annual meeting, the Board will be composed of a substantial majority of independent directors, because all directors would be independent, except for Mr. Wagoner, Chairman and CEO of the Corporation. To qualify as independent under the Bylaws, a director must satisfy all the independence standards established by the SEC and by the NYSE.

      The Board of Directors is currently composed of 11 members. In 2006, the full Board held a total of 17 meetings and average attendance at Board and Committee meetings was 94 percent. Each director attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during 2006. Directors are expected to attend our annual meeting of stockholders, which is held in conjunction with a regularly scheduled Board meeting. In 2006, 12 directors — all of the current members of the Board and a director who resigned in October 2006 — attended the annual meeting of stockholders.

Size of the Board

      The Board of Directors currently has 11 members. The Bylaws state that the number of directors is determined by resolution of the Board, provided that the Board cannot establish a number of directors outside the range of 3 to 17 without first obtaining stockholder consent. The Board’s size is reassessed at least annually by the Directors and Corporate Governance Committee to determine if a different number would be more effective. If any nominee is unable to serve as a director or if any directors leave the Board between annual meetings of stockholders, the Board, by resolution, may reduce the number of directors or elect individuals to fill the vacancies.

Voting Standards for the Election of Directors

      In October 2006, the Board amended GM’s Bylaws and corporate governance policies to provide that, in uncontested elections (i.e., those where the number of nominees is the same as the number of directors to be elected), directors are elected by a majority of the votes cast. The Bylaws further provide that before any incumbent director may be nominated by the Board for reelection to the Board, he or she must submit a written irrevocable resignation, which would become effective if (i) the director does not receive more than 50 percent of the votes cast, and (ii) the Board accepts that resignation in accordance with policies and procedures adopted by the Board for such purposes. In contested elections, the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of vacancies to be filled who receive more votes than other nominees are elected to the Board, regardless of whether they receive a majority of votes cast.

      Within 90 days after receipt of the certified final vote for the election of directors in which one or more incumbent directors did not receive a majority of the votes cast, the Directors and Corporate Governance Committee and the Board will consider his or her tendered resignation in light of the best interests of GM and its stockholders. In determining whether to accept or reject the resignation, or whether other action should be taken to select a substitute to serve as a director in place of an unsuccessful incumbent, the Committee and the Board may consider any factors they determine appropriate and relevant, but, in any event, will accept the resignation of an unsuccessful incumbent absent a compelling reason to reject the resignation. Compelling reasons for rejecting a resignation might include, among other things:

• Alternatives for addressing or resolving the stated or apparent reasons for the votes against the director;

• Whether the loss of the director would: 1) eliminate a financial expert from the Audit Committee; 2) cause the Board to have less than a majority of independent directors; 3) cause GM to fail to satisfy the listing requirements of the NYSE; 4) result in a default or breach under any loan covenants; or 5) trigger a significant payment under an executive employment contract or other contract.

      While the Directors and Corporate Governance Committee is considering whether to recommend that the Board accept a director’s resignation under the circumstances described above, and while the Board itself is deliberating and acting upon the recommendation of that Committee, the Board expects an unsuccessful incumbent to voluntarily recuse himself or herself from participation in those discussions and decisions, except in limited circumstances.

      Within four business days following acceptance or rejection of the resignation, following the process described above, the Corporation will file a report with the SEC on Form 8-K setting forth its decision and a reasonably detailed explanation of the rationale relied upon by the Board in making that decision.

      If all incumbent directors who are Board nominees fail to receive a vote of at least 50 percent of the votes cast in an election of directors at an annual or special meeting of stockholders (or solicitation of written consent of stockholders) in which the majority voting standard applies, the incumbent Board will nominate a new slate of directors and call and hold a special meeting within 180 days after the certification of the stockholder vote for the purpose of electing a Board of Directors. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified by the special election.

Director Independence

      The Directors and Corporate Governance Committee assesses the independence of each director and individual nominated for election to the Board and makes recommendations to the Board as to his or her independence using the criteria in the Board’s Corporate Governance Guidelines. The Corporate Governance Guidelines (which incorporate by reference the criteria of the SEC and NYSE) provide that an independent director of the Corporation must satisfy all of the following criteria:

• During the past three years, the Corporation has not employed the director and has not employed any of his or her immediate family members (except in a non-executive capacity).

• During the past three years, neither the director nor any of his or her immediate family members has received any direct compensation from the Corporation other than director fees or deferred compensation.

• Neither the director nor any of his or her immediate family members is currently employed by (or affiliated with) the Corporation’s auditors; and during the past three years, neither the director nor any of his or her immediate family members has been employed by (or affiliated with) the Corporation’s auditors and personally worked on the Corporation’s audit.

• During the past three years, neither the director nor any of his or her immediate family members has been part of an “interlocking directorate” in which an executive officer of the Corporation serves on the compensation (or equivalent) committee of another company that employs the director.

• During the past three years, neither the director nor any of his or her immediate family members has been employed (except in a non-executive capacity) by a significant supplier or customer of the Corporation or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, the Corporation represent the greater of $1 million or 2 percent of the Corporation’s or the supplier’s or customer’s consolidated gross revenues.

      In addition to satisfying all of the foregoing requirements, a director or nominee may not be considered independent if he or she has, in the judgment of the Board, any other “material” relationship with the Corporation, other than serving as a director.

      Consistent with the standards described above, the Board has reviewed all relationships between the Corporation and the members of the Board and affirmatively has determined that all of the directors are independent other than Mr. Wagoner, according to GM’s Corporate Governance Guidelines based on the underlying standards of the SEC and the NYSE.

      The following chart lists the relationships that exist between GM and organizations affiliated with each non-employee member of the Board during 2006. (Some of these relationships are not reflected in the directors’ biographies that follow.) It also describes the basis for the Board’s determination that the director is independent because the relationships are not material. Information about the nominees, Mr. Davis and Ms. Marinello, refers to 2006 only.

Key to Chart:

A — For the years 2004, 2005, and 2006, sales and purchases between the organization affiliated with the director and GM (i) did not exceed the greater of (a) $1 million or (b) 2 percent of the organization’s consolidated annual gross revenues if the director is employed by the organization or 5 percent if the organization’s consolidated annual gross revenues if the director only serves on the organization’s board of directors; and (ii) were not otherwise of an amount or nature to impede the exercise of the director’s independent judgment.

B — For the years 2004, 2005, and 2006, contributions by GM (including the GM Foundation) to the charitable organization (i) did not exceed the greater of $1 million or 2 percent of the charitable annual total revenues including contributions; and (ii) were not otherwise of an amount or nature to impede the exercise of the director’s independent judgment.

Director	Relationships Considered	Sales & Purchases (A)	Charitable Contributions (B)
Percy N. Barnevik	Member, The Business Council		X
	Member, Advisory Council at the Wharton School of Business Administration		X
Erskine B. Bowles	President, The University of North Carolina		X
	Director, Morgan Stanley	X
	Board Member, Juvenile Diabetes Research Foundation International		X
John H. Bryan	Director, BP p.l.c. (did not stand for reelection in 2007)	X
	Director, The Goldman Sachs Group, Inc.	X
	Member, The Business Council		X
	Member, National Trust Council of the National Trust for Historic Preservation		X
	Life Trustee, University of Chicago		X
Armando M. Codina	Director, Florida East Coast Industries, Inc.	X
	Director, AMR Corporation	X
	Director, Merrill Lynch & Co., Inc.	X
	Director BellSouth (term ended after merger with AT&T)	X
Erroll B. Davis, Jr.	Chancellor, University System of Georgia		X
	Director, BP p.l.c.	X
	Director, PPG Industries, Inc.	X
	Director, Union Pacific Corporation	X
	Board Member, United States Olympic Committee		X
	Member, Board of Trustees, University of Chicago		X
	Member, Board of Trustees, Carnegie Mellon University		X
George M.C. Fisher	Director, Eli Lilly and Company	X
	Member, National Academy of Engineering		X
Karen Katen	Vice Chairman, Pfizer Inc (retired 3/31/07)	X
	Board Member, Catalyst		X
	National Board of Trustees, American Cancer Society Foundation (resigned 2006)		X
	Trustee, University of Chicago and Council Member of the Graduate School of Business		X

Director	Relationships Considered	Sales & Purchases (A)	Charitable Contributions (B)
Kent Kresa	Chairman Emeritus, Northrop Grumman Corporation	X
	Chairman, Avery Dennison Corporation	X
	Director, Fluor Corporation	X
	Chairman, Board of Trustees of California Institute of Technology		X
	Member, Board of Overseers of the Keck School of Medicine of the University of Southern California		X
	Member, Advisory Board of the Massachusetts Institute of Technology Lincoln Laboratory		X
Ellen J. Kullman	Executive Vice President, DuPont Safety & Protection; DuPont Coatings & Color Technologies; Marketing & Sales; Safety and Sustainability	X
	Member, Board of Overseers of the Tufts University School of Engineering		X
	Board Member, National Safety Council		X
Philip A. Laskawy	Director, Cap Gemini	X
	Chairman, Trustees of the International Accounting Standards Committee Foundation		X
	Board Member, Alvin Ailey Dance Foundation, Inc.		X
Kathryn V. Marinello	Member, The Business Roundtable		X
E. Stanley O’Neal	Chairman & CEO, Merrill Lynch & Co., Inc.	X
Resigned 2/6/06	Member, The Business Roundtable		X
	Board Member, Memorial Sloan-Kettering Cancer Center		X
	Trustee, Center for Strategic and International Studies		X
Eckhard Pfeiffer	Member, Advisory Board, Deutsche Bank	X
Jerome B. York	Director, Apple Computer, Inc.	X
Resigned 10/6/06	Director, Tyco International Ltd.	X

      In each case, GM business or contribution to the entity associated with each director is not of such a magnitude to classify any of them as significant suppliers or customers of GM.

Presiding Director

      The Board of Directors annually elects the presiding director of the full Board. The presiding director is currently George M.C. Fisher, who also serves as the Chair of the Directors and Corporate Governance Committee. In addition to serving as the Chair of the executive sessions of the non-management directors, the presiding director is also responsible for advising the Chairman and CEO of decisions reached, and suggestions made, at all such executive sessions. Agendas for Board meetings are established by the Chairman with input from the Board and are reviewed and approved by the presiding director. The presiding director also reviews and approves matters such as the agenda for executive sessions, the information sent to the Board, and meeting schedules, including frequency and allocation of time within the agenda. Additional functions include: calling meetings of the non-management directors; serving as liaison between the Chairman and CEO and the non-management directors (although all non-management directors are encouraged to freely communicate with the Chairman and CEO at any time); assisting the Chairman and CEO in the recruitment and orientation of new directors; presiding at meetings of the Board when the Chairman is not present; and assuming such additional responsibilities as may be determined by the non-management directors. Finally, if requested by major stockholders, the presiding director is available for consultation and direct communication.

Executive Sessions

      The non-management directors meet in regularly scheduled executive sessions without management present at least three times each year and, in practice, much more frequently. In general, time is reserved following each regularly scheduled Board meeting should the non-management directors wish to meet in executive session. The non-management directors of the Board met in executive session nine times in 2006.

      During the course of these sessions, the non-management directors review CEO performance, compensation, and succession planning; future Board agendas and the flow of information to directors; the Board’s corporate governance matters; and any matters of importance to the Corporation or other issues raised by the independent directors.

Stockholder Communication to the Presiding Director or Non-Management Directors

      Stockholders wishing to communicate with the presiding director or with the non-management directors as a group may send a letter by regular or express mail addressed to the Secretary, General Motors Corporation, Mail Code 482-C38-B71, 300 Renaissance Center, P.O. Box 33118, Detroit, MI 48233-5118, Attention: Presiding Director or Non-Management Directors. All correspondence sent to that address will be delivered to those directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors will be acknowledged by the Secretary and may also be forwarded within GM to the subject matter expert for review.

Ethics and Conflicts of Interest

      The Board expects all directors, as well as officers and employees, to act ethically at all times and to adhere to our policies set forth in “Winning With Integrity: Our Values and Guidelines for Employee Conduct.” These guidelines are available on the Internet at http://investor.gm.com. Stockholders and all others wishing to obtain a copy should refer to “Communicating with GM” on page 4.

      The Board will not grant or permit any waiver of GM’s ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director is expected to promptly inform the Chairman and CEO and the presiding director. If a significant conflict exists that cannot be resolved, the director is expected to resign. All directors must recuse themselves from any discussion or decision affecting their business or personal interests.

Confidentiality

      Directors, like all employees, are required to maintain the confidentiality of information entrusted to them by GM or any other confidential information about GM that they receive from any source in their capacity as a director, except when disclosure is legally required or specifically authorized by the Board of Directors. Directors are expected to take all appropriate steps to minimize the risk of disclosure of confidential communications coming to them from GM as well as confidential discussions and decisions by or among directors and by or among the directors and management. All discussions occurring at Board or Committee meetings are deemed confidential, except to the extent that disclosure may be legally required. Directors may not use confidential information for their own personal benefit or for the benefit of persons or entities outside the Corporation or in violation of any law or regulation including insider trading laws and regulations. These responsibilities with regard to confidential information apply to directors during and after their service on the Board. For purposes of this policy, “confidential information” is all non-public information relating to GM including, but not limited to, information that could be useful to competitors or otherwise harmful to GM’s interests or objectives if disclosed.

Director Orientation and Continuing Education

      The Board and management, on the recommendation of the Directors and Corporate Governance Committee, are responsible for providing an orientation for new directors and for periodically advising all directors on subjects that would assist them in discharging their duties. Each new director goes through a comprehensive orientation process to become familiar with GM’s business plans, financial matters, strategies, challenges, vision, core values and ethics, corporate governance practices, and other key policies and practices through a review of background material and meetings with senior management. In addition, directors have the opportunity to visit GM’s facilities and auto shows. All directors are encouraged to attend, at GM’s expense, director continuing education programs sponsored by educational and other institutions.

Access to Outside Advisors

      At its request, the Board as well as each Committee, can retain the services of outside advisors at the Corporation’s expense.

Committees of the Board of Directors

      In addition to being members of the Board, non-employee directors serve on one or more of the following Committees: Audit, Directors and Corporate Governance, Executive Compensation, Investment Funds, and Public Policy. Each Committee of the Board has adopted a written charter in compliance with the NYSE rules. See “Communicating with GM” on page 4 for information about obtaining each charter. The table below indicates the membership of each Committee:

Name	Audit	Directors and Corporate Governance	Executive Compensation	Investment Funds	Public Policy
Percy N. Barnevik		X			Chair
Erskine B. Bowles		X			X
John H. Bryan		X	Chair
Armando M. Codina			X	X
George M.C. Fisher (a)		Chair	X
Karen Katen		X	X
Kent Kresa (b)	X			Chair
Ellen J. Kullman	X			X
Philip A. Laskawy	Chair			X
Eckhard Pfeiffer	X			X

(a) Presiding director

(b) Appointed Chair of the Investment Funds Committee on February 6, 2006

      The Audit Committee met 22 times in 2006 and is composed entirely of independent directors. The function of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by GM to the stockholders and others; GM’s system of internal controls; GM’s compliance procedures for the employee code of ethics and standards of business conduct; and GM’s audit, accounting, and financial reporting processes. It is the judgment of the Board that all members of this Committee are financially literate, and that Philip A. Laskawy, the Audit Committee Chair, satisfies the standard for “audit committee financial expert” as defined by the SEC and has accounting or related financial management expertise as required by the NYSE. Currently, Mr. Laskawy serves on the audit committees of four public companies. The Board has determined, in light of Mr. Laskawy’s depth of knowledge and experience and time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee. On the contrary, the Board believes this experience on a number of audit committees enhances his contribution to GM’s Audit Committee. The Audit Committee Report appears on page 46.

      The Directors and Corporate Governance Committee met six times in 2006 and is composed entirely of independent directors. The Committee gives direction and oversight to the identification and evaluation of potential Board candidates and ultimately recommends candidates to be nominated for election to the Board. It periodically conducts studies of the appropriate size, composition, and compensation of the Board. The Committee is also responsible for reviewing and proposing revisions to the Board’s Corporate Governance Guidelines, Bylaws, and Delegation of Authority; recommending memberships, rotation, and Chairs for all Committees of the Board; and contributing to the process of setting the agendas for the executive sessions of the Board of Directors.

      The Executive Compensation Committee met seven times in 2006. The Committee is composed entirely of independent directors. Its role is to ensure that the Corporation’s compensation policies and practices support the successful recruitment, development, and retention of executive talent. The Committee reviews and approves corporate goals and objectives related to compensation for the CEO and senior executives, including the senior leadership group of the Corporation. It also approves benefit and incentive compensation plans of the Corporation and its major subsidiaries that affect employees subject to its review. The members of the Committee are not eligible to participate in any of the compensation plans or programs it administers. More information about the Executive Compensation Committee and related topics is provided in the “Compensation Discussion and Analysis” beginning on page 21. The Executive Compensation Committee Report also appears on page 21.

      The Investment Funds Committee met three times in 2006 and is composed entirely of independent directors. The Committee is responsible for assisting the Board with its general oversight responsibility for certain benefit plan-related investment funds of the Corporation and its subsidiaries, and serves as the named fiduciary of certain benefit plans of GM and a number of its subsidiaries covered by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

      The Public Policy Committee met three times in 2006 and is composed entirely of independent directors. The Committee fosters GM’s commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society. Topics reviewed by this Committee include GM’s strategies and plans in the areas of advanced technology, fuel economy, environmental and energy performance, research and development, automotive safety, diversity, health care, education, communications, employee health and safety, trade, and philanthropic activities. The Committee provides public policy guidance to management to support GM’s progress in growing the business globally within the framework of GM’s core values to ensure that GM is strongly positioned to compete today and into the future.

Compensation Plan for Non-Employee Directors

      The purpose of the General Motors Corporation Compensation Plan for Non-Employee Directors (the “Compensation Plan for Non-Employee Directors”) is to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with the performance of the Corporation. Under the Compensation Plan, directors are entitled to receive an annual retainer of $200,000. In support of the GM North America Turnaround Plan (the “GMNA Turnaround Plan”), the Board has chosen to reduce this retainer. In March 2007, the Board agreed to forgo 25 percent of the retainer, resulting in a retainer of $150,000 for 2007. (The retainer was voluntarily reduced by 50 percent in March 2006.)

      Payment of the retainer is structured to afford directors an opportunity to defer GM compensation while providing them a means to increase their stock ownership. Ordinarily, non-employee directors are required to defer at least 70 percent of their annual retainer (i.e., $140,000) into share units of Common Stock and can elect to defer the remaining compensation in cash, cash-based alternatives, or share units. (Any portion of the retainer that is deferred into share units of Common Stock may also earn dividend equivalents that will be credited to each director’s account and paid when the director leaves the Board.) The 2006 reduction of the retainer to $100,000 eliminated the $60,000 portion that could be paid in cash and reduced the deferred portion by $40,000. As a result of the 2007 reduction, directors will resume the mandatory deferral of $140,000 of the retainer and may choose to receive or defer the remaining $10,000 in accordance with each director’s deferral election for his or her 2007 compensation.

      Directors who serve as Chairs of Board Committees receive an additional annual retainer of $10,000, and members of the Audit Committee receive an additional $20,000 retainer. Finally, in recognition of the significant increase in the length and frequency of Audit Committee meetings, beginning October 1, 2006, members of the Audit Committee receive an additional special fee of $1,500 for any Audit Committee meeting (including telephonic) in excess of 12 meetings per year. After this additional fee was approved, each member of the Audit Committee received an additional payment of $4,500 for attending three subsequent meetings in 2006. This special fee is included in “Fees Earned or Paid in Cash” in the following table.

      Only non-employee directors receive payment for serving on the Board. Since Mr. Wagoner is an employee of the Corporation, he is not compensated as a director. Non-employee directors are not eligible to participate in the executive incentive program, S-SPP, or any of the retirement programs for General Motors employees. Other than as described in this section, there are no separate benefit plans for directors.

      As noted above, amounts deferred and credited as share units under this plan are not available until after the director retires or otherwise separates from the Board. After the director leaves the Board, payment under this plan is made in cash, based on the number of share units in the director’s account, valued at the average daily mean market price for the quarter immediately preceding payment. Directors are paid either in a lump sum or in annual installments for up to ten years based on their deferral elections. Directors who leave the Board with less than five years of service will be paid their deferred compensation in a lump sum in January following separation from the Board.

      Directors are reimbursed for any travel expenses incurred in connection with their duties as directors. In addition, directors, like all active GM employees in the U.S., are eligible to participate in a matching contributions program to accredited four-year colleges, universities, and community colleges in which all eligible contributions are matched on a dollar-for-dollar basis up to $5,000 annually.

      Compensation paid to the non-employee directors in 2006 is described in the following table:

2006 Non-Employee Director Compensation

Director	Fees Earned or Paid in Cash (a)	All Other Compensation (b)	Total
	$	$	$
Percy N. Barnevik	126,667	37,957	164,624
Erskine B. Bowles	116,667	25,754	142,421
John H. Bryan	126,667	71,365	198,032
Armando M. Codina	116,667	43,883	160,550
George M.C. Fisher	126,667	64,310	190,977
Karen Katen	116,667	51,431	168,098
Kent Kresa	150,333	38,154	188,487
Ellen J. Kullman	141,167	28,556	169,723
Philip A. Laskawy	151,167	35,765	186,932
E. Stanley O’Neal (c)(e)	17,500	28,238	45,738
Eckhard Pfeiffer	141,167	51,966	193,133
Jerome B. York (d)(e)	83,333	4,926	88,259

(a) Includes annual retainer fees, as well as Chair and Audit Committee fees earned by the director. The totals in this column are inclusive of amounts required or elected to be deferred under the Non-Employee Director Compensation Plan and converted into share units at the average daily closing price of Common Stock for 2006 as disclosed in the table below:

Retainer Fees Deferred Under the Non-Employee Director’s Compensation Plan
($)
Percy N. Barnevik	106,667
Erskine B. Bowles	116,667
John H. Bryan	106,667
Armando M. Codina	116,667
George M.C. Fisher	126,667
Karen Katen	116,667
Kent Kresa	106,667
Ellen J. Kullman	106,667
Philip A. Laskawy	106,667
E. Stanley O’Neal	11,667
Eckhard Pfeiffer	106,667
Jerome B. York	83,333

(b) “All Other Compensation” includes incremental costs for the use of company vehicles and reimbursement of associated taxes; interest paid on deferred accounts and dividend equivalents that are re-invested in additional share units of Common Stock based on the market price of the stock on the date the dividends are paid; the costs associated with personal accident and liability insurances; and tax reimbursement for family members who accompany the director on GM aircraft when the director was traveling for business purposes. Incremental costs for company vehicles are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity, if any; licensing and registration fees; and use taxes.

All Other Compensation

	Company Vehicle Program	Aggregate Earnings on Deferred Compensation	Other	Total All Other Compensation
	($)	($)	($)	($)
Percy N. Barnevik (1)	12,072	25,187	698	37,957
Erskine B. Bowles	12,072	8,272	5,410	25,754
John H. Bryan	12,072	53,467	5,826	71,365
Armando M. Codina	12,072	25,163	6,648	43,883
George M.C. Fisher	12,072	44,944	7,294	64,310
Karen Katen	12,072	32,260	7,099	51,431
Kent Kresa	12,072	19,326	6,756	38,154
Ellen J. Kullman	12,072	9,628	6,856	28,556
Philip A. Laskawy	12,072	16,668	7,025	35,765
E. Stanley O’Neal	2,012	25,370	856	28,238
Eckhard Pfeiffer	11,066	35,495	5,405	51,966
Jerome B. York	1,509	3,069	348	4,926

(1) “Other” amount total for Mr. Barnevik does not include a tax reimbursement for company vehicle costs as his company vehicle is located outside the U.S. and is not U.S. taxable income.

(c)  Mr. O’Neal resigned from the Board on February 6, 2006.

(d) Mr. York joined the Board effective February 7, 2006, and resigned on October 6, 2006.

(e) Mr. O’Neal and Mr. York each received the accumulated balance of his account in the Compensation Plan for Non-Employee Directors in January 2007.

Director Stock Ownership Guidelines and Holding Requirement

      The Board has established a stock ownership guideline for non-employee directors to enhance the link between interests of GM’s directors and stockholders. Each non-employee director is required to own stock, share units, or other equity equivalents equal in value to five times the value of his or her annual retainer within five years of joining the Board or the adoption of this ownership requirement in 2004. (Information about senior executive stock ownership guidelines is found on page 29.) The Directors and Corporate Governance Committee may exercise its discretion in enforcing the guideline when the value of accumulated Common Stock or share units or the size of the required holding is unduly affected by the price of Common Stock or changes in director compensation. Once a director satisfies the minimum ownership requirement (now $1 million), he or she will remain qualified if he or she continues to own at least the same number of shares or units, regardless of changes in the market value of the stock. Ownership guidelines are reviewed each year to ensure they continue to be effective in aligning directors’ and stockholders’ interests. Compliance is measured by reference to a three-year average stock price to take into consideration the volatility of the stock market and the long-term holding requirement. In addition, the non-employee directors are also prohibited during their term of service from selling any Common Stock or other securities issued by GM, except for cashless exercise of stock options granted prior to 2003, when options were eliminated from director compensation.

Item No. 1
Nomination and Election of Directors

      If you sign and return the proxy card or vote by Internet or telephone, the Proxy Committee will vote your shares for all 13 nominees described in the following section, unless you vote for someone else or withhold authority to vote for one or more such nominees. Each director will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death. If any of the Board’s nominees for director become unavailable to serve before the annual meeting (which we do not anticipate), the Board may decrease the number of directors to be elected or designate substitute nominees for those vacancies.

      Pursuant to Section 1.11 of the Bylaws, GM has received notice from stockholders who previously nominated candidates that they intend to nominate their own candidates for election to the Board at the 2007 Annual Meeting. In 2006 one of these stockholders filed preliminary proxy material with the SEC but did not commence a public proxy solicitation. We believe based on the notices we have received that it is likely that the election of directors at the 2007 Annual Meeting will be contested by stockholder nominees, so that all directors would be elected under a plurality voting standard. Under the plurality standard, the number of persons equal to the number of vacancies to be filled who receive more votes than other nominees are the persons elected to the Board for the following year. The Board recommends that you vote your shares for the candidates nominated by the Board.

      Jerome B. York, Chief Executive Officer, Harwinton Capital Corporation and consultant to Tracinda Corporation, resigned from the Board effective October 6, 2006, and is not standing for reelection. He joined the Board in February 2006 and served on the Investment Funds and Public Policy Committees.

      Of the nominees in the following section, Erroll B. Davis, Jr. and Kathryn V. Marinello have not previously been directors of the Corporation.

Information about Nominees for Director

      The following information about the business background of each person nominated by the Board has been furnished to the Corporation by the nominees for director. Unless a different address is provided below in the biography of a director or nominee, his or her business address is General Motors Corporation, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265.

Percy N. Barnevik                 Age 66              Joined GM Board 1996

Retired Chairman, AstraZeneca PLC, United Kingdom, since 2005, held office of Chairman (1999-2004); Honorary Chairman, Sandvik AB, Sweden, since 2002, held office of Chairman (1983-2002); Chairman, Investor AB, Sweden (1997-2002)

COMMITTEES — Public Policy (Chair), Directors and Corporate Governance

AFFILIATIONS — Member of The Business Council, the International Investment Council advising the South African government, the International Advisory Council of the Federation of Korean Industries, the Advisory Council of Centre for European Reform-UK, Advisory Councils at the Wharton School of Business Administration and at Humboldt University in Berlin, and the Academies of Engineering Sciences in Sweden and Finland; Foreign Honorary Member of the American Academy of Arts & Sciences; Honorary Member of the Royal Academy of Engineering, UK

Erskine B. Bowles                 Age 61              Joined GM Board 2005

President, The University of North Carolina, 910 Raleigh Road, P.O. Box 2688, Chapel Hill, NC 27515, since January 2006; Chairman, Erskine Bowles & Co., LLC (2003-2005); Deputy Special Envoy for Tsunami Recovery, United Nations (2005); Senior Advisor, Carousel Capital, a private investment firm, since 2002

COMMITTEES — Directors and Corporate Governance, Public Policy

DIRECTORSHIPS — Cousins Properties Incorporated, Morgan Stanley, North Carolina Mutual Life Insurance Company

AFFILIATIONS — Member of the Boards of Chancellors of Columbia University Graduate School of Business and Juvenile Diabetes Research Foundation International

John H. Bryan                        Age 70              Joined GM Board 1993

Retired Chairman and Chief Executive Officer, Sara Lee Corporation, Chicago, Illinois, since 2001

COMMITTEES — Executive Compensation (Chair), Directors and Corporate Governance

DIRECTORSHIPS — The Goldman Sachs Group, Inc.

AFFILIATIONS — Member of The Business Council and the National Trust Council of the National Trust for Historic Preservation; Life Trustee of The Art Institute of Chicago, the University of Chicago, and Rush University Medical Center; Chairman of the Board of Millennium Park, Inc.

Armando M. Codina            Age 60              Joined GM Board 2002

President and Chief Executive Officer, Flagler Development Group, 2855 So. LeJeune Road, 4th Floor, Coral Gables, FL 33134, the commercial real estate subsidiary of Florida East Coast Industries, Inc., a holding company engaged in real estate and railroad businesses in Florida, since April 2006; Chairman and Chief Executive Officer, Codina Group, Inc., a full-service commercial real estate firm based in Coral Gables, Florida (1979-2006)

COMMITTEES — Executive Compensation, Investment Funds

DIRECTORSHIPS — AMR Corporation, Florida East Coast Industries, Merrill Lynch & Co., Inc.

AFFILIATIONS — Chairman Emeritus of the Board of Trustees of Florida International University

Erroll B. Davis, Jr.                 Age 61

Chancellor, University System of Georgia, the governing and management authority of public higher education in Georgia, 270 Washington Street SW, Atlanta, GA 30334, since 2006; Chairman, Alliant Energy Corporation (2000-2006), held offices of President and Chief Executive Officer (1998-2005)

DIRECTORSHIPS — BP p.l.c., PPG Industries, Inc., Union Pacific Corporation

AFFILIATIONS — Member of the Boards of Trustees of the University of Chicago and Carnegie Mellon University, and the Board of Directors of the United States Olympic Committee

George M.C. Fisher             Age 66              Joined GM Board 1996

Retired Chairman and Chief Executive Officer, Eastman Kodak Company, Rochester, New York, since 2001

COMMITTEES — Directors and Corporate Governance (Chair), Executive Compensation

DIRECTORSHIPS — Eli Lilly and Company

AFFILIATIONS — Member of the International Academy of Astronautics, the National Academy of Engineering, and the American Academy of Arts & Sciences; Senior Advisor for Kohlberg Kravis Roberts & Co.

Karen Katen                          Age 57              Joined GM Board 1997

Chairman, Pfizer Foundation, 235 East 42nd Street, New York, NY 10017, since 2006; Retired Vice Chairman, Pfizer Inc, New York, New York, and Retired President, Pfizer Human Health, since March 31, 2007; held offices of Vice Chairman, Pfizer Inc and President, Pfizer Human Health (2005-2007); President, Pfizer Global Pharmaceuticals and Executive Vice President, Pfizer Inc (2001-2005); President, Pfizer U.S. Pharmaceuticals Group (1995-2002)

COMMITTEES — Directors and Corporate Governance, Executive Compensation

DIRECTORSHIPS — Harris Corporation

AFFILIATIONS — Member of the Board of Directors of Catalyst, the Board of Directors of the National Alliance for Hispanic Health, the RAND Corporation’s Health Board of Advisors, and the Economic Club of New York’s Board of Trustees; Trustee of the University of Chicago and Council Member of the Graduate School of Business; Outgoing Chairman, U.S.-Japan Business Council

Kent Kresa                             Age 69              Joined GM Board 2003

Chairman Emeritus, Northrop Grumman Corporation, Los Angeles, California, since 2003; held offices of Chairman and Chief Executive Officer (1990-2003)

COMMITTEES — Investment Funds (Chair), Audit

DIRECTORSHIPS — Chairman, Avery Dennison Corporation; Fluor Corporation; MannKind Corporation

AFFILIATIONS — Chairman of the Board of Trustees of California Institute of Technology; Member of the Boards of Directors of the W.M. Keck Foundation, The Broad Foundation, and Performing Arts Center of Los Angeles County Foundation, the Board of Overseers of the Keck School of Medicine of the University of Southern California, the Board of Visitors of the UCLA Anderson School of Management, the Advisory Board of the Massachusetts Institute of Technology Lincoln Laboratory, and the Board of Trustees of the Haynes Foundation

Ellen J. Kullman                    Age 51              Joined GM Board 2004

Executive Vice President, DuPont Safety & Protection; DuPont Coatings & Color Technologies; Marketing & Sales; Safety and Sustainability, E.I. du Pont de Nemours and Company, 4417 Lancaster Pike, P.O. Box 80023, Wilmington, DE 19880, since June 2006; held offices of Group Vice President, Safety & Protection (2002-2006), and Group Vice President and General Manager (2000-2002)

COMMITTEES — Audit, Investment Funds

AFFILIATIONS — Member of the Board of Trustees of Tufts University, the Board of Overseers of the Tufts University School of Engineering, the Board of Directors of the National Safety Council, and The Committee of 200

Philip A. Laskawy                 Age 66              Joined GM Board 2003

Retired Chairman and Chief Executive Officer, Ernst & Young, New York, New York, since 2001

COMMITTEES — Audit (Chair), Investment Funds

DIRECTORSHIPS — Henry Schein, Inc., Loews Corporation, The Progressive Corporation

AFFILIATIONS — Chairman of the Trustees of the International Accounting Standards Committee Foundation

Kathryn V. Marinello           Age 50

President and Chief Executive Officer, Ceridian Corporation, an information services company in the human resource, retail, and transportation markets, 3311 E. Old Shakopee Road, Minneapolis, MN 55425, since 2006; President and Chief Executive Officer of divisions of General Electric Company, GE Fleet Services (2002-2006) and GE Insurance Solutions (1999-2002)

DIRECTORSHIPS — Ceridian Corporation

AFFILIATIONS — Member of The Business Roundtable

Eckhard Pfeiffer                    Age 65              Joined GM Board 1996

Retired President and Chief Executive Officer, Compaq Computer Corporation, Houston, Texas, since 1999

COMMITTEES — Audit, Investment Funds

AFFILIATIONS — Member of the Advisory Board of Deutsche Bank

G. Richard Wagoner, Jr.       Age 54              Joined GM Board 1998

Chairman and Chief Executive Officer, General Motors Corporation, since 2003; held offices of President and Chief Executive Officer (2000-2003); joined General Motors Corporation in 1977

DIRECTORSHIPS — GMAC LLC, a global financial services company

AFFILIATIONS — Member of The Business Council and The Business Roundtable, the Board of Directors of Catalyst, and the Boards of Trustees of Duke University and Detroit Country Day School

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHERS

      The beneficial ownership as of February 28, 2007, of Common Stock for each director, each Named Executive Officer, and all directors and officers as a group is shown in the following tables. Each of the individuals listed in the tables below owns less than 1 percent of the outstanding shares of Common Stock; all directors and officers as a group own approximately 1.3 percent of the outstanding shares. This information has been furnished to the Corporation by the persons named. None of the shares shown in the following tables as beneficially owned by directors and executive officers has been hedged or pledged as security for any obligation.

Directors

	Shares Beneficially Owned	Deferred Share Units (a)	Stock Options (b)
P. N. Barnevik	9,628	25,800	3,000
E. B. Bowles	1,000	8,517	0
J. H. Bryan	6,603	34,344	10,436
A. M. Codina	2,000	25,781	3,000
E. B. Davis, Jr. (c)	1,009	0	0
G. M.C. Fisher	4,752	27,693	7,606
K. Katen	6,000	33,034	8,141
K. Kresa	8,200	18,639	0
E. J. Kullman	1,000	9,898	0
P. A. Laskawy	2,000	17,093	0
K. V. Marinello	0	0	0
E. Pfeiffer	4,512	32,125	10,436

(a) Deferred Share Units — Represents the unit equivalents of Common Stock for retainer fees deferred into the Compensation Plan for Non-Employee Directors. For more information about this plan, please refer to the section on Director Compensation on pages 12-14.

(b) Number of shares that may be acquired through the exercise of stock options within 60 days of February 28, 2007. Directors no longer receive stock options; the last grant was in 2002.

(c) Shares purchased after February 28, 2007.

Named Executive Officers and
All Directors and Executive Officers as a Group

	Shares Beneficially Owned (a)	Deferred Share Units (b)	Stock Options (c)
G. L. Cowger	51,175	3,532	384,579
J. M. Devine	66,742	159,759	1,520,003
T. A. Gottschalk	68,049	47,494	645,336
F. A. Henderson	14,614	48,562	395,134
R. A. Lutz	27,715	206,413	920,003
G. R. Wagoner, Jr.	195,186	160,170	2,880,553
All Directors & Executive Officers as a Group (31 persons, including the foregoing)	630,975	1,015,067	8,792,421

(a) “Shares Beneficially Owned” may include shares credited under the S-SPP, a tax-qualified savings plan. This column excludes shares that are beneficially owned but are reflected under the “Deferred Share Units” column.

(b) “Deferred Share Units” include shares under the General Motors Benefit Equalization Plan for Salaried Employees (the “BEP”). The BEP is a non-qualified “excess benefits” plan that is exempt from ERISA and U.S. Internal Revenue Code (the “IRC”) limitations. Deferred units also include undelivered incentive awards and other awards that will vest upon the occurrence of certain events and that are subject to forfeiture under certain circumstances.

(c) Number of shares that may be acquired through the exercise of stock options within 60 days from February 28, 2007. Additional information regarding stock options is provided on page 26.

Certain Beneficial Owners

      The following table gives information about each entity known to GM to be the beneficial owner of more than 5 percent of Common Stock as of February 28, 2007, based on information filed with the SEC.

Name and Address	Number of Shares		Percent of Common Stock
Brandes Investment Partners, L.P. (1) 11988 El Camino Real, Suite 500 San Diego, CA 92130	50,663,040	(2)	9.0%
Capital Research and Management Company (3) 333 South Hope Street Los Angeles, CA 90071	42,592,480	(4)	7.5%
Southeastern Asset Management, Inc. (5) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	40,276,300	(6)	7.1%
State Street Bank and Trust Company (7) 225 Franklin Street Boston, MA 02110	83,920,507	(8)	14.8%

(1) As investment advisor. As reported in the Schedule 13G dated February 14, 2007 filed by Brandes Investment Partners, L.P., 50,663,040 shares are deemed to be beneficially owned by Charles H. Brandes, Glenn R. Carlson, and Jeffrey A. Busby, control persons of the investment advisor. Mr. Brandes disclaims any direct ownership of the shares reported in the Schedule 13G, except for an amount that is substantially less than 1 percent of the number of shares.

(2) Brandes Investment Partners, L.P. reports shared voting power over 40,093,622 shares and shared dispositive power over 50,663,040 shares.

(3) Sole dispositive power as investment advisor.

(4) Includes 688,340 shares issuable upon the assumed conversion of 1,933,000 shares of the 4.5% Convertible Preferred Series A and 269,640 shares issuable upon the assumed conversion of 700,000 shares of the 5.25% Convertible Series B Debentures due March 6, 2032. Capital Research and Management Company reports sole voting power over 18,029,490 shares and sole dispositive power over 42,592,480 shares.

(5) As investment advisor. As reported in the Schedule 13G dated February 6, 2007 filed by Southeastern Asset Management, Inc., Mr. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern Asset Management, Inc. could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of its voting securities. The existence of such control is expressly disclaimed in the Schedule 13G.

(6) Southeastern Asset Management reports sole voting power over 22,115,600 shares, sole dispositive power over 26,015,300 shares, and shared voting and dispositive power over 14,240,000 shares.

(7) Acting in various fiduciary capacities for various employee benefit plans.

(8) State Street Bank reports sole voting power over 20,208,945 shares, shared voting power over 63,711,562 shares, and shared dispositive power over 83,920,507 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      E. Stanley O’Neal, who resigned from the Board effective February 6, 2006, is the Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc., which together with various subsidiaries (collectively, “Merrill Lynch”) provided services including underwriting and investment banking to GM in 2006. The Board of Directors considered the relevant facts and circumstances regarding the relationship between GM and Merrill Lynch and concluded that based on GM’s long-standing practice of maintaining relationships with several major investment banks, the amount of fees paid in 2006 and in recent years by GM to Merrill Lynch in proportion to the revenues and expenses of each company during those periods, and Mr. O’Neal’s recusal from any decisions by GM regarding GM business with Merrill Lynch, there was no material relationship between Mr. O’Neal and GM. He therefore qualified as independent under the requirements of the NYSE in the judgment of the Board. The amount of fees paid by

GM to Merrill Lynch in 2006 and in prior years was substantially less than 2 percent of either company’s expenses or revenues.

      Douglas L. Henderson, brother of Vice Chairman and Chief Financial Officer Frederick A. Henderson, is employed by General Motors. Mr. D.L. Henderson earns less than $150,000 per year from the Corporation and his salary and benefits are comparable to those provided to other GM employees in similar positions.

      Executive officers of General Motors have, from time to time, received mortgage loans from GMAC LLC (“GMAC”), the successor to General Motors Acceptance Corporation, or its subsidiaries or acted as co-signers for loans made to family members. Those loans were made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other employees, retirees, and dealers of General Motors, which are substantially the same as those offered to unaffiliated customers.

      The Corporation’s policy on loans to directors and executive officers of the Corporation complies with Sarbanes-Oxley, which generally prohibits public companies from making personal loans to their directors and executive officers. This policy permitted GM’s former subsidiary, GMAC and its subsidiaries, to extend mortgage and auto loans to GM directors and executive officers on terms that are appropriate under Sarbanes-Oxley.

      The Legal Staff annually reviews the transactions of each director and executive officer to determine if there are any circumstances that would require disclosure as a related person transaction in GM’s public filings. In addition, the Directors and Corporate Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related person transactions and related issues.

Compensation Committee Interlocks and Insider Participation

      No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal year 2006.

Compensation Committee Report

      The Executive Compensation Committee has reviewed and discussed with GM management the following Compensation Discussion and Analysis (the “CD&A”) and, based on that review and discussion, has recommended to the Board of Directors that the CD&A be included in GM’s 2006 Annual Report on Form 10-K and in this proxy statement.

Executive Compensation Committee
John H. Bryan (Chair)
Armando M. Codina      George M.C. Fisher      Karen Katen

Compensation Discussion and Analysis

      GM is primarily engaged in the design, development, manufacturing, and marketing of automotive products worldwide. We employ 280,000 people around the world, manufacture vehicles in 33 countries, and sell vehicles in 149 countries. In 2006, we sold more than 9 million vehicles. Our industry continues to experience significant change and increasing complexity driven by intense global competition in both mature and emerging markets. During 2006, we focused on continuing the successful implementation of the GMNA Turnaround Plan. At the same time, we were executing our strategy to grow our business globally, especially in major emerging markets such as China, Brazil, and Russia. Finally, progress was made in globalizing key business functions including product development, manufacturing, powertrain, and purchasing.

      Despite our progress in making our business competitive globally, we continue to carry significant cost disadvantages for employee and retiree health care in the United States, a burden our foreign-owned competitors do not have as their governments cover a much greater amount of these costs. In our highly competitive business environment, we must ensure we are able to attract, retain, and motivate leaders who can successfully navigate the complexities of our industry and deliver business results for the benefit of our stockholders and other key stakeholders. Fair and competitive compensation programs are an important element in our ability to do this.

The Executive Compensation Committee

      The Executive Compensation Committee of the Board of Directors (the “Committee”) oversees the compensation and benefit programs for GM’s executives. The Committee determines the compensation of the

Senior Leadership Group (GM’s officers and key operating executives) individually, and of all other executives as a group. The Committee is responsible for helping to ensure that the Corporation’s compensation policies and practices support the successful recruitment, development, and retention of the executive talent that we need to achieve GM’s business objectives.

      Each year, the Committee reviews GM’s total executive compensation program with the help of its external compensation consultant. The review looks at evolving market practices and developments, external regulatory requirements, the competitive market for executive talent, and GM’s compensation philosophy. The corporate goals and objectives are a primary consideration in making compensation decisions for the CEO and the Senior Leadership Group. In addition, the Committee recognizes that historically, as is the case with most of our current Senior Leadership Group, GM’s senior executives have spent their careers at General Motors, as we generally promote executives from within the Corporation. The Committee makes changes to different elements of the compensation program if deemed appropriate to address evolving business objectives.

      Since 1989, the Committee has been composed entirely of independent directors, consistent with the current listing requirements of the NYSE. In 2006, the Committee was composed of John H. Bryan, Chairman; Armando M. Codina; George M.C. Fisher; and Karen Katen. The Committee operates under a written charter adopted by the Board of Directors, a copy of which may be found on GM’s Web site at http://investor.gm.com, under “Corporate Governance.”

      Committee meeting dates and times are set by the Corporate Secretary and coordinated with the meeting dates established for the Board. Future meeting agendas for the Committee are reviewed and agreed upon by the Committee in advance to make certain the right amount of time is allowed for all of the issues to be covered during the course of each year. Agendas are modified, if necessary, to include emerging executive compensation and benefit issues.

      During 2006, the Committee met seven times. Our CEO, G. R. Wagoner, Jr., participated in a portion of all of the meetings. The Executive Director of our Global Compensation and Corporate Governance group attended all meetings in his capacity as Secretary to the Committee. External advisors to the Committee from Mercer Human Resource Consulting and Davis Polk & Wardwell also participated in all meetings. During executive sessions, only Committee members were in attendance.

      External Advisors — The Committee has the authority under its charter to engage the services of outside advisors. In accordance with this authority, the Committee engages an outside executive compensation consulting firm, Mercer Human Resource Consulting, and independent outside counsel, Davis Polk & Wardwell, both of whom report directly to the Committee. All work performed by the external advisors is overseen by the Committee. In addition, GM’s Global Compensation group works with these external advisors to ensure that the information, analysis, and recommendations put forth to the Committee provide a thorough and objective basis for decision making and reflect internal equity considerations. Mercer Human Resource Consulting engages in discussions with Mr. Bryan, the Committee Chairman, and other Committee members without management present, as necessary throughout the year in order to further ensure there is an open dialogue between the consultants and the Committee.

      In addition to the work Mercer Human Resource Consulting performs for the Committee, GM utilizes various other products and services of the firm whenever Mercer is deemed to provide the best product or service to meet GM’s needs. This includes participation in compensation surveys conducted by Mercer for the broader group of GM employees in many countries around the world and use of Mercer’s international job evaluation product. GM’s compensation governance process requires that all purchases of compensation consulting services or products be approved by GM’s Global Compensation group. The Committee annually reviews services provided to GM by Mercer.

Role of Management in Compensation Decisions

      Our CEO, Mr. Wagoner, believes compensation plays an important role in aligning and motivating his executive team to achieve key corporate objectives, and so he plays an active role in ensuring our compensation plans are effectively designed. Mr. Wagoner relies extensively on the information and analysis provided for his consideration by the Vice President, Global Human Resources and the Executive Director of Global Compensation and Corporate Governance. In addition, Mr. Wagoner personally reviews the individual total compensation of his top 365 executives. He also provides input to the Committee regarding the compensation of the Named Executive Officers reporting to him. Beyond this, a broader group of GM executives participates in the administration of our compensation programs by developing individual pay recommendations for the executives reporting to them within the funding approved by the Committee. The Vice President, Global Human Resources and the Executive Director of Global Compensation and Corporate Governance oversee the administration of all executive compensation matters within the framework established by the Committee.

Compensation Philosophy

      GM’s overall executive compensation philosophy is to pay executives based on both the Corporation’s and the individual executive’s performance. This means that a large portion of each executive’s compensation is at risk and linked to accomplishing specific measurable results intended to create value for stockholders in both the short and long term. Our incentive pay plans are designed to reward executives based on overall business performance and profitability, stock price performance, and GM’s performance relative to peer companies and significant competitors. In this context, we provide a mix of short- and long-term cash and stock-based compensation opportunities to attract, retain, and motivate executives over time, while remaining sensitive to our business environment. We do not target a specific competitive position but rather consider the compensation that is earned by executives in similar positions, our business performance, and the challenges we are currently facing as we establish the target compensation for our executives each year. The Committee reviews our compensation philosophy as part of the review of the compensation strategy for the upcoming year. This was most recently done in August 2006 and no changes were made.

Assessing Compensation Competitiveness

      Part of the Committee’s responsibility is to ensure that a market analysis is performed each year. This is an important input to developing our executive compensation structures and understanding the competitiveness of the opportunities we provide. To support this, Mercer Human Resource Consulting prepares an executive compensation review that provides a comparison of the compensation levels of GM’s Named Executive Officers to the actual pay data of the Named Executive Officers in our 26-company peer group (discussed below). All elements of pay and their respective values, along with the relative proportion that each element comprises of total compensation are evaluated and summarized. The review also provides pay and performance validations based on key performance metrics compared to those of our peer group.

      We selected peer companies based on their size, scope, and complexity of operations, although GM is significantly larger and more complex than many of them. While we include Ford Motor Company (currently the only other domestic automotive manufacturer) in our peer group, we do not limit the group to our industry because compensation information is not available from many of our other major competitors. In addition, we believe it is important for us to understand the compensation practices for Named Executive Officers at other U.S.-based multinationals as the competitiveness of our compensation can impact our overall ability to attract and retain talent. Our peer companies remain relatively stable over time, and changes are made only when comparison to a company is no longer appropriate (e.g., bankruptcy filing, merger, etc.). The companies in our peer group for 2006 are listed below:

3M Company
Alcoa Incorporated
Altria Group Incorporated
AT&T
Boeing Company
Caterpillar Incorporated
Chevron Corporation
Citigroup Incorporated
Coca-Cola Company
Dow Chemical
E.I. du Pont de Nemours and Company
Eastman Kodak Company
Exxon Mobil Corporation	Ford Motor Company
General Electric Company
Hewlett-Packard Company
Honeywell International Incorporated
Intel Corporation
International Business Machines Corporation
Johnson & Johnson
Merck & Company
Motorola Incorporated
Pepsico Incorporated
Procter & Gamble Corporation
United Technologies Corporation
Verizon Communications Incorporated

      The 2006 Mercer review indicated that the 2005 total target compensation for GM’s Named Executive Officers as a group was about 15 percent below median. This shortfall was due to long-term incentive grants that are approximately 36 percent below median.

Components of Compensation

Overall Mix and Structure — In keeping with our compensation philosophy, we use a mix of base salary, short-term incentives, and long-term incentives in our executive compensation program. The allocation across the different elements is also consistent with our compensation philosophy in that Named Executive Officers have a large portion of their compensation opportunity at risk. Our CEO has the largest amount at risk. Employee benefits are also an important part of our compensation package and are discussed beginning on page 27. The target compensation mix for the Named Executive Officers at the beginning of 2006 was as follows:

		At-Risk Compensation
Position	Base Salary	Annual Incentive	Long-Term Incentives	Total
	%	%	%	%
G. R. Wagoner, Jr.	17	22	61	83
F. A. Henderson	23	24	53	77
R. A. Lutz	23	24	53	77
T. A. Gottschalk	28	25	47	72
G. L. Cowger	27	25	48	73
J. M. Devine*	32	34	34	68

*Mr. Devine did not receive an LTIP grant due to his planned retirement.

Base Salary — Each year, the Committee reviews the base salaries of the Named Executive Officers and determines whether adjustments are needed based upon market pay levels, the large scope and complexity of our positions, individual performance, and our leadership succession plans. In general, we believe that paying base salaries that are at the high end of market pay levels is the most appropriate approach to help retain executives throughout the business cycle as actual total compensation received can be much lower than competitive levels. Base salary adjustments are generally not made every year.

      The base salary of our CEO, G. R. Wagoner, Jr., was $2.2 million at the beginning of 2006. Mr. Wagoner has not received a base salary increase for over four years.

      The Vice Chairmen, F. A. Henderson, R. A. Lutz, and J. M. Devine, had base salaries of $1.55 million at the beginning of 2006. This salary was established for Messrs. Lutz and Devine in January 2003 and for Mr. Henderson at the time he was promoted to the position of Vice Chairman and Chief Financial Officer on January 1, 2006. The base salary for the Executive Vice President, Law & Public Policy, T. A. Gottschalk, was $1.0 million at the beginning of 2006. The base salary for the Group Vice President, Global Manufacturing and Labor Relations, G. L. Cowger, was increased to $900,000 on November 1, 2006; it had been 33 months since his last base salary increase.

      Effective March 1, 2006, Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine voluntarily reduced their salaries in support of the GMNA Turnaround Plan. The Committee considered that salary reductions among top leaders are unusual and the magnitude of the reductions for GM’s Named Executive Officers would substantially exceed the few reductions that had taken place at other companies. However, the Committee supported their voluntary actions. Mr. Wagoner reduced his salary by 50 percent to $1,100,000; Messrs. Henderson, Lutz, and Devine by 30 percent to $1,085,000; and Mr. Gottschalk by 10 percent to $900,000.

      Messrs. Wagoner, Henderson, and Lutz recently reviewed this matter and, in support of the continued GMNA Turnaround Plan, again decided that beginning March 1, 2007, they will continue voluntary salary reductions. The Committee agreed with this approach. Mr. Wagoner’s salary will be $1.65 million, 25 percent less than his January 1, 2006 base salary of $2.2 million. The salaries of Messrs. Henderson and Lutz will be $1.318 million, 15 percent less than their January 1, 2006 base salaries of $1.55 million.

Annual Incentive Plan — The General Motors 2002 Annual Incentive Plan (the “AIP”) is a cash-based, pay-for-performance annual incentive plan designed to focus our executives on the most critical shorter-term metrics each year. The Committee reviews the AIP metrics annually to ensure that those that will most improve the value of our company in the short term are used. In addition, the Committee establishes the target performance level for each metric as well as the minimum performance level that must be achieved before any award is paid for performance on that metric. When establishing the performance and payout ranges for each metric, the Committee assesses the degree of performance necessary to achieve them. The Committee reviews both past and projected performance levels, and external marketplace conditions such as the economic outlook and projected industry volumes. The

Committee may determine that it is appropriate to adjust performance targets during the performance period to reflect the impact of unplanned or extraordinary events in order to preserve the “incentive” integrity of the plan, ensuring that executives are rewarded for the business performance they helped to achieve.

      The Committee believes that setting aggressive performance targets is important to drive improved business performance and ensure AIP payouts continue to be at-risk compensation. Since adopting the current AIP design in 1999, aggressive target setting has resulted in two zero payout years, three below-target payout years, one at-target payout year, and two above-target payout years.

      For 2006, the Committee determined that a combination of both global and regional metrics was most appropriate to emphasize the importance and impact of the collective efforts of all GM executives as well as the importance of regional performance. We used adjusted net income and operating cash flow as our global metrics because we believe all executives need to focus on our performance in these areas in order to implement the GMNA Turnaround Plan and continue to grow our business around the globe. We used market share, external quality measures, and warranty as our regional automotive metrics because we believe our progress in these areas is critical for our long-term success. We used return on economic capital, penetration of GM global retail sales, and global insurance product penetration for the GMAC portion of our business.

      Overall funding for performance on the corporate financial measures may also be adjusted upward or downward based on GM’s absolute and relative performance against six of our most significant automotive competitors in areas such as global and regional measures of market share, quality, and productivity.

      The Committee develops an individual AIP award target for each Named Executive Officer. We believe that award targets should provide annual cash compensation opportunities between the median and top of the third quartile of the compensation paid at peer companies for executives in similar positions. The target annual incentive award can only be realized if target levels of performance are achieved. In years when business performance falls below targeted levels, executives receive compensation below competitive annual incentive levels. In years when corporate performance meets or exceeds targets, executives can receive awards at targeted levels or above. As noted above, this approach has resulted in two zero-payout years and three below-target payout years since 1999. We believe this approach encourages executives to strive for superior results every year for both the Corporation and its stockholders.

      GM’s overall performance for 2006 generated an annual incentive fund that was above threshold but below target. Following discussions with management, the Committee decided that no 2006 annual incentive awards would be paid to Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Cowger. In line with the terms of Mr. Devine’s retirement agreement previously disclosed, he received a cash payment prorated for time worked.

      The Named Executive Officers, except for Mr. Devine, received Restricted Stock Unit (“RSU”) grants instead of any cash incentive payment in recognition of the significant progress made in 2006 and the importance of continuing this progress going forward. The grants will support both of these objectives, as the ultimate value of the RSUs will depend on continued progress in our business performance over the next few years. The grants will vest ratably over five years for Messrs. Wagoner, Henderson, and Lutz and over three years for Messrs. Gottschalk and Cowger. The size of each Named Executive Officer’s grant considered factors such as the cash incentive award not paid, the length of the vesting schedule and the variability and risk inherent in the nature of the award, and competitive compensation factors. Because of limitations on the number of shares of Common Stock available in our 2002 Stock Incentive Plan, Messrs. Gottschalk and Cowger received grants of restricted stock units which will be settled in cash (“CRSUs”). The grant levels for the Named Executive Officers were as follows: Mr. Wagoner — 95,000 RSUs; Messrs. Henderson and Lutz — 60,000 RSUs; Mr. Gottschalk — 27,000 CRSUs; Mr. Cowger — 24,700 CRSUs.

Long-Term Incentives — The Named Executive Officers are eligible to participate in GM’s three long-term incentive programs: the 2002 Stock Incentive Plan (the “SIP”) under which stock options and RSUs may be granted, the General Motors 2002 Long-Term Incentive Plan (the “LTIP”), and the 2006 Cash-Based Restricted Stock Unit Plan. All long-term incentives are based on Common Stock, creating a direct link with stockholders’ interests.

      Each year, the Committee considers both the overall target compensation opportunity to be provided by long-term incentives and how that opportunity should be allocated across the different types of incentives. As part of this review, the Committee considers market practices, individual performance, retention considerations, succession plans, and any other significant factors such as the business environment, employee relations concerns, and public perception.

      The Committee has taken several actions with regard to GM’s long-term incentives to help manage our dilution (the number of stock options granted and outstanding as a percentage of common shares outstanding). Our dilution level is largely due to our stock price performance which has resulted in a majority of outstanding options being underwater and thus, not economic to exercise. So, while the Committee prefers to have any long-term incentives settled in stock, beginning in 2005, we determined that any final awards under the LTIP should be paid in cash until GM’s dilution is reduced. In addition, in 2006 the Committee approved the use of CRSUs to further manage GM’s dilution. The Committee also eliminated stock options for the broader executive population and replaced them with CRSUs to retain the link to stockholders’ interests. We also reduced the size of the grants for those executives continuing to receive them. For additional discussion of our dilution, please refer to the management proposal for the approval of our 2007 Long-Term Incentive Plan on page 50.

      The Committee believes the allocation across the different long-term incentive vehicles needs to be determined each year based on relevant considerations at the time. As such, the Committee prefers not to adhere to a fixed allocation as that can result in grants that do not appear to be consistent with overall business performance or conditions.

      For 2006, the Committee decided the long-term incentive compensation opportunity for the Named Executive Officers would continue to be provided through stock options and the LTIP (described below). The total target 2006 long-term incentive compensation opportunity ranges from approximately 50 percent stock options and 50 percent LTIP for the CEO to a mix of about 40 percent stock options and 60 percent LTIP for the other Named Executive Officers.

Stock Options — Stock options are granted to encourage executives’ continued focus on the importance of improving stock price performance and increasing stockholder value over the long term. This long-term focus is especially important in our industry where the impacts of many of our business decisions are not realized until many years later, for example in the areas of energy diversity or alternative propulsion solutions. For this reason, our options have a ten-year term. We also grant stock options because they are generally considered to be part of a competitive compensation package for senior executives.

      The Committee approves an annual option grant each year. The grant date is either the same date as the Committee approves the grant or a specific date after the date the Committee acts. The Committee does not grant equity compensation awards or options in anticipation of the release of material non-public information and does not time the release of such information based on equity award grant dates. The Committee also allows up to three more quarterly grants each year for any new hires, if needed. Quarterly grant dates are the first business day following the fiscal quarter-end. The Committee may approve additional grant dates for executive new hires, if needed. The Committee has never approved a stock option grant with a grant date prior to that of their approval.

      The grant price for all option grants, as provided by the current plan, is the average of the high and low stock price on the date of the grant. The Committee has never approved an option grant price with a price different from that of the average of the high and low stock price on the date of the grant, consistent with the SIP provisions. We have a clawback provision for our stock options which generally requires that an executive who exercises an option remain employed by GM for 12 months following the date of exercise (unless employment is terminated by death or retirement) or the gain from the option exercise must be repaid to the Corporation. The required period of employment following exercise is six months for outstanding options granted prior to 2002.

      For 2006, the Committee determined that stock option grant levels would not be adjusted for Messrs. Wagoner, Lutz, and Cowger to compensate for the decline in stock price. Mr. Henderson’s grant was increased from the 2005 grant level in recognition of his promotion on January 1, 2006. The Committee believes this approach balances the upside potential of stock options with the Named Executive Officers’ personal financial participation in the GMNA Turnaround Plan.

Long-Term Incentive Plan — Beginning in 1999, the LTIP has focused on the Total Shareholder Return (“TSR”) performance ranking of Common Stock compared to that of other stocks in the S&P 500 Composite Stock Price Index (the “S&P 500 Index”) over a three-year period. This is called the Stock Performance Program (the “SPP”). The three-year period covers three consecutive calendar years. As there is no automotive index, per se, we use the S&P 500 Index as the point of comparison because it has a broad representation of companies, and provides a representation of general economic and market conditions.

      Payouts under the LTIP are based on GM’s TSR ranking compared to other companies. If GM ranks in the lowest 25 percent of the companies in the S&P 500 Index, there is no payout. If our ranking is between 25 percent and 49 percent of companies, the payout level would be 50 percent of target. A ranking within the top 10 percent of companies would yield the maximum payout of 200 percent of target. Between the target and maximum, payout percentages are related to the ranking position. Payouts since the LTIP’s inception have been mixed, with one grant paid at target, one grant paid below target, and four grants with no payouts.

      LTIP grants are made annually to the Named Executive Officers and all other senior executives. Grants are expressed as shares of stock so the value of the grant is impacted by the change in GM’s stock price over the performance period.

      If GM’s TSR performance compared to the S&P 500 Index is sufficient to generate a payout, individual awards are based on the percentile TSR achieved and the original grant level. Any payouts include dividend equivalents for the performance period paid on the number of shares ultimately earned. No dividends are paid during the performance period. Beginning with grants made in 2005, any final awards are paid in cash.

      For the 2006-2008 performance period, the Committee determined that LTIP grants continue to be an effective long-term incentive for the Named Executive Officers and retained the current plan design because it rewards executives for GM’s sustained positive stock price performance, an important metric to our stockholders. In addition, the Committee decided that the target value of individual grants for the Named Executive Officers would not be increased (except for Mr. Henderson who was promoted after the 2005 grant).

      GM’s TSR ranking for the 2004-2006 period was below the minimum threshold and generated no payouts for the plan covering that period.

      As noted above, the Committee supports the overall design of the LTIP but believes some changes are needed to increase the retentive value of the Plan. Beginning with the 2007-2009 Plan, each LTIP grant may be earned in four discrete installments based on the results of three one-year TSR rankings and one three-year TSR ranking. Each installment, if earned, will be “banked” as share equivalents and, at the end of the three-year performance period, the value of the number of share equivalents banked (plus dividend equivalents) will be paid in cash.

Deferred Compensation Plan — We implemented the General Motors Deferred Compensation Plan for Executive Employees (the “DCP”) in 1998 after a review of competitive market practices indicated that the use of this type of plan was increasing among our peer companies. The study showed that having a deferral plan was needed to provide competitive compensation. GM’s plan allows for the deferral of AIP payouts or LTIP payouts. Our plan does not provide for the payment of interest based on above-market rates. There were no deferrals in 2006.

Summary — We believe our compensation approach is balanced and in line with our business performance and the business environment in which we operate. In recognition of our highly competitive environment, and the status of GM’s turnaround activities, Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine voluntarily reduced their salaries in 2006, and salary reductions will continue for Messrs. Wagoner, Henderson, and Lutz in 2007. Annual incentive performance goals for 2006 were achieved at above threshold levels. However, we did not pay annual incentive awards to the Named Executive Officers, except for Mr. Devine whose award was paid in accordance with the terms of his retirement agreement. The other Named Executive Officers received stock or stock-based grants whose ultimate value depends on our continued success. Finally, the Named Executive Officers did not receive any payouts from any long-term incentive plans and no stock options were exercised.

Benefits

      As part of our overall compensation package, GM offers benefits to all employees. These benefits are comparable to those offered by other similar employers, and include medical and disability benefits, life insurance, retirement benefits, and matching contributions to a qualified savings plan. GM also provides competitive vacation, leaves of absence, and other customary employee policies which are available to the Named Executive Officers on the same basis as for other employees. A limited number of additional benefits are provided for executives as part of the total compensation package because we believe that it is customary to provide these benefits or otherwise in our interest to do so. The compensation associated with these programs is included in “All Other Compensation” on page 32.

Employee Savings Plans — The Corporation maintains two savings plans for executive employees. The S-SPP is a tax-qualified plan that is generally available to all salaried employees in the U.S. and provides that participants may contribute up to 50 percent of eligible salary, subject to maximum limits established by the IRC. The Corporation has in the past provided a matching contribution up to a certain percent of the employees’ pay. In February 2006, this matching contribution was suspended through the remainder of the 2006 fiscal year and reinstated on January 1, 2007. Shares of Common Stock held under the S-SPP by Named Executive Officers are discussed in the “Security Ownership of Directors, Named Executive Officers, and Certain Others” section on page 19 and any corporate matching contributions are reported as “All Other Compensation” on page 32.

      The BEP is a non-qualified “excess benefits” plan that is exempt from ERISA and IRC limitations and provides executives with the full GM matching contribution to cover amounts in excess of IRC limitations. Since matching contributions to the S-SPP were suspended during 2006, no corporate contributions were made to BEP accounts except for contributions related to post-retirement health care for executives hired on or after January 1, 1993. Amounts credited under the BEP are maintained in share units of Common Stock. Shares of Common Stock held by Named Executive Officers in the BEP are also disclosed on page 19 and any corporate matching contributions are reported as “All Other Compensation.” Account balances for the Named Executive Officers are discussed in the “2006 Non-Qualified Deferred Compensation” table on page 41.

U.S. Retirement Plans — In keeping with our strategy to retain key talent, the Corporation provides retirement plans whose value is based on both compensation and continued service. In 2006, all of the Named Executive Officers participated in both a tax-qualified defined benefit pension plan, the General Motors Retirement Program for Salaried Employees (the “SRP”), and in a non-tax-qualified plan, the General Motors Supplemental Executive Retirement Plan (the “SERP”). In early 2006, as part of an intense effort to reduce costs and support the GMNA Turnaround Plan, the Corporation announced that the benefits accumulated under U.S. pension plans in place at that time would be frozen effective December 31, 2006, and new lower-cost pension plan formulas for U.S. executive and salaried employees would become effective for service on or after January 1, 2007. These plans and resulting benefit amounts for the Named Executive Officers are described in “Retirement Programs Applicable to Executive Officers” and the associated pension benefits table beginning on page 37.

Corporate Aircraft — With the approval of the Chairman and CEO, the Corporation’s aircraft may be used by members of the Senior Leadership Group for business purposes. This provides for a more efficient use of their time given the greater possibility of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive GM business issues may be discussed and enhances personal safety. A spouse may accompany the executive on the aircraft when the executive is traveling for business purposes and imputed income is assessed to the executive with taxes thereon reimbursed by the Corporation if the spouse’s participation is required for business purposes. The Executive Compensation Committee annually reviews all corporate aircraft usage by the Named Executive Officers. As part of a comprehensive security study, certain Named Executive Officers are encouraged to use the corporate aircraft for personal travel. Personal use of company aircraft is discussed on page 33.

Security Systems and Services — As part of the Corporation’s comprehensive security study, residential security systems and services have been implemented for Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine.

Executive Company Vehicle Program — The Corporation maintains a program that provides all executives, including the Named Executive Officers, with a GM vehicle of their choice. This program is not mandatory. Executives electing to participate in the program are asked to evaluate the vehicles they drive, thus providing feedback about our products. Participants are required to pay a monthly administration fee of $150 and are charged with imputed income based on the value of the vehicle they choose to drive. Executives are reimbursed for taxes on this income, subject to a maximum vehicle value. Beyond this maximum amount, taxes assessed on imputed income are the responsibility of the executive. In addition, participants are also required to purchase or lease at least one GM vehicle every four years.

Supplemental Life Benefits Program — The Corporation provides a supplemental life benefit for actively employed and retired executives. This cash benefit is paid upon the death of an active executive and provides three times annual base salary for executives appointed prior to January 1, 1989, and two times annual base salary for executives appointed on January 1, 1989, or later. Coverage continues in retirement if salaried retirement program benefits are payable on an unreduced-for-age basis, at three times annual base salary for executives appointed prior to January 1, 1989, and one times annual base salary for executives appointed on January 1, 1989, or later. No income is imputed to the executive; however, the benefit is taxable as ordinary income to survivors when paid. We have computed the incremental cost to the Corporation for this program by reference to the Internal Revenue

Service (the “IRS”) Table 1 for insurance premiums at comparable coverage limits based on each executive’s age. In addition, the Corporation maintains split-dollar insurance benefits for Messrs. Wagoner and Devine.

Executive Health Evaluation — The Corporation provides a routine medical exam for all U.S. executives which we believe is in the best interests of the organization in that executives are able to contribute to their maximum potential, and unanticipated medical concerns are minimized by early detection and prevention.

Financial Counseling — The Corporation provides a taxable allowance to all senior U.S. executives for financial counseling and estate planning services. This program does not include tax preparation services.

GM Matching Contributions Program — All active GM employees in the U.S. may participate in a matching contributions program to accredited four-year colleges, universities, and community colleges in which all eligible contributions are matched on a dollar-for-dollar basis up to $5,000 annually. Any matching contributions made by the Corporation on behalf of the Named Executive Officers are included in “All Other Compensation” on page 32.

Employment Agreements

      We believe that continuity in our Senior Leadership Group is in the best interests of the Corporation and our stockholders. However, we do not enter into employment agreements with executives except as required, for example, in the cases of a mid- or-late career external executive hire or a specific retention concern. Consistent with this philosophy, we do not have any employment agreements with Messrs. Wagoner, Henderson, or Cowger that provide them with special compensation arrangements. Employment arrangements with Messrs. Gottschalk, Lutz, and Devine are discussed on page 44.

      We also require each Named Executive Officer to sign a GM standard non-competition agreement whenever he receives a base salary increase. The agreement contains a promise to refrain from working for a competitor for two years after leaving the Corporation.

Other Compensation Policies

Executive Officer Severance Policy — General Motors executive officers are generally at-will employees who serve at the discretion of the Board. GM does not generally enter into severance agreements, and any such existing arrangements for Named Executive Officers are limited to those disclosed in this proxy statement. In early 2005, GM adopted a policy applicable to executive officers requiring stockholder approval of any severance benefits if: (i) the executive’s employment was terminated prior to retirement; and (ii) the present value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and target bonus. Certain types of compensation, including payments based on accrued qualified and non-qualified deferred compensation, retirement, or savings plans; payments of accrued salary, bonus, or performance award amounts; or benefits paid under plans in which other employees participate, are not deemed severance benefits under the policy. If the Board determines because of time constraints or other reasons that it would be in the best interests of stockholders, the Corporation may enter into a severance agreement with an executive officer that exceeds these limits before stockholder approval can be obtained. Under those circumstances, however, no benefits in excess of this limit may be paid unless and until GM stockholders approve the severance agreement. For information about obtaining a more detailed description of the policy see “Communicating with GM” on page 4.

Recoupment Policy on Unearned Incentive Compensation — In October 2006, the GM Board adopted and announced a policy regarding the recoupment of unearned compensation, applicable to incentive compensation paid to executive officers after January 1, 2007 and unvested portions of awards previously granted, in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct. In line with this, the Committee charter was modified to reflect the new policy and the revised charter and policy were published on GM’s Web site. In addition, we added provisions to all executive incentive and deferred compensation plans to reference Board policies impacting compensation and will require the compensation of all executives covered by this policy to be subject to this recoupment clause.

Stock Ownership Guidelines — The Corporation has established stock ownership guidelines for the Named Executive Officers. The guidelines require senior executives to own significant amounts of Common Stock so that their financial interests are linked to those of GM stockholders. Compliance is measured by reference to a three-year average stock price in order to take into consideration the volatility of the stock market and the long-term holding requirement. Executives are provided an appropriate amount of time to meet the guidelines following appointment. In addition, the Corporation exercises some discretion in enforcing the guideline when the accumulation of Common Stock is affected by the price of Common Stock, the lack of compensation plan payouts, or modifications to benefit plans.

Position	Guideline
Chairman and CEO	7 times base salary
Vice Chairman	5 times base salary
Executive Vice President	4 times base salary
Group Vice President	3 times base salary

Securities Trading — Named Executive Officers are covered by GM’s insider securities trading policy which, in some cases, goes beyond the minimum requirements of the law to avoid any appearance of impropriety to protect both the Corporation’s reputation and that of its employees. Under this policy, Named Executive Officers not in possession of material non-public information may generally buy or sell GM securities only during specified “window” periods, but even during such windows, specific approval is required by GM’s Legal Staff. Named Executive Officers in possession of material non-public information that becomes known to the investing public, may buy or sell GM securities beginning two days after the date such information has been publicly released.

      The GM securities trading policy allows previously established regularly scheduled purchases to continue within the S-SPP, the GM Dividend and Cash Investment Plan, or any DCP, even if a Named Executive Officer is in possession of material non-public information, since the timing of the purchases is not controlled by the executive. However, with these company-sponsored investment plans, executives may not initiate or increase purchases of a relevant GM security or make transfers into or from the relevant GM security while in possession of material non-public information relating to that security. Executives may exercise a stock option for cash or stock while in possession of material non-public information, since no public sale of stock is involved and the option exercise price was pre-established. However, “cashless” stock option exercises are not allowed while an executive is in possession of material non-public information since this type of exercise involves a sale of Common Stock. The Insider Trading Policy, available on the Corporation’s Web site at http://investor.gm.com, under “Corporate Governance,” further outlines restrictions on trading.

      GM’s securities trading policy for executive officers prohibits any pledging or hedging of Common Stock. No Named Executive Officers pledged or hedged any of their Common Stock during 2006.

Compensation Deductibility Policy

      In 2002, GM stockholders approved an incentive compensation program effective until May 31, 2007, which includes provisions allowing the Corporation to comply with regulations under Section 162(m) of the IRC. As a result, the Corporation is able to take a tax deduction for performance-based compensation in excess of $1 million per taxable year paid to the CEO and each of the next four most highly compensated officers of the Corporation. The IRC does not permit companies to take a tax deduction for compensation paid in excess of $1 million unless it is performance based. While we make every effort to ensure we will be able to deduct the compensation we pay, if compliance with Section 162(m) conflicts with the Corporation’s compensation philosophy, or what we believe to be in the best interests of the Corporation and our stockholders, we may conclude that paying non-deductible compensation is appropriate in certain circumstances. In reaching such a conclusion in any specific situation, we would carefully factor into our decision making the estimated cost to the Corporation of any forgone deduction. For 2006, any incentive payments made were qualified under Section 162(m).

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)(8)	Option Awards (4)(8)	Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value & NQ Deferred Comp (6)	All Other Compen- sation (7)	TOTAL(8)
		$	$	$	$	$	$	$	$
G. R. Wagoner, Jr. Chairman & CEO	2006	1,283,333	0	3,574,594	3,095,560	0	1,468,100	769,566	10,191,153
F. A. Henderson Vice Chairman and Chief Financial Officer	2006	1,162,500	0	1,991,885	860,671	0	754,200	423,582	5,192,838
R. A. Lutz Vice Chairman, Global Product Development	2006	1,162,500	0	1,787,304	1,138,960	0	3,909,600	445,679	8,444,043
T. A. Gottschalk Executive Vice President, Law & Public Policy	2006	916,667	0	893,660	512,532	0	420,000	504,562	3,247,421
G. L. Cowger Group Vice President, Global Manufacturing & Labor Relations	2006	858,335	0	921,592	386,945	0	673,400	61,048	2,901,320
J. M. Devine Vice Chairman (Retired)	2006	529,583	0	2,006,528	1,579,504	455,000	—	682,159	5,252,774

(1) As discussed on page 24, Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine voluntarily reduced their base salaries on March 1, 2006, as part of a significant cost reduction strategy in support of the GMNA Turnaround Plan announced in February 2006. These salaries remained at the reduced amounts throughout the remainder of 2006. Beginning March 1, 2007, salaries continue to be reduced from 2006 levels as follows: Mr. Wagoner, $1,650,000, 25 percent less than his January 1, 2006 salary; Mr. Henderson, $1,318,000, 15 percent less than his January 1, 2006 salary; and Mr. Lutz, $1,318,000, 15 percent less than his January 1, 2006 salary. Mr. Gottschalk elected to retire from the Corporation on April 1, 2007.

(2) The Named Executive Officers are not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. Amounts described in prior years as “Bonus” under the AIP that are based on annual performance measured against pre-established targets are now reported under the column entitled “Non-Equity Incentive Plan Compensation.”

(3) These amounts reflect target long-term incentive awards granted to Named Executive Officers for the performance periods 2005-2007 and 2006-2008 under the LTIP. The dollar amounts reported here reflect the expense recognized for financial reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for all outstanding stock awards and thus include amounts relating to awards granted in and prior to 2006. We describe the valuation assumptions used in measuring the expense in Note 24, the “Stock Incentive Plans” to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006, included in the 2006 GM Annual Report on Form 10-K filed with the SEC on March 15, 2007. The number of target shares for the 2006-2008 SPP is also shown in the “2006 Grants of Plan-Based Awards” table on page 34 at the fair value of $24.81 on the date of grant, February 23, 2006. If the minimum or threshold performance level is met or exceeded the percentage of the target award that will eventually be paid to participants will depend on the Corporation’s TSR ranking relative to other companies in the S&P 500 Index over the three-year period as described in the CD&A beginning on page 21. It is important to note that if the minimum performance level is not met, no awards will be paid.

(4) Amounts shown here reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) in respect of outstanding awards under the SIP including expenses relating to awards granted in and prior to 2006. We describe the valuation assumptions used in measuring the expense in Note 24 “Stock Incentive Plans” to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006, of the 2006 GM Annual Report filed on Form 10-K with the SEC on March 15, 2007. We describe the grant date fair value of option awards granted in 2006 to the Named Executive Officers in the “2006 Grants of Plan-Based Awards” table on page 34 and in Note 24 of the 2006 GM Annual Report on Form 10-K filed with the SEC on March 15, 2007.

(5) Amounts reported are payments under the AIP based on annual performance measured against pre-established targets whose outcome is uncertain at the time the awards are communicated to the Named Executive Officers. Following discussions with management, it was mutually determined that, while AIP targets had been met at above threshold levels, no 2006 cash incentive awards would be paid to the Named Executive Officers who are employees of the Corporation. Since Mr. Devine terminated employment with the Corporation during the fiscal year, he received a payout representing the pro rata portion of his AIP, which was earned under the Plan consistent with the terms of his retirement agreement.

(6) These amounts represent the actuarial increase in the present value of the executive’s accrued pension benefit resulting from additional amounts of credited service and executive and Corporation contributions to the plan as of December 31, 2006, as described in the pension benefits table on page 39. Values are based on discount and mortality rate assumptions used in FAS 87 disclosures contained in GM financial statements for the fiscal year ended December 31, 2006. Since the Corporation does not credit interest at above-market rates to DCP accounts, no interest amounts are included in these totals.

(7) These amounts include dividend equivalents paid quarterly in cash on undelivered restricted stock units, foreign service premiums and allowances, and the cost to the Corporation of providing welfare benefits and personal benefits to the Named Executive Officers as described in the supplemental table below. In support of the GMNA Turnaround Plan discussed above, the Corporation suspended all matching contributions to employee savings plans in February 2006. Matching contributions were reinstated effective January 1, 2007.

(8) This “Total” includes incentive grants of potential stock and option awards made to the executive during the year which may not yield a future payout if performance criteria are not achieved and the incremental increase in the annual value of future pension benefits based on additional years of compensation and service, which may not be realized.

2006 All Other Compensation Table

      Totals for amounts reported as “All Other Compensation” in the preceding “Summary Compensation Table” are described below:

	G. R. Wagoner, Jr.	F. A. Henderson	R. A. Lutz	T. A. Gottschalk	G. L. Cowger	J. M. Devine
Personal Benefits (1)	361,058	247,281	269,332	420,225	19,868	207,026
Life Insurance and Death Benefits (2)	247,907	13,230	76,632	28,512	21,156	299,615
Dividend Equivalents	146,710	91,984	75,000	40,000	9,730	170,200
Foreign Service Related Income	—	55,967	—	—	—	—
Other Benefits (3)	13,891	15,120	24,715	15,825	10,294	5,318

Total All Other Compensation	769,566	423,582	445,679	504,562	61,048	682,159

(1) See the following “Personal Benefits” table for additional information.

(2) Includes Supplemental Life Benefits Program which provides a cash benefit paid upon the death of an active executive at three times annual salary for executives appointed prior to January 1, 1989, and two times annual salary for executives appointed on January 1, 1989 or later. Coverage may be continued in retirement at three times annual salary and one times annual base salary, respectively. No income is imputed to the executive, and the benefit is taxable as ordinary income to survivors when paid. The associated incremental cost reflects amounts contained in IRS Table 1 for insurance premiums at comparable coverage limits based on the executive’s age. Also includes costs to the Corporation in providing split-dollar life insurance policies for Messrs. Wagoner and Devine. The benefit includes only the stated face amount of the insurance coverage; however, policy assets are used after specified times to support the premium cost of continued coverage, and the Corporation receives a refund of its premiums from the proceeds of the policy upon the executive’s death.

(3) Includes (A) employer contributions to tax-qualified and non-qualified defined contribution and excess benefit plans; (B) cost of premiums for providing Personal Umbrella Liability Insurance; (C) corporate matching contributions to colleges, universities, and community colleges; and (D) payments made on the executives’ behalf by the Corporation for the payment of taxes related to executive program vehicles, foreign service income, and spousal accompaniment on business travel. Amounts for each of these items did not exceed $10,000 for fiscal year 2006 and are therefore aggregated and reported here.

Personal Benefits

      Amounts shown below for personal benefits include the incremental costs for personal use of company aircraft, executive security services and systems, the executive company vehicle program, executive health evaluations, and financial counseling. Where these amounts exceed the reporting threshold of the greater of $25,000 or 10 percent of total personal benefits, they are further quantified below. Mr. Henderson’s executive vehicle program costs include personal vehicles in both Michigan and Florida. Items that did not exceed the reporting guideline are aggregated and reported as “Other.”

	G. R. Wagoner, Jr.	F. A. Henderson	R. A. Lutz	T. A. Gottschalk	G. L. Cowger	J. M. Devine
Aircraft Expense (1)	51,941	79,923	214,159	254,133	—	114,479
Security (2)	284,523	138,160	36,646	149,988	—	80,637
Other (3)	24,594	29,198	18,527	16,104	19,868	11,910

Total	361,058	247,281	269,332	420,225	19,868	207,026

(1) As a result of the recommendations by an independent third-party security study, the Board of Directors encourages Messrs. Wagoner, Henderson, Lutz, and Gottschalk to use corporate aircraft for personal as well as business travel. A spouse may accompany the executive on company business, and imputed income is assessed to the executive with taxes thereon reimbursed by the Corporation if the spouse’s attendance is also required for business purposes. Personal use of the Corporation aircraft reported here is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct out of pocket expenses; landing, parking, and hangar storage expenses; crew travel expenses; flight expenses associated with portions of a flight with no passengers; catering expenses; any customs, foreign permit, and similar fees; and security costs to secure the aircraft while on the ground. The Executive Compensation Committee annually reviews all corporate aircraft usage by the Named Executive Officers.

(2) As part of the comprehensive security study noted above, residential security systems and services are maintained for Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine, and chauffeured vehicles are available for business-related functions. The associated cost includes the actual costs of installation and monitoring of security systems and allocation of staffing expenses for personal protection.

(3) Includes the incremental cost to maintain the executive company vehicle program fleet which is allocated to each executive and includes lost sales opportunity, if any; fuel, maintenance, and repair costs; licensing and registration fees; and use taxes. Also included are the cost of medical services incurred by the Corporation in providing executive health evaluations; and costs for financial counseling and estate planning services with one of several approved providers.

2006 GRANTS OF PLAN-BASED AWARDS

      As described beginning on page 24, GM provides several incentive award opportunities to executives, designed to reward both short-term and long-term business performance, and create a close alignment between incentive compensation and stockholders’ interests. The following table provides information on non-equity incentive plan awards, stock performance units, and stock options granted in 2006 to each of our Named Executive Officers. Although grant date fair value is shown in the table for these stock and option awards, there can be no assurance that these values will actually be realized during the terms of these grants. The amounts expensed for these awards during fiscal year 2006 are included in the amount shown in the “2006 Summary Compensation Table” on page 31.

2006 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)(4) (Shares)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target \($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards (6) ($/Share)	Grant Date Fair Value of Stock and Option Awards (7) ($)
G. R. Wagoner, Jr.	2/23/06	2/21/06	1,201,200	2,860,000	7,500,000
						94,653	189,305	378,610				4,696,657
									—	400,000	20.90	2,824,000
F. A. Henderson	2/23/06	2/21/06	683,760	1,628,000	4,656,080
						47,327	94,653	189,306				2,348,341
									—	160,000	20.90	1,129,600
R. A. Lutz	2/23/06	2/21/06	683,760	1,628,000	4,656,080
						47,327	94,653	189,306				2,348,341
									—	160,000	20.90	1,129,600
T. A. Gottschalk	2/23/06	2/21/06	378,000	900,000	2,574,000
						23,664	47,327	94,654				1,174,183
									—	72,000	20.90	508,320
G. L. Cowger	2/23/06	2/21/06	340,200	810,000	2,316,600
						23,664	47,327	94,654				1,174,183
									—	50,000	20.90	353,000
J. M. Devine	2/23/06	2/21/06	683,760	1,628,000	4,656,080
						—	—	—				—
									—	160,000	20.90	1,129,600

(1) On February 21, 2006 the Executive Compensation Committee approved stock option and equity award grants to be made on February 23, 2006 consistent with the practice described in the CD&A on page 21.

(2) Target awards were established for 2006, consistent with past practice, for possible delivery in early 2007 under the AIP. Any payout at the end of the period is determined based on the achievement of established performance targets as described on pages 24-25. It should be noted that there were no payouts under this plan for 2005.

(3) The 2006-2008 SPP target awards were granted to the Corporation’s senior executives, including Named Executive Officers. These grants are made annually; however, any payout is determined based on the TSR performance ranking of Common Stock compared to that of other stocks in the S&P 500 Index over a three-year period. The awards will be denominated in nominal shares of Common Stock during the performance period, but then paid in cash in one installment if threshold performance is achieved. The expense accrued in 2006 for these target shares reported here and included in the amount shown in the “Stock Awards” column of the “2006 Summary Compensation Table” on page 31 and is calculated pursuant to assumptions set forth in Note 24 of the 2006 GM Annual Report on Form 10-K filed with the SEC on March 15, 2007. The final award value to be delivered at the end of the three-year performance period, if any, will depend on GM’s TSR ranking (based on market price appreciation as determined under GAAP, plus the compounding effect of reinvested dividends) relative to other companies in the S&P 500 Index. There were no payouts under this plan for performance periods ending in 2005 or 2006.

(4) In anticipation of his retirement on June 1, 2006, Mr. Devine was not awarded an SPP grant for the 2006-2008 performance period.

(5) Stock options are granted annually, and periodically to executive new hires as discussed on page 26. All stock options contain a clawback provision requiring any executive who terminates employment with GM for any reason other than retirement or death within 12 months after the date of exercise of any stock option to repay to the Corporation an amount equal to any gain from the exercise.

(6) The Exercise or Base Price is established as the mean of the high and low price for the date of grant. The Common Stock closing price for February 23, 2006, was $20.59.

(7) Calculated pursuant to assumptions set forth in Note 24 of the 2006 GM Annual Report on Form 10-K filed with the SEC on March 15, 2007. The grant date fair value of Equity Incentive Plan Awards was $24.81 and the fair value of Stock Options granted on February 23, 2006 was $7.06.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Un- exercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
G. R. Wagoner, Jr. (4)						146,710	4,506,931
		400,000		20.90	02/24/2016			378,610	11,630,899
	133,334	266,666		36.37	01/25/2015			51,112	1,570,161
	266,667	133,333		53.92	01/24/2014
	500,000			40.05	01/22/2013
	100,000			50.82	02/05/2012
	500,000			50.46	01/08/2012
	400,000			52.35	01/09/2011
	50,000			70.10	06/02/2010
	200,000			75.50	01/11/2010
	210,350			71.53	01/12/2009
	120,200			46.59	01/13/2008
	130,410			44.73	02/04/2007

F. A. Henderson (5)						91,984	2,825,748
		160,000		20.90	02/24/2016			189,306	5,815,480
	16,668	33,332		36.37	01/25/2015			12,778	392,540
	33,334	16,666		53.92	01/24/2014
	55,000			40.05	01/22/2013
	35,000			50.82	02/05/2012
	55,000			50.46	01/08/2012
	45,000			52.35	01/09/2011
	30,000			75.50	01/11/2010
	20,434			71.53	01/12/2009
	18,030			46.59	01/13/2008
	12,911			44.73	02/04/2007

R. A. Lutz (6)						75,000	2,304,000
		160,000		20.90	02/24/2016			189,306	5,815,480
	53,334	106,666		36.37	01/25/2015			25,556	785,080
	106,667	53,333		53.92	01/24/2014
	200,000			40.05	01/22/2013
	100,000			50.82	02/05/2012
	100,000			50.46	01/08/2012
	200,000			54.91	09/05/2011

T. A. Gottschalk (7)						40,000	1,228,800
		72,000		20.90	02/24/2016			94,654	2,907,771
	24,002	47,998		36.37	01/25/2015			12,778	392,540
	48,000	24,000		53.92	01/24/2014
	90,000			40.05	01/22/2013
	50,000			50.82	02/05/2012
	90,000			50.46	01/08/2012
	70,000			52.35	01/09/2011
	65,000			75.50	01/11/2010
	71,653			71.53	01/12/2009
	64,680			46.59	01/13/2008
	62,971			44.73	02/04/2007

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Un- exercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
G. L. Cowger (8)						9,730	298,906
		50,000		20.90	02/24/2016			94,654	2,907,771
	16,668	33,332		36.37	01/25/2015			12,778	392,540
	33,334	16,666		53.92	01/24/2014
	55,000			40.05	01/22/2013
	35,000			50.82	02/05/2012
	55,000			50.46	01/08/2012
	45,000			52.35	01/09/2011
	40,000			75.50	01/11/2010
	36,060			71.53	01/12/2009
	18,517			46.59	01/13/2008
	744			44.73	02/04/2007

J. M. Devine (9)						95,200	2,924,544
		160,000		20.90	02/24/2016			0	0
	53,334	106,666		36.37	01/25/2015			12,069	370,760
	106,667	53,333		53.92	01/24/2014
	200,000			40.05	01/22/2013
	100,000			50.82	02/05/2012
	200,000			50.46	01/08/2012
	200,000			52.35	01/09/2011
	500,000			52.54	12/14/2010

(1) Stock options were granted to the Named Executive Officers in a combination of non-qualified and Incentive Stock Options (“ISO”), up to the IRC maximum limit on ISOs. Options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options expire two days later.

(2) Dividend equivalents are paid quarterly on these RSUs and undelivered performance shares and are disclosed as “All Other Compensation” in the “2006 Summary Compensation Table.”

(3) Amounts reflect long term incentive awards granted to Named Executive Officers. Award opportunities cover the 2006-2008 and 2005-2007 performance periods and were granted under the LTIP as described beginning on page 26. Each unit in the table refers to a share of Common Stock. The awards are valued based on the price of Common Stock on December 29, 2006 ($30.72). Share amounts for the 2006-2008 awards are based on a forecast of maximum performance as of December 29, 2006. Given this forecast is based on one year’s performance, and this is a three-year plan there can be no assurance that final performance will be at this level. Share amounts for the 2005-2007 awards are based on a forecast of threshold performance.

(4) Mr. Wagoner’s shares reflect the outstanding fourth installment of Performance Achievement Plan awards for the performance periods 1995-1997, 1994-1996, 1993-1995, and 1992-1994 that will vest and be delivered at retirement or other mutual separation ($666,931) and 125,000 outstanding RSUs to be delivered at retirement or earlier, under award terms ($3,840,000). Mr. Wagoner’s unvested awards also include 378,610 shares valued at $11,630,899 under the 2006-2008 SPP; and 51,112 shares valued at $1,570,161 under the 2005-2007 SPP.

(5) For Mr. Henderson, unvested awards include 50,317 outstanding RSUs which will vest and be delivered in 2010 ($1,545,738), and 41,667 RSUs which will vest and be delivered in 2015 ($1,280,010). Mr. Henderson’s shares also reflect 189,306 shares valued at $5,815,480 under the 2006-2008 SPP; and 12,778 shares valued at $392,540 under the 2005-2007 SPP.

(6) For Mr. Lutz, unvested awards include 75,000 outstanding RSUs to be delivered at retirement ($2,304,000). Mr. Lutz’s shares also reflect 189,306 shares valued at $5,815,480 under the 2006-2008 SPP; and 25,556 shares valued at $785,080 under the 2005-2007 SPP.

(7) For Mr. Gottschalk, unvested awards include 40,000 outstanding RSUs to be delivered six months following retirement ($1,228,800). Mr. Gottschalk’s shares also reflect 94,654 shares valued at $2,907,771 under the 2006-2008 SPP; and 12,778 shares valued at $392,540 under the 2005-2007 SPP.

(8) For Mr. Cowger, unvested awards include 9,730 outstanding RSUs to be delivered in 2010 ($298,906). Mr. Cowger’s shares also reflect 94,654 shares valued at $2,907,771 under the 2006-2008 SPP; and 12,778 shares valued at $392,540 under the 2005-2007 SPP.

(9) For Mr. Devine, unvested awards include 95,200 outstanding RSUs to be delivered on December 1, 2007 ($2,924,544). Mr. Devine’s shares also reflect 12,069 shares valued at $370,760 under the 2005-2007 SPP.

We discuss additional information regarding deferred vested RSUs and associated earnings in the 2006 Non-Qualified Deferred Compensation table found on page 41.

      Reflecting the performance-oriented nature of our incentive compensation programs for executives, as described on page 24, and the programs’ close alignment with stockholders’ interests, the following table shows the number of “in-the-money” options at the December 29, 2006, Common Stock closing price of $30.72 currently held by the Named Executive Officers.

Name	Number of Unexercised Options/SARS at December 29, 2006 Exercisable/Unexercisable			Value of Unexercised In-the-Money Options/SARS at December 29, 2006 Exercisable/Unexercisable
	# Shares			$
G. R. Wagoner, Jr	2,610,961	/	799,999	0	/	3,928,000
F. A. Henderson	321,377	/	209,998	0	/	1,571,200
R. A. Lutz	760,001	/	319,999	0	/	1,571,200
T. A. Gottschalk	636,306	/	143,998	0	/	707,040
G. L. Cowger	335,323	/	99,998	0	/	491,000
J. M. Devine	1,360,001	/	319,999	0	/	1,571,200

2006 Option Exercises and Stock Vested Table

      As reflected in the following tables, no stock options were exercised by the Named Executive Officers during 2006 and no outstanding stock awards vested during the period, except for Mr. Devine’s RSUs which vested and were paid in accordance with their established vesting schedule on December 1, 2006.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
G. R. Wagoner, Jr.	0	0	0	0
F. A. Henderson	0	0	0	0
R. A. Lutz	0	0	0	0
T. A. Gottschalk	0	0	0	0
G. L. Cowger	0	0	0	0
J. M. Devine	0	0	75,000	2,206,500

Retirement Programs Applicable To Executive Officers

      U.S. Retirement Programs — In early 2006, as part of an intense effort to reduce costs and implement the GMNA Turnaround Plan, the Corporation announced that benefit accruals under the U.S. pension plans in place at that time would be frozen effective December 31, 2006, and new pension plan formulas for U.S. executive and salaried employees would become effective for service on and after January 1, 2007.

      Frozen General Motors Supplemental Executive Retirement Plan (SERP) Benefits accrued prior to January 1, 2007

      The accrued benefit for U.S. executive employees on the active rolls as of December 31, 2006, was frozen based on executive retirement plan formulas, credited service, and compensation history as of December 31, 2006. Eligibility for receipt of such frozen accrued benefits on and after January 1, 2007, will be based on an executive meeting the vesting requirements established in the executive retirement program. Effective January 1, 2007, executives must be at least age 55 with a minimum of ten years of credited service to be vested in the executive retirement program.

      Frozen accrued benefits for General Motors executives in the United States may be from both a tax-qualified plan that is subject to the requirements of ERISA and from a non-qualified plan that provides supplemental benefits under one of two formulas described below. The Board of Directors has delegated to the Executive Compensation Committee discretionary authority to grant additional eligible years of credited service to selected key executives under such terms and conditions as the Executive Compensation Committee determines for purposes of computing the frozen accrued non-qualified benefits for such executives. Retired executives’ tax-qualified benefits are pre-funded and paid out of the trust assets of the SRP. Non-qualified benefits are not pre-funded and are paid out of the Corporation’s general assets.

      Two formulas (Regular and Alternative) are used to calculate the total of the frozen accrued tax-qualified and the frozen accrued non-qualified retirement benefit available to eligible U.S. executives. The Regular Formula determines frozen accrued benefits that are calculated based upon the average of the highest five years of base salary during the ten years preceding January 1, 2007, and also takes into account the executive’s eligible contributory and non-contributory service at GM as of December 31, 2006, as defined in the tax-qualified SRP. These frozen accrued benefits are subject to an offset of a portion of the maximum 2007 Social Security benefit.

      The Alternative Formula determines frozen accrued benefits based upon average annual total direct compensation, calculated as the sum of (i) the average of the highest five years of base salary during the ten years preceding January 1, 2007, plus (ii) the average of the highest five years of bonus received that is attributable to the ten years preceding January 1, 2007 — each average calculated independently. For 2002 and 2006 an amount equal to the hypothetical cash value of a payout under the AIP was used to calculate the average of the highest five years of bonus received in the ten years before retirement for purposes of calculating Alternative SERP Formula. For retirement benefit calculation purposes, the original salaries for 2006 for Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine were used.

      The Alternative Formula also takes into account the executive’s eligible contributory (and non-contributory) service at GM as of December 31, 2006, as defined in the tax-qualified SRP, subject to a maximum of 35 years and provides for an offset of 100 percent of the maximum 2007 Social Security benefit. Only those executives who satisfy certain criteria, including not working for a competitor or otherwise acting in any manner that is not in the best interests of the Corporation, are eligible to receive frozen accrued benefits calculated under the Alternative Formula in lieu of frozen accrued benefits calculated under the Regular Formula. If the executive is eligible for the Alternative Formula, total tax-qualified and non-qualified retirement benefits calculated under both formulas are compared, and the executive receives whichever retirement benefit is greater. Benefits calculated under both the Regular and Alternative formulas are payable under a program that is non-qualified for tax purposes and not pre-funded. Non-qualified benefits under either the Regular or Alternative formulas can be reduced or eliminated for both retirees and active employees by the Executive Compensation Committee and/or the Board of Directors.

      Executives who retired prior to January 1, 2007, were eligible to elect to receive retirement benefits in the form of a 65 percent joint and survivor annuity. For those who did so, single life annuity amounts were generally reduced by 5 percent to 12 percent, depending upon the age differential between spouses. In addition, certain executives grandfathered under the American Jobs Creation Act of 2004 may elect to receive a portion of their non-qualified retirement benefit paid in a lump sum, calculated using mortality tables and a 7 percent discount rate, with the remainder paid as either a single life or 65 percent joint and survivor annuity.

      The General Motors Executive Retirement Plan benefits effective for service on and after January 1, 2007

      For service rendered on and after January 1, 2007, non-qualified retirement benefits for executive employees will be determined under one of two methods, depending on an executive’s length of service date. Benefits calculated under either method will become vested upon an executive attaining at least age 55 with a minimum of ten years of eligible credited service. With the exception of executives grandfathered under the American Jobs Creation Act of 2004, executives retiring on and after January 1, 2007, will have all vested non-qualified retirement benefits (benefits accrued both before and after January 1, 2007) paid as a five-year annuity. Should the executive die within the five-year period, payments will continue unabated to the executive’s surviving spouse for the remainder of the five-year period. If there is no surviving spouse, any remaining benefits will be converted to a lump sum and be paid to the executive’s estate.

      For executives with a length of service date prior to January 1, 2001, retirement benefits will be calculated using a 1.25 percent Career Average Pay formula. Tax-qualified benefits will accrue for such executives with respect to actual base salary received while employed as an executive for service on and after January 1, 2007, equal to 1.25 percent of base salary up to the IRC 401(a)(17) compensation limit. Non-qualified benefits will accrue for such executives with respect to actual base salary received in excess of the IRC 401(a)(17) compensation limit. In addition, such eligible executives will accrue annual non-qualified benefits equal to 1.25 percent of any AIP final awards paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007.

      For executives with a length of service date on or after January 1, 2001, retirement benefits will be accumulated using a 4 percent defined contribution formula. Tax-qualified benefits will accrue for such executives with respect to actual base salary received while employed as an executive for service on and after January 1, 2007, consisting of company contributions equal to 4 percent of base salary up to the IRC 401(a)(17) compensation limit. Non-qualified benefits will accrue for executive service on or after January 1, 2007 consisting of notional contributions equal to 4 percent of base salary in excess of the IRC 401(a)(17) compensation limit. In addition, such eligible executives will accrue annual non-qualified benefits consisting of notional contributions equal to 4 percent of any AIP final awards paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. These notional contributions shall be credited into an unfunded individual defined contribution account for each executive. These individual accounts will be credited with earnings based on investment options selected by the executive from a list approved by the Executive Compensation Committee.

      The implementation of these changes to the retirement plans effective January 1, 2007, will have a significant impact on expected retirement benefit levels for executives. For example, assuming target bonus and 3.5 percent salary growth until age 62, Mr. Wagoner’s expected retirement benefit (total of frozen benefit for service through December 31, 2006, plus new formula benefit for service on and after January 1, 2007) will be reduced by 18 percent compared to the expected benefit at age 62 using the same bonus and salary growth assumptions under the prior formula. Using the same target bonus and salary growth assumptions, Mr. Henderson’s expected retirement benefit (total of frozen benefit for service through December 31, 2006, plus new formula benefit for service on and after January 1, 2007) will be reduced by nearly 52 percent compared to the expected benefit at age 62 using the same bonus and salary growth assumptions under the prior formula. The steeper reduction for Mr. Henderson is primarily due to the fact that (1) he has fewer years of service in the frozen benefit; (2) his five-year average salary for the frozen benefit is a lower percentage of his current salary; and (3) he has more years to age 62 under the new reduced formula.

Pension Benefits as of December 31, 2006

(A)	(B)	(C)	(D)	(E)	(F)	(G)
Name	Plan Name	No. of Years of Eligible Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year	Annuity Payable on December 31, 2006 Under GM Pension Plans	Present Value of December 31, 2006 Plan Benefits
		(#)	($)	($)	($)	($)
G. R. Wagoner, Jr. (2)	SRP	29.42	799,000	0	104,600	654,600
	SERP	29.42	15,682,700	0	0	0
F. A. Henderson (2)	SRP	22.50	411,000	0	75,000	348,000
	SERP	22.50	2,665,900	0	0	0
R. A. Lutz (3)	SRP	5.33	134,700	0	15,700	134,700
	SERP	14.33	5,328,200	0	593,800	5,328,200
T. A. Gottschalk (4)	SRP	12.42	543,900	0	46,400	543,900
	SERP	24.83	7,217,900	0	619,000	7,217,900
G. L. Cowger (5)	SRP	41.42	1,382,300	0	110,100	1,439,700
	SERP	35.00	6,981,000	0	0	0
J. M. Devine (6)	SRP	5.5	199,700	9,000	—	—
	SERP	5.5	2,435,400	110,800	—	—
	Previous Employer Replacement Pension	N/A	3,580,500	391,000	—	—

(1) All benefit amounts (except the SRP benefit shown for Mr. Lutz) are shown as the present value of a joint and 65 percent survivor annuity form of payment. Mr. Lutz is in the Account Balance Plan feature of the SRP and the SRP amount shown is his account balance as of the valuation date. Where a benefit amount is in payment status, the benefit and present value reflect the actual benefit amount and form of payment. For SRP and SERP benefits, the present value represents the value of the benefit commencing at age 62 (or immediately if over age 62). Benefits and present values reflect the provisions of the SRP and SERP as of December 31, 2006 and do not reflect changes that became effective on January 1, 2007. Present values shown here are based on the mortality and discount rate assumptions used in the December 31, 2006 FAS 87 disclosures contained in footnotes to GM’s financial statements.

(2) As of December 31, 2006, Messrs. Wagoner and Henderson are not eligible to retire under any qualified or non-qualified GM retirement plan. Amounts shown in Column D for Messrs. Wagoner and Henderson represent the present value of benefits accrued through December 31, 2006 payable at age 62 as a joint and 65 percent survivor annuity form of payment. Upon Termination of employment prior to retirement eligibility they are only eligible for a deferred vested benefit from the SRP, reduced for age if received prior to age 65. The amount shown in Column F represents the annual deferred vested SRP benefit that would be payable commencing age 65. The present value benefit shown in Column G represents the amount that would be payable per SRP plan rules if taken at year-end 2006 as a lump sum. Neither Mr. Wagoner nor Mr. Henderson would be eligible for SERP benefits if service terminated on December 31, 2006.

(3) On December 4, 2006, the Executive Compensation Committee approved the award of nine additional years of service credits for purposes of calculating benefits under the SERP for Mr. Robert A. Lutz, Vice Chairman, Global Product Development. This action recognizes Mr. Lutz’s ongoing contribution to the Corporation subsequent to the lapse of his employment agreement, and permits the accumulation of all years of service rendered to the Corporation by Mr. Lutz by including a prior period of General Motors employment from 1963-1972 for the purpose of determining his SERP benefits. The change in Mr. Lutz’s estimated accrued SERP benefit reflected as a present value at December 31, 2006 is $3.6 million.

(4) On June 27, 1994, the Executive Compensation Committee approved the award of one additional year of service credit for each year of actual service rendered for purposes of calculating benefits under the SERP for Mr. Thomas A. Gottschalk. This action was taken pursuant to the terms of his employment agreement and permits the accumulation of additional service, commencing in mid-career, for the purpose of determining his SERP benefits and increased the present value of his non-qualified pension benefit shown above by $4.0 million.

(5) As of December 31, 2006, Mr. Cowger is eligible to retire under the qualified GM retirement plan but is not eligible to retire under GM’s non-qualified SERP. The amount shown in Column D represents the present value of benefits accrued through December 31, 2006 payable at age 62 as a joint and 65 percent survivor annuity form of payment. SERP service shown in Column C reflects the 35 year cap on SERP service. The amount shown in Column F is the SRP benefit payable as of December 31, 2006 for immediate retirement. The amount shown in Column G is the present value of the SRP benefit shown in column F. Mr. Cowger is not eligible for SERP benefits if service terminated on December 31, 2006.

(6) Mr. Devine retired from the Corporation on June 1, 2006, and commenced receipt of retirement benefits pursuant to plan provisions.

2006 Non-Qualified Deferred Compensation

      As described on pages 27 and 28, General Motors maintains two deferred compensation programs for executives, including the Named Executive Officers. The BEP is a non-qualified savings plan designed to allow for the equalization of benefits for highly compensated salaried employees under the SRP and the S-SPP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of ERISA and Sections 401(a)(17) and 415 of the IRC. Since matching contributions to the S-SPP were suspended in February 2006, no corporate contributions were made to the BEP accounts other than contributions related to post-retirement health care coverage for executives hired on or after January 1, 1993. For BEP benefit calculation purposes, the original salaries for 2006 for Messrs. Lutz, Gottschalk, and Devine were used.

      The BEP is maintained as an unfunded plan and all expenses for administration of the BEP and payment of amounts to participants are borne by the Corporation. Registrant contributions to employee accounts are denominated in shares of Common Stock, and dividend equivalents are credited on accumulated share balances. On January 1, 2007, the BEP was amended to provide greater flexibility for employee investment options consistent with the investment options elected in the employees’ executive retirement program defined contribution accounts.

      The General Motors Deferred Compensation Plan for Executive Employees permits senior level executives to make deferrals to the Plan. Deferrals of AIP and SPP awards may be made into the plan in amounts from 5 percent to 100 percent of the award amount. Available investment options include Common Stock, U.S. Treasury Notes, and the Promark Large Cap Index Fund. Dividend equivalents are credited and accrued on Common Stock units. The Plan does not provide for interest or earnings to be paid at above-market rates.

2006 Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in the Last Fiscal Year	Registrant Contributions in the Last Fiscal Year(1)	Aggregate Earnings in the Last Fiscal Year	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End (4)
		($)	($)	($)	($)	($)
G. R. Wagoner, Jr.	DCP	0	0	17,393	0	357,101
	BEP	0	0	13,455	0	413,491

						770,592
F. A. Henderson (2)	DCP	0	0	62,855	226,345	1,771,242
	BEP	0	0	2,949	0	90,409

						1,861,651
R. A. Lutz (3)	DCP	0	0	123,400	0	3,874,413
	BEP	0	9,425	15,636	0	162,601

						4,037,014
T. A. Gottschalk	DCP	0	0	0	0	0
	BEP	0	6,967	14,838	0	230,216

						230,216
G. L. Cowger	DCP	0	0	0	0	0
	BEP	0	0	3,533	0	108,503

						108,503
J. M. Devine	DCP	0	0	59,296	0	1,861,735
	BEP	0	3,096	7,131	39,629	121,897

						1,983,632

      The table above reflects year-end balances and executive contributions, company contributions, earnings, and any withdrawals during the year for the BEP and DCP for the Named Executive Officers. Vested and deferred RSUs and dividend-equivalent earnings thereon are also included.

(1) Contributions reported here are for post-retirement health care accounts only and are included in “All Other Compensation” in the “2006 Summary Compensation Table” on page 31.

(2) Mr. Henderson received a distribution from the DCP plan based on a pre-determined asset distribution and withdrawal schedule. Assets liquidated included U.S. Treasury Notes and Promark Large Cap Index Fund assets. Mr. Henderson’s remaining holdings include 45,619 share units of Common Stock valued at $1,401,421.

(3) Included in Mr. Lutz’s DCP balance are 126,200 share units of Common Stock valued at $3,874,413.

(4) Of the totals in this column, the following amounts have been reported in the Summary Compensation Tables for fiscal year ended 2006 and in prior years:

Name	Reported in 2006	Reported in Prior Years	Total Reported
	$	$	$
G. R. Wagoner, Jr.	0	700,036	700,036
F. A. Henderson	0	0	0
R. A. Lutz	9,425	1,773,706	1,783,131
T. A. Gottschalk	6,967	77,057	84,024
G. L. Cowger	0	44,132	44,132
J. M. Devine	3,096	1,261,376	1,264,472

Potential Payments Upon Termination or Change In Control

      The Corporation maintains compensation and benefit plans that will provide payment of compensation to Named Executive Officers in the event of termination of employment or change in control of the Corporation. These provisions are generally applicable to all plan participants and are not reserved only for Named Executive Officers. The amount of compensation payable to each Named Executive Officer in these situations is described in the tables that follow.

      The Corporation does not provide either a severance or a change in control severance plan for executives, and utilizes employment or severance agreements on an infrequent basis. Any employment agreements with Named Executive Officers are described below and on page 44. In the event of a termination of a Named Executive Officer, the Executive Compensation Committee would review all the surrounding facts, including the executive’s length of service and contributions to the Corporation, as well as the reason for the termination, and determine the amount of severance, if any, that would be paid to the executive upon termination.

      Retirement and Pension Benefits. As described on pages 37-38, retirement benefits were frozen on December 31, 2006, and eligibility to receive benefits under the non-qualified executive plan will be based on the vesting requirements established under the new plan (age 55 with ten years of service) for terminations on and after January 1, 2007. In addition, the SRP provides for the payment of a deferred vested benefit to all salaried employees who terminate employment prior to retirement eligibility based on their compensation and years of service at the time of separation. Normal retirement is defined under the plan as age 65. No other individualized arrangements exist with Named Executive Officers except those disclosed on pages 37-40 and in the Employment Agreements section on page 44.

      As of December 31, 2006, Messrs. Wagoner and Henderson are not eligible to retire under any qualified or non-qualified GM retirement plan. Upon termination of employment, they could receive a deferred vested benefit from the qualified GM Salaried Retirement Program, reduced for age if received prior to age 65. This benefit is available to any participant in the plan. Their non-qualified benefits would be forfeited.

      As of December 31, 2006, Mr. Gottschalk is eligible for retirement pursuant to the provisions of both the qualified SRP and the non-qualified SERP plans applicable to executive employees generally. As of December 31, 2006, Mr. Cowger is eligible to retire pursuant to the provisions of the qualified SRP, applicable to salaried employees generally, but is not eligible to retire pursuant to provisions of the non-qualified SERP. As of December 31, 2006, Mr. Lutz is eligible to retire pursuant to the provisions of the qualified SRP applicable to all salaried employees. He is also eligible to receive non-qualified SERP benefits pursuant to the Executive Compensation Committee’s action in 2004 to grant full vesting rights with five years of service.

      Mr. Devine retired from the Corporation on June 1, 2006, and is receiving pension benefits as disclosed in the “2006 Summary Compensation Table” on page 31 and in the pension benefits table on page 39.

      Benefits Payable at Death. Upon death, GM provides one month salary to certain dependents including surviving spouses, members of employee’s family, or other individuals who are to be responsible for payment of funeral expenses. This benefit is provided generally for all salaried employees. In addition, the Corporation provides survivors a monthly pension benefit at a rate of 65 percent of the monthly retirement benefit payable to the employee where the survivor option has been elected. Supplemental Life Benefits are provided for all executives and individual split-dollar life insurance policies were maintained for Messrs. Wagoner and Devine. Benefits payable thereunder at December 31, 2006, for Mr. Wagoner totaled $11,000,000; and, for Mr. Devine totaled $7,750,000. For Supplemental Life Benefit Plan and split-dollar benefit calculation purposes, the original salaries for 2006 for Messrs. Wagoner, Henderson, Lutz, Gottschalk, and Devine were used.

      Incentive Plans. Annual incentive awards will be paid out pursuant to plan provisions on a pro rata basis based on actual performance and time worked during the performance period for executives retiring under retirement plan provisions and mutually satisfactory separations.

      Outstanding SPP performance awards are paid pursuant to plan provisions as follows: terminations resulting from mutually satisfactory separation will be prorated for time worked and paid out at the end of the performance period. Terminations resulting from death will be prorated for time worked, will vest immediately, and will be paid out at forecasted performance as soon as practicable. Outstanding equity awards for the Named Executive Officers are shown in the “Outstanding Equity Awards at Fiscal Year-End 2006” table on pages 35 and 36.

      Mr. Wagoner’s outstanding fourth installment of Performance Achievement Plan awards for the performance periods 1995-1997, 1994-1996, 1993-1995, and 1992-1994 (21,710 shares) will vest and be delivered at retirement, mutually satisfactory separation, or death.

      Outstanding stock option awards and RSUs for the Named Executive Officers are shown in the “Outstanding Equity Awards at Fiscal Year-End 2006” table on pages 35 and 36. Stock Options continue their original vesting schedule and remain exercisable for the full remaining term under retirement plan provisions. Outstanding options vest immediately upon death and remain exercisable for three years from the date of death or the original term, whichever comes first. Vested options remain exercisable for the shorter of three years or the full remaining term for mutually satisfactory terminations. Vesting and payout provisions for RSUs are described in footnote (4) in the following table. Options and RSUs are forfeited for all other types of separations.

      GM executive incentive plans also provide for vesting upon certain change in control events. In particular, pursuant to the AIP and the LTIP, upon a change in control, outstanding awards would vest and be paid on a pro rata basis at the greater of target award level or actual performance. Pursuant to the SIP, upon a change in control, outstanding stock options would vest and become immediately exercisable and RSUs would vest and be paid on a pro rata basis. Like other senior executives of the Corporation, the Named Executive Officers are eligible to participate in these plans.

      Effective January 1, 2007, these incentive plans were amended to require both a change in control and a termination of employment within three years following the event to trigger the accelerated payments discussed above. The plans were modified because we believe that the real risk in a change in control situation is the loss of employment, not simply the change in control itself. We believe that the plan modifications are more consistent with best market practices and represent a more balanced approach to change in control protections and those benefits amounts are quantified in the following table.

Estimated Separation Payments Upon Termination

	Mutually Satisfactory Termination								For Cause Termination
	Severance Pay (1)	Stock Options (2)	Stock Performance Shares (3)	Restricted Stock Units (4)	Pension Enhancement (5)	Health Care Coverage Continuation (6)	Vacation Pay (7)	Total	Stock Performance Shares (3)	Restricted Stock Units (4)	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
G. R. Wagoner, Jr.	0	0	5,590,702	3,840,000	0	0	0	9,430,702	0	0	0
F. A. Henderson	0	0	2,200,197	748,801	0	0	0	2,948,998	0	0	0
R. A. Lutz	0	0	2,461,900	2,304,000	0	0	0	4,765,900	0	0	0
T. A. Gottschalk	0	0	1,230,981	1,228,800	0	0	0	2,459,781	0	0	0
G. L. Cowger	0	0	1,230,981	194,304	0	0	0	1,425,285	0	0	0

(1) There is no general severance plan for executives. At the discretion of the Executive Compensation Committee, Named Executive Officers could receive severance pay up to 2.99 times base salary and annual bonus. Other salaried employees may receive up to 15 months salary upon involuntary separation.

(2) Stock Options — No intrinsic value; exercise price for all vested options was higher than the stock price on December 31, 2006. Vested options remain exercisable for original vesting schedule or three years, whichever is sooner, pursuant to non-compete and other plan provisions. All unvested options are forfeited.

(3) SPP awards paid at the end of the performance period on a pro rata basis for time worked within the performance period prior to December 31, 2006. Awards are forfeited as a voluntary resignation and in for cause terminations.

(4) RSUs for Messrs. Wagoner, Lutz, and Gottschalk are paid immediately. RSUs for Messrs. Henderson and Cowger vest and are paid on a pro rata basis for time worked. Awards are forfeited as a voluntary resignation and in for cause terminations.

(5) See pension table on page 39; additional benefits are provided only at the sole discretion of the Executive Compensation Committee.

(6) Under provisions of the General Motors Salaried Health Care Program, Messrs. Wagoner, Henderson, and Lutz could continue health care coverage as provided under applicable federal laws (i.e., COBRA). Based on his ability to retire and his length of service, Mr. Gottschalk would be eligible to continue GM health care coverage in retirement on a 100 percent self-paid basis only. Based on his ability to retire, Mr. Cowger would be eligible to receive GM financial contributions toward health care coverage in retirement.

(7) Salaried employees may receive pay in lieu of unused vacation in the calendar year of termination of employment. Totals assume all vacation entitlement has been used as of December 31, 2006.

      The following table describes the potential payments upon a change in control of the Corporation assuming the triggering event and separation occurred on December 31, 2006. It should also be noted that these amounts do not include stock options that have already vested and are reported on pages 35 and 36 in the “Outstanding Equity Awards at Fiscal Year-End 2006” table, qualified pension plan benefits and SERPs disclosed in the pension benefits table, or deferred compensation reported in the “2006 Non-Qualified Deferred Compensation” table.

Executive Benefits and Payments Upon Change in Control	G. R. Wagoner, Jr.	F. A. Henderson	R. A. Lutz	T. A. Gottschalk	G. L. Cowger
	$	$	$	$	$
Annual Incentive Plan	2,860,000	1,628,000	1,628,000	900,000	810,000
Long-Term Incentives (1)
2005-2007 SPP	2,093,568	523,407	1,046,784	523,407	523,407
2006-2008 SPP	3,876,987	1,938,493	1,938,493	969,277	969,277
Stock Options
Unvested and Accelerated (2)	3,928,000	1,571,200	1,571,200	707,040	491,000
Restricted Stock Units
Unvested and Accelerated (3)	3,840,000	748,801	2,304,000	1,228,800	194,304

TOTAL	16,598,555	6,409,901	8,488,477	4,328,524	2,987,988

(1) SPP awards for 2005-2007: amount shown assumes target performance, and for 2006-2008: amount shown assumes maximum performance; the closing price of Common Stock on December 29, 2006 ($30.72), has been used to value the awards and payouts have been prorated for time worked during performance period. Resulting payments are calculated based on the following equity holdings: Mr. Wagoner, 2005-2007: 68,150 shares; 2006-2008: 63,102 shares; Mr. Henderson, 2005-2007: 17,038 shares; 2006-2008: 31,551 shares; Mr. Lutz, 2005-2007: 34,075 shares; 2006-2008: 31,551 shares; Mr. Gottschalk, 2005-2007: 17,038 shares; 2006-2008: 15,776 shares; and Mr. Cowger, 2005-2007: 17,038 shares; 2006-2008: 15,776 shares.

(2) Amount reflects an exercise spread of $9.82 per option to calculate stock option value (i.e., the spread between the option grant price and the stock price on December 31, 2006); Mr. Wagoner, 400,000 unvested stock options; Mr. Henderson, 160,000 unvested stock options; Mr. Lutz, 160,000 unvested stock options; Mr. Gottschalk, 72,000 unvested stock options; and Mr. Cowger, 50,000 unvested stock options. All other unvested options held by the Named Executive Officers have exercise prices in excess of the closing price on December 31, 2006.

(3) Includes vested stock-based RSUs for Messrs. Wagoner, Lutz, and Gottschalk which would be paid immediately. RSUs for Messrs. Henderson and Cowger vest and are paid on a pro rata basis for time worked. Valued at December 29, 2006 closing stock price ($30.72); Mr. Wagoner, 125,000 units; Mr. Henderson, 91,984 units; Mr. Lutz, 75,000 units; Mr. Gottschalk, 40,000 units; and Mr. Cowger, 9,730 units.

Employment Agreements

      General Motors believes that continuity in its Senior Leadership Group is in the best interests of the Corporation and its stockholders. In this regard, each Named Executive Officer has agreed that if he leaves the Corporation he will not work for a competitor for two years.

      As part of Mr. Gottschalk’s hiring arrangement in 1994, he was provided a supplemental year of service for each year he worked for GM under our non-qualified retirement plan, as reflected in the pension amounts disclosed on page 39.

      In August 2001 the Corporation entered into an employment agreement with Robert A. Lutz for a term of three years which was extended in December 2002. In addition, the Executive Compensation Committee agreed in June 2004 to permit Mr. Lutz to become eligible for a SERP benefit after a minimum of five years of eligible service. Mr. Lutz’s contract expired in December 2005. On December 4, 2006, the Executive Compensation Committee approved the recognition of nine additional years of service credits for purposes of calculating benefits under the SERP for Mr. Lutz. This action, taken in recognition of Mr. Lutz’s ongoing contribution to the Corporation, permits the accumulation of all service rendered to the Corporation by Mr. Lutz by including a prior period of his General Motors employment from 1963 to 1972 for the purpose of determining his SERP as disclosed on pages 31 and 39.

      In December 2000 the Corporation entered into a five-year employment agreement ending December 13, 2005, with John M. Devine for his service in the capacity as Vice Chairman of the Corporation and Chief Financial Officer. Under the terms of the agreement, the Corporation agreed to replace certain supplemental pension obligations to compensate Mr. Devine for benefits from a previous employer, which were forfeited when his employment with General Motors commenced, and agreed to permit his eligibility for a SERP benefit after a minimum of five years of eligible service. In December 2005, Mr. Devine agreed to remain for up to one additional year as a Vice Chairman of the Corporation beyond his original agreement. Mr. Devine’s base salary and other components of incentive pay were continued at their current levels until March 1, 2006, when Mr. Devine voluntarily reduced his salary as discussed on page 24. Mr. Devine retired from the Corporation on June 1, 2006. In accordance with the provisions of his previous contract, Mr. Devine continues to receive compensation for the loss of non-qualified pension benefits from a prior employer and on December 1, 2007, will receive the balance of the special RSU grant awarded to him at the time of his hire.

      The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed thereunder.

Audit Committee Report

      The Audit Committee of the General Motors Board of Directors is a standing committee composed of four directors who meet the independence, financial experience, and other qualification requirements of the NYSE and applicable securities laws. It operates under a written charter adopted by the Committee and approved by the Board of Directors, which is attached to this proxy statement as Exhibit A. The members of the Committee are Philip A. Laskawy (Chair), Kent Kresa, Ellen J. Kullman, and Eckhard Pfeiffer. The Board has determined that Philip A. Laskawy is an audit committee financial expert as defined by the SEC. The Committee annually selects the Corporation’s independent accountants.

      Management is responsible for the Corporation’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent accountants are responsible for performing an independent audit of the Corporation’s consolidated financial statements and opining on management’s internal control assessment and on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing their reports thereon. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

      Consistent with its charter responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP (Deloitte & Touche), the Corporation’s independent accountants for 2006, regarding the Corporation’s audited financial statements as of December 31, 2006, and for the year then ended. In this context, management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants and discussed with the independent accountants matters required to be discussed by PCAOB AU 380 (Communication with Audit Committees). The Committee also discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Corporation’s independent accountants have also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent accountants’ independence. The Audit Committee concluded that Deloitte & Touche is independent from the Corporation and its management.

      Based upon the Committee’s discussions with management and the independent accountants as described in this report and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Philip A. Laskawy (Chair)
Kent Kresa
Ellen J. Kullman
Eckhard Pfeiffer

Fees Paid to Auditor

      The Audit Committee retained Deloitte & Touche to audit the Corporation’s consolidated financial statements, management’s internal control assessment, and the effectiveness of those controls, as of and for the year ended December 31, 2006. The Corporation and its subsidiaries also retained Deloitte & Touche and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2006.

      The services performed by Deloitte & Touche in 2006 were pre-approved in accordance with the pre-approval policy and procedures first adopted by the Audit Committee at its August 5, 2002 meeting and revised more recently. This policy requires that during its first meeting of the year, the Audit Committee will be presented, for consideration, a description of the Audit-Related, Tax, and All Other Services expected to be performed by Deloitte & Touche during the fiscal year. Any requests for such services in excess of $1 million not contemplated and approved during the first meeting must thereafter be submitted to the Audit Committee (or the Chairman of the Audit Committee in an urgent case) for specific pre-approval. Requests for services less than $1 million individually must be pre-approved by the Audit Committee Chair and reported to the full Audit Committee at its next regularly scheduled meeting. The independent auditors selected for the following year present the proposed annual Audit services and their related fees to the Audit Committee generally in May, for approval on an audit-year basis.

      The Audit Committee determined that all services provided by Deloitte & Touche in 2006 were compatible with maintaining the independence of the principal accountants.

      The following table summarizes Deloitte & Touche fees billed or expected to be billed in connection with 2006 services. For comparison purposes, actual billings for 2005 services are also displayed.

	$ Millions
	2006	2005	2006 Fav/(Unfav) 2005
Annual Audit Services	$50	$58	$8
Audit-Related Services	12	8	(4)
Tax Services	7	9	2

Subtotal	$69	$75	$6

All Other Services	4	5	1

Total	$73	$80	$7

Audit Fees: $50 million for the audit of the Corporation’s annual consolidated financial statements, including reviews of the interim financial statements contained in the Corporation’s Quarterly Reports on Form 10-Q and preparation of statutory reports. In addition, included in this category are fees for services that generally only Deloitte & Touche reasonably can provide, for example, comfort letters, statutory audits, attestation services, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: $12 million for assurance and related services that are traditionally performed by the independent auditor. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed acquisitions, internal control consultations, attestation services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees: $7 million for services performed by the professional staff in Deloitte & Touche Tax LLP. This includes fees for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund, and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.

All Other Fees: $4 million for services related to project management, process improvements, and assistance with information technology system projects for systems not associated with the financial statements.

Item No. 2

Ratification of the Selection of Deloitte & Touche for the Year 2007

      Sarbanes-Oxley requires that each corporation’s audit committee be directly responsible for appointing the independent auditors. The Audit Committee has selected Deloitte & Touche as GM’s independent accountants for 2007, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification or rejection. If the stockholders do not ratify the selection of Deloitte & Touche as the independent auditors, the Audit Committee will reconsider whether to engage Deloitte & Touche but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of changing independent auditors in the middle of a fiscal year. Even if the stockholders ratify the selection of Deloitte & Touche, the Audit Committee may in its sole discretion terminate the engagement of Deloitte & Touche and direct the appointment of another independent auditor at any time during the year, although it has no current intention to do so.

      The Audit Committee considers Deloitte & Touche well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates. Deloitte & Touche rotates its audit partners assigned to audit General Motors at least once every five years.

      Representatives of Deloitte & Touche will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to answer questions that you may have.

       The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche as independent public accountants to audit the books, records, and accounts of the Corporation and its subsidiaries for the year 2007.

Item No. 3

Approval of the 2007 Annual Incentive Plan

      The General Motors 2002 Annual Incentive Plan, which is administered by the Executive Compensation Committee (the “Committee”), is scheduled to terminate on May 31, 2007.

      The Board of Directors believes that the Corporation’s continued ability to attract, motivate, and retain highly qualified employees will have a direct impact on the future success and profitability of the Corporation. To that end, the incentive plans provide the Corporation with the ability to maintain competitive pay practices. The Corporation’s executive compensation program is designed so that a meaningful portion of each executive’s total compensation opportunity is placed at-risk through awards made under the incentive plans. The final value of such awards is tied to the achievement of specific financial, operational, and individual goals, and the degree to which value is created for stockholders.

      As discussed in “Compensation Discussion and Analysis” on page 21, the 2007 Plan has been designed to meet the requirements of Section 162(m) of the IRC for “qualified performance-based” compensation. Consistent with the Committee’s compensation deductibility policy, in the future, the Corporation plans to seek stockholder approval where necessary to comply with appropriate rules and/or regulations.

      The Plan document is attached as Exhibit B, and the Plan description set forth below is qualified in its entirety by the complete Plan documents.

2007 Annual Incentive Plan

      Under the 2007 Annual Incentive Plan, the Committee may grant awards at any time from June 5, 2007, through May 31, 2012.

      Amount of Grants. The Plan permits the Committee to make annual incentive awards in such amounts and at such times as it may determine. All such awards, if earned, will be paid in cash. The Committee may delegate to the CEO determination of individual awards to employees who are not officers of the Corporation. Any such determinations by the CEO shall be subject to a maximum funding amount, which shall be approved by the Committee. No individual shall be granted an award in excess of $7.5 million in any calendar year.

      Target Awards. Under the Plan, early each year the Committee will establish a targeted performance level at which a target performance award may be earned. The Committee will also identify threshold or minimum performance levels for payment of awards below which no award will be paid, and will establish the corresponding minimum awards.

      Performance Criteria. In determining the performance criteria applicable to any grant of awards, the Committee may use one or more of the following business criteria: asset turnover, cash flow, contribution margin, cost objectives, cost reduction, earnings per share, economic value added, increase in customer base, inventory turnover, market price appreciation of the Corporation’s Common Stock, market share, net income, net income margin, operating profit margin, pre-tax income, productivity, profit margin, quality, return on assets, return on net assets, return on capital, return on equity, revenue, revenue growth, TSR, and/or warranty. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. If any event occurs during a performance period that requires changes to preserve the incentive features of this Plan, the Committee may make appropriate adjustments. The percentage of each target award that will become a final award will be determined by the Committee on the basis of the performance goals established and the performance achieved, as well as the quality of the employee’s individual performance during the period, which for covered officers, whose compensation is subject to Section 162(m), will only involve negative discretion. Final awards may be less than or greater than 100 percent of the target award.

      Eligibility. To be eligible to receive an award under the Plan, a person must be an employee of the Corporation or a subsidiary as defined in the Plan or an individual who has been requested by the Corporation to accept employment with an entity in which the Corporation has a substantial ownership interest. It is anticipated that approximately 2,300 employees annually will be eligible to participate in the Plan, including approximately 20 executive officers of the Corporation.

      Conditions Precedent. The Committee is authorized to provide for payment of earned awards in installments. The Plan sets forth conditions which must be satisfied if a participant is to receive delivery of award installments following termination of employment. These conditions are that the participant must (1) continue to render services to the Corporation (unless this condition is waived by the Committee); (2) refrain from competitive activity and conduct that is inimical or in any way contrary to the best interests of the Corporation; and (3) furnish reasonable information with respect to the satisfaction of (1) and (2). The Committee has flexibility in interpreting and applying these provisions to ensure that the objectives of the Plan are realized in accordance with corporate goals.

      Change In Control Provisions. The 2007 Plan contains a “double-trigger” Change in Control provision, versus a “single-trigger” in the 2002 Plan. A “Change in Control” generally will be found to occur in one or more of the following events: a replacement of a majority of the members of the Board of Directors at one time or during any two-year period; acquisition by any person, other than GM or a subsidiary, of 20 percent or more of the voting power of Common Stock; certain mergers, consolidations, or other reorganizations in which General Motors is not the surviving company, disposition of all or substantially all of the Corporation’s assets, or the stockholders of the Corporation approve a plan of complete liquidation of GM. If the employment of a plan participant is terminated (other than voluntarily by the participant or by the Corporation for cause) within three years following a Change in Control:

      All outstanding awards granted under the Plan shall vest and be paid at the threshold award level, or, if greater, at the level resulting from the Corporation’s actual performance based on the most recent forecast approved by the Committee.

      New Plan Benefits. The benefits or amounts that will be received by or allocated to the CEO, the Named Executive Officers, all current executive officers as a group, and all employees who are not executive officers are not presently determinable. The awards actually received by the Corporation’s Named Executive Officers under the 2002 Annual Incentive Plan, which is substantially similar to the Plan, are set forth in the “2006 Summary Compensation Table” on page 31 and the “2006 Grants of Plan-Based Awards” table on page 34.

      The Plan is being presented for stockholder approval in order to qualify amounts received under the Plan as “qualified performance-based compensation” under Section 162(m). If the Plan is not approved by stockholders, it will not be adopted.

      The Board of Directors favors a vote FOR the proposal to approve the 2007 Annual Incentive Plan.

Item No. 4

Approval of the 2007 Long-Term Incentive Plan

      The General Motors executive incentive compensation program currently consists of three plans: the General Motors 2002 Annual Incentive Plan, the General Motors 2002 Long-Term Incentive Plan, and the General Motors 2002 Stock Incentive Plan. We propose retaining the Annual Incentive Plan as a separate Plan and combining the Long-Term Incentive Plan and the Stock Incentive Plan into a single plan, the 2007 Long-Term Incentive Plan, and simultaneously cancelling the shares that remain available to grant under the Stock Incentive Plan. We believe the single-plan approach will help increase the clarity of the long-term compensation opportunities we provide our executives. Based on the recommendation of the Executive Compensation Committee (the “Committee”), which has administered our incentive compensation program since 1937, the Board has approved the 2007 Long-Term Incentive Plan described below, subject to the approval of stockholders of the Corporation.

      Key Features of the 2007 Long-Term Incentive Plan:

• New authorized share pool of 16 million shares is approximately 2.82 percent of common shares outstanding

• No more than 1.5 million of the 16 million shares requested will be granted as RSUs

• Performance awards, generally linked to three-year performance measures, to be settled in cash only

• Plan term of five years

• Commitment to limit aggregate annual grants of stock options and RSUs (“Annual Burn Rate”) to less than 1 percent

• No repricing of options without stockholder approval

• Three-year, ratable vesting on stock option awards, subject to the Committee’s review

• Three-year vesting on time-based RSU awards

• Plan is administered by the Committee, composed of only Independent Directors

• No discounted options

• “Double-trigger” Change in Control benefits

• Shares surrendered, expired, or returned to the Corporation to satisfy the exercise price or tax withholding obligations for stock options cannot be reissued, i.e., no liberal share accounting provisions

      Background. We believe that providing a portion of target compensation opportunity in the form of equity-based awards helps to reinforce the link between what the Plan participants receive and the financial returns obtained by stockholders. Historically, we have relied primarily on stock options because their real value lies solely in the improved performance of our stock price. Approximately 45,000 U.S. and Canadian salaried employees received a portion of their variable pay awards in stock options in lieu of cash from 1998 through 2004. In 2005, 2,700 executives were eligible to receive stock options and in 2006 that number was reduced to less than 500.

      Our challenging business environment in recent years and the impact it has had on our stock price performance have contributed to a higher than optimal dilution level, as outstanding options became “underwater” and were not exercised at the rate we historically have experienced. This has led us to make a number of changes in our approach to equity-based incentive compensation, including reducing the number of plan participants, reducing the grant levels for those continuing to receive stock options and partially replacing the lost opportunity with performance awards that are denominated in stock during the performance period, but delivered in cash.

      The following table provides a summary of our previously approved plans as background.

	1997	2002	2007
Favorable Stockholder Vote	89%	87%	—
Term	5 Years	5 Years	5 Years
Share Allocation	60.0 Million	27.4 Million	16.0 Million
% of Outstanding Shares at time of Proposal	8.22%	4.89%	2.82%
Available for Restricted Stock	7.5 Million	1.0 Million	1.5 Million

      We have not cancelled or repriced any of our underwater options to help us manage our dilution because we believe that repricing is contrary to the best interest of our stockholders. Rather, we have started and will continue to manage our dilution by maintaining an annual burn rate of less than 1 percent of common shares outstanding, which will continue to improve our total dilution level over time.

      The following table provides an overview of outstanding stock option grants that were granted under the 1997 Stock Incentive Plan and the 2002 Stock Incentive Plan and the Board-approved 1998 Stock Option Plan (Broad Based plan). The table shows how we have reduced the number of options granted through discontinuing the broad based option plan, reducing the number of options granted each year at the individual level and reducing the number of eligible executives to lower our burn rate and thus our dilution.

Year		Annual Grant Price	SIP Option Grants (1)	Eligible Participants	Broad Based Option Grants	Total Grants	Burn Rate		3-Year Burn Rate	Grants Outstanding
			MM		MM	MM				MM
1997	(1)	$44.73	11.0	3,789	—	11.0	1.51%		—	3.6
1998		$46.59	11.4	3,923	5.3	16.7	2.40%		—	7.2
1999		$71.53	11.8	3,338	5.4	17.2	2.63%		2.18%	13.6
2000		$75.50	11.5	3,405	4.2	15.7	2.92%		2.65%	13.7
2001		$52.35	13.0	3,341	3.9	16.9	3.04%		2.86%	14.5
2002		$50.46	17.3	3,563	5.0	22.3	3.98%		3.31%	19.6
2003		$40.05	11.1	3,325	5.7	16.8	3.05%		3.36%	15.4
2004		$53.92	8.1	2,885	3.3	11.4	2.01%		3.01%	10.5
2005		$36.37	8.0	2,688	—	8.0	1.48%		2.18%	7.3
2006		$20.90	2.8	428	—	2.8	0.51%	(2)	1.33%	2.8

			106.1		32.7	138.8				108.2

(1) 1997 grant expired on February 3, 2007.

(2) Future annual option grant levels to be consistent with 2006 (less than 1 percent per year).

      2007 Approach. Pursuant to the 2007 Long-Term Incentive Plan we are proposing to allocate 16 million shares (2.82 percent of common shares outstanding) from which options or RSUs may be granted, provided that no more than 1.5 million shares may be granted in the form of RSUs. In addition to stock options and RSUs, the Committee may grant performance awards to be settled exclusively in cash. If approved by a majority of the shares of Common Stock voting on the proposal at the 2007 annual meeting, the General Motors 2007 Long-Term Incentive Plan will become effective June 5, 2007. The Plan will expire May 31, 2012, or at such earlier time as the number of shares available for grant is exhausted or the Board presents to stockholders a subsequent Plan. We believe that the proposed approach better supports the long-term interests of stockholders than does the alternative approach of paying all compensation in cash.

      Similar to our current plans, the 2007 plan has been designed to meet the requirements of Section 162(m) of the IRC for “performance-based” compensation.

      The Plan document is attached as Exhibit C and the Plan description set forth below is qualified in its entirety by reference to the complete text of the Plan.

2007 Long-Term Incentive Plan

      Shares Reserved. The Plan provides for a pool of 16,000,000 shares of Common Stock from which options or RSUs may be granted, provided that no more than 1,500,000 shares may be granted in the form of RSUs. Performance Awards granted and earned under the Plan will be settled in cash. Within these limits, the Plan permits the Committee to make grants in such amounts and at such times as it may determine. The Committee may delegate to the CEO determination of individual grants for employees who are not executive officers of the Corporation. Shares to be delivered upon exercise of an option or vesting of an RSU shall be made available either from authorized but previously unissued shares or from shares reacquired by the Corporation, including shares purchased in the open market.

      Eligibility. While all of the current 2,300 executives are eligible for participation in the Plan, we anticipate that approximately 365 employees annually will participate in the stock option features of the Plan. Performance Awards are generally limited to approximately 365 of the Corporation’s most senior leaders. Restricted Stock Unit grants will be reserved for special purpose grants.

      Stock Option Grants. Subject to adjustment as set forth in the Plan, the maximum option grant to any individual in any calendar year will not exceed 1,000,000 shares. The Committee may delegate to the CEO determination of individual stock option grants for employees who are not executive officers of the Corporation. Any such determinations by the CEO shall be subject to a maximum amount, which shall be approved by the Committee. Options granted under the Plan may be Incentive Stock Options or nonqualified options.

      Option Exercise and Termination Provisions. Options would typically be granted with a three-year, ratable vesting schedule and would typically have a term of ten years. The Plan also provides that, except as otherwise determined by the Committee, options will be forfeited upon termination of employment with the exception of termination by death, disability, or a qualifying retirement and the satisfaction of the conditions precedent described below.

      If the employee terminates employment without the consent of the Committee (or its delegate) and becomes employed by a competitor of the Corporation within one year of the date of exercise of a stock option, the employee will be required to repay to the Corporation the amount of any gain realized at the time of the exercise.

      Option Price. Except in connection with certain acquisitions and/or reorganizations as described in the Plan, the option price will be not less than 100 percent of the fair market value of the stock at the time the option is granted. Shares purchased upon exercise of an option must be paid for in full at the time of exercise. Payment upon exercise of an option may be made in cash or, unless determined otherwise by the Committee, by delivery of previously acquired shares of Common Stock, or through a broker-assisted cashless exercise program.

      Restricted Stock Units. Subject to adjustment as set forth in the Plan, the maximum RSU award to any individual in any calendar year will not exceed 250,000 shares. RSU awards may be either performance-based in accordance with the criteria set forth below, or time-based, and shall vest in accordance with provisions set forth by the Committee. RSU awards that vest over a period of time will be subject to a minimum-vesting schedule of three years (vesting may be incremental over such period). The recipient of an RSU award may, if so determined by the Committee, receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on shares with respect to the number of shares covered by the award. RSU awards may be granted to any of our 2,300 executives.

      Performance Awards. Employees selected to participate in the Plan will be granted target awards which, in general, will be determined based on each participant’s level of responsibility. At the beginning of each performance period, the Committee will establish a targeted performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum beyond which no additional amounts will be paid. In determining the performance criteria applicable to any grant of awards, the Committee may use one or more of the business criteria described below, which may be expressed in absolute terms or relative to the performance of other companies or to an index. It is anticipated that new grants will be made annually and will generally relate to a three-year performance period determined at time of grant.

      The percentage of each award paid to the executive will be determined by the Committee on the basis of the performance goals established and the performance achieved, as well as the quality of the employee’s individual performance during the period, which for covered executives, whose compensation is subject to Section 162(m), may involve only negative discretion. Final awards may be less than or greater than 100 percent of the target award. The Committee may delegate to the CEO determination of individual final awards for employees who are not executive officers of the Corporation. Any such determinations by the CEO shall be subject to a maximum amount, which shall be approved by the Committee. Final awards will be paid in the form of cash. No individual shall be granted a final award in excess of $10 million for any Plan period. Payment of final awards will be further contingent upon satisfaction of conditions precedent described below.

      Performance Criteria. In determining the performance criteria applicable to any award under the Plan, the Committee may use one or more of the following business criteria: asset turnover, cash flow, contribution margin, cost objectives, cost reductions, earnings per share, economic value added, increase in customer base, inventory turnover, market price appreciation of the Common Stock, market share, net income, net income margin, operating profit margin, pre-tax income, productivity, profit margin, quality, return on assets, return on net assets, return on capital, return on equity, revenue, revenue growth, TSR, and/or warranty. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. If any event occurs during a performance period that requires changes to preserve the incentive features of this Plan, the Committee may make appropriate adjustments.

      Conditions Precedent. Except for awards that vest pursuant to a Change in Control (as defined in the Plan), settlement or exercise of any award to or by an individual shall be subject to the following conditions precedent: that the participant must (1) continue to render services to the Corporation (unless this condition is waived by the Committee) for a specified period of time determined by the Committee at the time of award; (2) refrain from competitive activity and conduct that is inimical or in any way contrary to the best interests of the Corporation; and (3) furnish reasonable information with respect to the satisfaction of (1) and (2). The Committee has discretion in interpreting and applying these provisions to ensure that, in the opinion of the Committee, the objectives of the Plan are realized in accordance with corporate goals.

      Change In Control Provisions. The Plan generally provides for “double-trigger” change in control protection such that Plan awards will vest only in the event of both a “Change in Control,” and the subsequent occurrence of a termination of a Participant’s employment by the Corporation (other than for gross negligence or deliberate misconduct) or by the Participant for Good Reason (e.g., a substantial reduction in responsibility, base salary or incentive opportunity, or required relocation greater than 50 miles from the current place of employment) within three years of a “Change in Control.” A “Change in Control” will generally be found to occur in one or more of the following events: a replacement of a majority of the members of the Board of Directors at one time or during any two-year period; acquisition by any person, other than GM, or a subsidiary, of 20 percent or more of the voting power of Common Stock; certain mergers, consolidations, or other reorganizations in which General Motors is not the surviving company, disposition of all or substantially all of the Corporation’s assets, or the approval by the stockholders of the Corporation of a plan of complete liquidation of GM. Such a “Change in Control” event, followed by the participant’s termination of employment as described above, would have the following consequences on the holders of awards under the Plan:

Stock Options — Outstanding stock options vest immediately and become exercisable during their full remaining term.

Restricted Stock Units — Outstanding RSU awards units vest immediately and are promptly paid or delivered to such Participant.

Performance Awards — Outstanding awards vest immediately and are paid on a pro rata basis at the threshold award level, or if greater, the level resulting from the Corporation’s actual performance.

      The Committee believes it is important to include these provisions at this time to provide a measure of continuity and protection for the leadership team, most of whom are long-service employees of the Corporation. In addition, these provisions are consistent with competitive compensation practices at major U.S. companies within our comparator group.

      Federal Income Tax Consequences for Options. Certain of the federal income tax consequences applicable to stock options are set forth below:

      1. With respect to non-qualified options granted under the Plan: When an optionee exercises an option, the amount by which the fair market value of the stock on the date of exercise exceeds the exercise price of the option is taxed as ordinary income to the optionee in the year of exercise and generally will be allowed as a deduction for federal income tax purposes to the Corporation in the same year. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as a long- or short-term capital gain to the optionee, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as a long- or short-term capital loss, depending upon the holding period of the shares.

      2. With respect to Incentive Stock Options granted under the Plan: When an optionee exercises an incentive stock option while employed by the Corporation or a subsidiary or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the optionee at that time. If the shares acquired upon exercise are not disposed of until more than one year after the date of transfer, the excess of the sale proceeds over the aggregate option price of such shares will be a long-term capital gain to the optionee, and the Corporation will not be entitled to a tax deduction under such circumstances. Except as provided in (3) below, if the shares are disposed of prior to such date (a “disqualifying disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but generally not more than the amount of gain realized on the disposition) will be ordinary income to the optionee at the time of such disqualifying disposition. The Corporation generally will be entitled to a federal tax deduction equal to the amount of ordinary income so recognized by the optionee. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the tax consequences are the same as described in (1) above for non-qualified stock options.

      3. Special rule if the option price is paid for in shares: To the extent that an optionee pays all or part of the option price of a non-qualified option by tendering shares of Common Stock owned by the optionee, the rules described in (1) above apply except that the number of shares received upon such exercise, which is equal to the value of the number of shares surrendered as payment of the option price, shall have the same tax basis and tax holding period as the shares surrendered. If the shares surrendered by the optionee in the exercise of a non-qualified option had previously been acquired by reason of the exercise of an incentive stock option granted to such optionee, the surrender of such shares is not a disqualifying disposition of such shares, but the shares received upon the exercise of the non-qualified option which are equal in number to the surrendered incentive stock option shares will still constitute incentive stock option shares. The additional shares received upon such exercise have a tax basis equal to the sum of the amount of ordinary income recognized and the amount of any cash paid on such exercise and a holding period that commences on the date of exercise.

      New Plan Benefits. The benefits or amounts that will be received by or allocated to the CEO, the Named Executive Officers, all current executive officers as a group, and all employees who are not executive officers, as well as the amounts that would have been so received or allocated had the plan been in effect last year are not presently determinable.

      Stockholder approval of the Plan is being sought as required by rules of the NYSE. If such approval is not obtained, the Plan will not take effect and no awards will be made thereunder.

       The Board of Directors favors a vote FOR the proposal to approve the General Motors 2007 Long-Term Incentive Plan.

Stockholder Proposals

      We have been asked from time to time why the Board opposes the stockholder proposals included in the proxy statement. The Board does not disagree with all stockholder proposals submitted to the Corporation. When it agrees with a proposal and thinks it is in the best interests of GM and its stockholders, the proposal usually can be implemented without a stockholder vote. The stockholder proposals that appear in the proxy statement are only those with which the Board of Directors disagrees and believes it must oppose in fulfilling its obligations to represent and safeguard the best interests of the Corporation and its stockholders as a whole.

      The following stockholder proposals and supporting statements are presented as received from the proponents. GM is not responsible for the accuracy or content of the proposals and supporting statements.

Item No. 5

Stockholder Proposal Regarding Disclosure of Political Contributions

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, owner of approximately 202 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: ‘That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.’ ‘And if no such disbursements were made, to have that fact publicized in the same manner.’

REASONS: ‘This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.’

‘If you AGREE, please mark your proxy FOR this resolution.’”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The Board of Directors believes this proposal would not provide useful information beyond the information that GM is already committed to make available to stockholders and the public, as described below.

      In the United States, GM, like other corporations, is legally prohibited from making political contributions to candidates for federal office. GM’s Policy on Corporate Political Contributions and Expenditures (available on the Corporation’s Web site at http://investor.gm.com, under “Corporate Governance”) limits the use of GM resources to legally permitted political purposes, and provides for Board-level oversight and broad public disclosure of corporate political contributions and expenditures in compliance with its policy. Specifically, beginning in 2007, this policy requires the Corporation to implement annual disclosure on the GM Web site of all GM contributions to political organizations known as “section 527 organizations,” identifying both the recipients and the amount of the contributions. This annual voluntary report (also available through linkage to the publicly accessible Web site of the Federal Election Commission (the “FEC”)) will also identify all corporate contributions to individual candidates for state or local office, as well as contributions by the General Motors Political Action Committee (the “GM PAC”) to candidates, party committees, and other political action committees.

      While the Corporation may on occasion make contributions, in compliance with applicable law, in support of or in opposition to certain nonpartisan ballot measures, initiatives, or referenda, such contributions are infrequent and made only after careful management review has determined that the issue involved is likely to affect the Corporation or the communities in which we operate in one or more important ways. With respect to the Corporation’s efforts to influence legislation, General Motors believes that it is in the best interests of the Corporation, as well as its stockholders and employees, to express its views on legislative and other government actions in many areas, including, among others, energy policy, taxes, trade, vehicle safety, and emission standards. Through testimony by GM’s officers or expert witnesses and by correspondence to and through meetings with government officials, General Motors conveys its positions with respect to various legislative and regulatory matters.

      Some of the Corporation’s U.S. employees voluntarily contribute to individual candidates and political parties through the GM PAC—a corporate political action committee which solicits and distributes such voluntary contributions. As required by law, the GM PAC reports to the FEC the amount of contributions received from employees and the amounts that are distributed to individual candidates, political committees, or political parties. These reports are available for public inspection on the Internet at www.fec.gov. As permitted by law, GM provides administrative support for the GM PAC but does not make any contributions to the GM PAC.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 5.

Item No. 6

Stockholder Proposal Regarding Limit on Directorships of GM Board Members

      Mark Seidenberg, P.O. Box 6102, Woodland Hills, CA 91365, owner of approximately 60 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

      “The stockowners of General Motors Corporation hereby request that the Board of Directors require that all of the directors serve on no more than two (2) other boards of directors of publicly-traded corporations.

Supporting Statement:

      Our directors need to pay more attention to General Motors, in my opinion. The company is getting into very difficult times for us stockowners. The best thinking is needed to reverse these business difficulties.

      We pay well for directors to give their best efforts for our company. We expect that they should spend considerable time and attention to us. We should be getting at least 1/3 of their director professional time. That is, if they are on more than two other boards of directors, they will be too strung out to pay needed attention to our pressing concerns, in my opinion.

      Tens of billions of dollars are at stake in our company’s future. It’s so large that we cannot afford to allow directors not to be fresh and attentive.

      If the board disagrees with this resolution, you should ask how strung out it should be willing to have directors who are looking out after the financial well-being of other corporations. Our company’s financial well-being is primary to us. We deserve central attention.

      Vote YES.”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The Board recognizes that it is vital for each director to have adequate time and attention to spend on GM matters, and in considering nominations each year reviews whether each General Motors director is fully committed to doing whatever is necessary, including spending sufficient time, to fulfill his or her fiduciary obligations to its stockholders.

      The GM Board’s Corporate Governance Guidelines include several provisions that acknowledge the importance of monitoring each director’s other board memberships. Guideline No. 1, concerning Board membership criteria, makes the Board’s Directors and Corporate Governance Committee responsible for annually reviewing with the Board the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. In assessing potential candidates, the Committee examines each individual’s ability to devote the time required to be an effective representative of the stockholders. This review includes evaluating demands on the potential nominees’ time, including service on other boards. The Committee recommends only those candidates fully able to meet the necessary commitment to GM and its stockholders. In addition, under Guideline No. 13, non-management directors are encouraged to limit the number of other boards of U.S. public companies on which they serve, to no more than four, taking into account potential board attendance, participation, and effectiveness on these boards. Moreover, the Directors and Corporate Governance Committee and the Board annually review whether members of GM’s Audit Committee serve on audit committees of other companies, and whether that service compromises their ability to fulfill their duties on GM’s Audit Committee. After joining the Board, non-management directors cannot accept an invitation to serve on another board until they have advised GM’s Chairman and CEO and the Chair of the Directors and Corporate Governance Committee, under Guideline No. 13.

      The Board also recognizes, however, that the crucial question is not how many boards a director may serve on, but how well he or she carries out the duties of care and loyalty that a director owes to the Corporation and its stockholders. Ultimately, the Board believes that flexible guidelines thoughtfully applied with attention to specific situations are more likely to produce an excellent Board than rigid requirements that would not permit evaluation of each individual director’s circumstances. One director’s employer may be involved in an urgent situation that demands all the director’s time; another director may be retired, with ample time to serve on boards. In practice, the Board has found that in some cases the experience directors gain by serving on other boards is an asset, not a liability, to General Motors. Further, by limiting the number of other corporations’ boards on which a GM director can serve, this proposal would limit the pool of candidates who could serve on the Board and could reduce the diversity of experience of members of the Board. The Corporation and its stockholders are best served by permitting the Board and the Directors and Corporate Governance Committee to continue to consider each person’s ability to devote sufficient time to Board matters on an individual basis rather than according to an arbitrary, inflexible rule.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 6.

Item No. 7

Stockholder Proposal Regarding Greenhouse Gas Emissions

      The Community of the Sisters of St. Dominic of Caldwell, NJ, 40 S. Fullerton Ave., Montclair, NJ 07042, owner of approximately 75 shares of Common Stock, and other filers have given notice that they intend to present for action at the annual meeting the following stockholder proposal:

“Whereas:

General Motors is the world’s largest automaker & global industry sales leader with 9.17 million vehicles sold in 2005. Operating in markets throughout the world, most of these countries have ratified the Kyoto Protocol that obliges Annex I signatories (industrialized countries) to reduce national greenhouse gas (GHG) emissions below 1990 levels by 2012.

However, the Kyoto reduction targets may be inadequate to avert the most serious impacts of global warming. UK finance minister Gordon Brown says the EU should aim to reduce its carbon dioxide (CO2) emissions by 30% below 1990 levels by 2020 and by at least 60% by 2050.

Since Kyoto was adopted, the urgent need for action to prevent the most damaging effects of climate change has become increasingly clear.

The 2006 Stern Review on the Economics of Climate Change, lead by the former chief economist at the World Bank, ‘...estimates that if we don’t act, the overall (worldwide) costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.’ In contrast, the costs of action would be about 1% of global GDP each year.

GM has reduced global GHG emissions from its operations 12.5% since 2000; however, 1990-2004 vehicle fleet CO2 emissions remained flat in the U.S.

GM has shown that they can set and meet goals that improve the environmental performance of their products.

GM has consistently applied new technology to their vehicles over the past 20 years and yet has failed to steer that technology towards reduced global warming pollution, leading to average U.S. product greenhouse gas emissions that are worse today than 20 years ago and positioning GM as having the largest product ‘carbon burden’ of automakers selling vehicles in the U.S. today.

GM has made progress in reducing operational emissions and introduced some fuel-efficient vehicles, but has yet to develop a comprehensive strategy to ensure that technology and practicies will be applied to significantly reduce total GHG emissions from operations and products by 2010, 2020, and 2030.

Our company is currently suffering financially in part because our competitors are making more compelling products that are both fuel efficient and low-pollution passenger cars resulting in a recent alarming loss of market share in this era of higher oil prices. In order to protect and enhance long-term shareholder value GM must retake market share from its competitors. Toward that goal, the company needs to set quantitative goals for improving fuel efficiency and reducing GHG emissions in its products and operations to bring the customer back.

Resolved: shareholders request that the Board of Directors publicly adopt quantitative goals, based on current and emerging technologies, for reducing total greenhouse gas emissions from the company’s products and operations; and that the company report to shareholders by September 30, 2007, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      For several decades, GM has been working diligently to reduce emissions from its facilities and products, and to improve vehicle fuel economy. These efforts have resulted in reducing GM’s greenhouse gas (GHG) emissions across its global manufacturing operations and its global vehicle fleet. Since 2000 (the first year of available global data), GM’s global GHG footprint has been declining at a steady rate. GM’s GHG footprint can be confirmed from publicly reported data to the Department of Energy (GM’s U.S. GHG emissions 1990 baseline), the Environmental Protection Agency (GM’s North American GHG emissions — 2000 baseline), and in the Web-based Corporate Responsibility Report (GM’s Global GHG emissions — 2000 baseline). All reports are available at www.gmresponsibility.com.

      GM has been very active in implementing its energy efficiency, energy diversity, and advanced technology strategies across the globe. Day-to-day facility-level data is verified by third parties and maintained on a secure Web-based system. Vehicle fuel economy data is internally verified and submitted as required annually to local/regional or country level governments where we sell our vehicles. We use data about our facilities on a day-to-day basis to operate them at the maximum level of energy efficiency to minimize GHG emissions.

      Since 2003 GM’s proxy statement has annually included a detailed description of the Corporation’s policy, practices, plans, and progress toward established goals with regard to GHG emissions. GM annually compiles a report on its global GHG emissions and, as part of its 2004/05 Annual Corporate Responsibility Report, published a Global Climate Report titled, Greenhouse Gas Emissions — The Public Policy Dimension (the “Report”) (Exhibit E), which is available at GM’s Web site at http://www.gm.com/company/gmability/sustainability/reports/05/images/300 company/CR Global Climate Policy 052606.pdf. (Note: Web address is case sensitive.)

      The Executive Summary of our most recent report on Energy Security and the Global Climate Issue, which is available on our GM Web site as part of GM’s 2006/07 Corporate Responsibility Report, addresses the key issues in the proposal and describes what GM is currently working on to continue to reduce its GHG footprint. It begins:

      At GM we recognize that we live in an era of highly volatile energy supplies and costs, potential constraints on carbon emissions, and concerns with both the availability and reliability of energy that can significantly affect our facilities, products, and customers.

      Addressing these realities presents a challenging assignment, but also an extraordinary opportunity. GM believes the key to success is energy diversity — that is, being able to offer vehicles that can be powered with many different and more sustainable sources of energy. Developing alternative sources of energy and propulsion can mitigate many of the issues surrounding energy availability and climate change, including global demand; business and profitability risks; and greenhouse gas emissions.

      In view of GM’s current participation in wide-ranging public reporting and policy discussions in this area, and our current extensive efforts to improve energy efficiency and reduce GHG emissions from our facilities and products, we do not believe that adoption of additional goals and the preparation of an additional report, as requested by this proposal, would be a good use of corporate resources.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 7.

Item No. 8

Stockholder Proposal Regarding Cumulative Voting

      Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043, as trustee for the Ray T. Chevedden and Veronica G. Chevedden Family Trust, owner of approximately 2,000 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as each shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain directors in order to cast multiple votes for others.

This cumulative voting topic won our 56% support vote at our 2006 annual meeting — up from 49% in 2005. Cumulative voting also won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and then 56% at Bristol-Myers in 2006.

The Council of Institutional Investors www.cii.org recommends adoption of a shareholder proposal after it wins one majority vote like our 56%-vote in 2006. The Council does not recommend that a board stall for a second majority vote before taking action. Also at least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote.

Cumulative Voting could increase the possibility of electing at least one director with a specialized expertise and advocacy needed at our company to improve competitiveness. For instance a turnaround expert, a car person and/or a person with expertise in efficiencies in health care.

It is also important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported:

• The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

      ‘D’ in Overall Board Effectiveness.

      ‘High Concern’ in Board Composition.

      ‘High’ in Overall Governance Risk Assessment

• We had no Independent Chairman.

• We had a 67% super majority vote requirement — potentially allowing 1% of shareholders to overrule an overwhelming 66% of shareholders.

• Three of our directors were allowed to hold 4 to 6 director seats each — Over-extension concern:

      Mr. Cordina

      Mr. Laskawy

      Mr. Kresa

• Three of our directors also served on boards rated D by the Corporate Library:

1) Mr. Cordina	Berger King (BKC)	D-rated
	Merrill Lynch (MER)	D-rated
2) Mr. Laskawy	Lowes (LOW)	D-rated
	Carolina Group (CG)	D-rated
3) Mr. Kresa	Fluor (FLR)	D-rated

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative Voting
Yes on 8”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The General Motors Board of Directors has consistently opposed cumulative voting on the grounds that it could impair the effective functioning of the Board by facilitating the election of one or more Board members obligated to represent the special interests of a single stockholder or a small group of stockholders, rather than the common interests of all GM’s stockholders. Under cumulative voting, in an election of directors, each stockholder would be able to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she owns. These votes could be directed to a single candidate, or allocated among candidates in any proportion.

      Cumulative voting could therefore result in the election of one or more directors by a minority of the voting interest. The GM Board recognizes the risk that directors nominated and elected by holders of a minority interest in GM who have a self-serving agenda for acquiring GM stock would be likely to create partisanship and divisiveness on the Board that could impair the Board’s ability to operate effectively as a governing body, to the detriment of all GM stockholders. GM’s current Board is composed of directors, nearly all of whom are independent of management, and all of whom are dedicated to the best interests of the Corporation and all its stockholders. All of GM’s directors work diligently to enhance the value of GM for the benefit of all its stockholders.

      GM, like many other major corporations, has recently adopted majority voting for the election of directors in uncontested elections. Majority voting for directors in uncontested elections is broadly recognized as providing a voice for minority stockholders in the election of directors, but it is also broadly recognized as incompatible with cumulative voting. Specifically, the Committee on Corporate Laws of the American Bar Association, the Council of Institutional Investors, and many other commentators do not support cumulative voting in elections of directors in a company with majority voting. One risk created by cumulative voting in a company with majority voting is that in an uncontested election where a minority of stockholders desire to express their discontent, a small group of stockholders could thwart the majority by cumulating their votes to force the rejection of one or more nominees supported by a majority of the stockholders. Since GM does not have cumulative voting, in the case of contested elections, GM’s Bylaws continue to provide that each share of Common Stock is entitled to one vote for each available Board seat, and each director is elected by stockholders representing a plurality of all shares voted.

      At last year’s annual meeting, GM stockholders supported proposals recommending cumulative voting and majority voting. When the GM Board considered these stockholder recommendations, it recognized the conflict that would result if both of these alternative voting mechanisms were adopted and chose to adopt majority voting and not cumulative voting, based on the clear benefits of majority voting and the clear detriments of cumulative voting.

      Under Delaware law, every member of the Board is duty bound to represent all stockholders fairly and equally, and our current system of voting for directors encourages each director’s sense of responsibility toward all the stockholders, without special commitments or loyalty to any one stockholder or group of stockholders. The Directors and Corporate Governance Committee, which is responsible for identifying and recommending qualified individuals for director nomination, consists solely of independent non-management directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all GM stockholders, rather than to a particular group. The current Board is committed to continuing its strong oversight of management and progressive corporate governance practices, which include such safeguards as an annually elected Board, a substantial majority of independent directors, a highly effective presiding independent director, key Board committees composed exclusively of independent directors, confidential voting, a policy providing for a stockholder vote if a stockholder rights plan is ever adopted, and fully transparent Board governance guidelines and committee charters. Moreover, GM does not have elaborate takeover defenses that might justify adopting cumulative voting. Similarly, because GM does not have a single dominant stockholder or a group of stockholders acting in concert to exercise control for their own interests without regard for the interests of other GM stockholders, cumulative voting is not necessary to promote the election of directors who will protect the interests of a minority of stockholders.

      For all the above reasons, the Board believes that the adoption of cumulative voting would not be in the best interests of the Corporation and its stockholders.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 8.

Item No. 9

Stockholder Proposal Regarding Stockholder Approval of a “Poison Pill”

      Nick Rossi, P.O. Box 249, Boonville, CA 95415, owner of approximately 525 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED, Shareholders request that our Board adopt a bylaw or charter amendment that any future or current poison pill be subject to a shareholder vote as a separate ballot item, to be held as soon as possible. A poison pill is such a drastic step that a required shareholder vote on a poison pill is important enough to be a permanent part of our bylaws or charter — rather than a fleeting short-lived policy.

It is essential that a sunset provision not be used as an escape from a shareholder vote. Since a vote would be as soon as possible under this proposal, it could take place within 4-months of the adoption of a new poison pill. Since a poison pill is such a drastic measure that deserves shareholder input, a shareholder vote would be required even if a pill had been terminated.

The Corporate Library, http://www.thecorporatelibrary.com/, an independent investment research firm said: We support the adoption of policies requiring shareholder approval of poison pills, either before adoption or within a short time thereafter — six months is sufficient time, we think, for a board to explore alternatives in the event of a hostile bid, but not so long that shareholders are completely disempowered.

The Corporate Library said the use of a so-called ‘fiduciary out’ by some companies — especially in light of recent Delaware case law suggesting such a proviso is unnecessary — as well as a 12-month duration for some non-shareholder-approved poison pills, undermines the effectiveness of these 12-month policies in giving shareholders a meaningful voice in a takeover context.

According to the book Power and Accountability by Nell Minow and Robert Monks: ‘All poison pills...give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders...’

‘Poison pills... entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.’ From: ‘Take on the Street’ by Arthur Levitt, SEC Chairman, 1993-2001

Subject Any Future Poison Pill to a Shareholder Vote
Yes on 9”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      GM’s Board of Directors has never adopted a stockholder rights plan and the Board of Directors has no present intention to adopt such a plan. GM’s current Board-adopted policy regarding stockholder rights plans can be found on the Corporation’s Web site at http://investor.gm.com, under “Corporate Governance.” The policy is quoted in its entirety below:

General Motors Corporation
Policy Statement Regarding Stockholder Rights Plans:

It is the policy of this Board that the Board will only adopt a stockholder rights plan (herein a “rights plan”) if either (a) the Corporation’s stockholders have approved the adoption of the rights plan or (b) the Board, in its exercise of its fiduciary responsibilities, determines that it is in the best interests of stockholders under the circumstances to adopt a rights plan without the delay in adoption that would result from first seeking stockholder approval.

A rights plan adopted pursuant to the foregoing clause (b) will be put to a stockholder ratification vote within 12 months of adoption or expire at the end of that 12-month period. If the rights plan is not approved by a majority of the votes cast on this issue, such rights plan will terminate at the close of business on the date on which the Corporation’s Secretary receives certification of the stockholder vote to such effect.

A rights plan adopted pursuant to the foregoing clause (b) will include a provision (sometimes known as a “TIDE” provision) providing for the establishment of a committee of the Board to be comprised entirely of independent directors (as defined by the New York Stock Exchange listing standards) that will be responsible for reviewing the rights plan at least once every three years and advising the Board at such intervals as to whether the Board should modify or terminate such rights plan. Such a review should be accompanied by reports and recommendations, as appropriate, from investment bankers and attorneys engaged by the committee to evaluate the Corporation’s performance, market conditions, developments in corporate law and governance, and other pertinent factors.

The Directors and Corporate Governance Committee shall review this policy from time to time and report to the Board its views and recommendations concerning any changes to this policy that it believes should be considered by the Board.

      The GM Board of Directors believes that this policy is in the best interests of the Corporation and its stockholders, and that adoption of the proponent’s more cumbersome recommendations would not be in their best interests. Moreover, the proponent asks that there be a stockholder vote on any stockholder rights plan, even after the plan’s termination. The Board believes that a vote under such circumstances would serve no purpose, and the cost to the Corporation and the distraction to the Board and management of such a vote would constitute an unwarranted allocation of corporate resources and corporate waste. The Board believes that the policy it has adopted provides the Corporation’s stockholders with an appropriate opportunity to vote on any stockholder rights plan that GM’s Board of Directors might in the future adopt.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 9.

Item No. 10

Stockholder Proposal Regarding Special Stockholder Meetings

      James Linardos, 1881 Waverly St., Trenton, MI 48183, owner of approximately 222 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of 10% (or the lowest possible percentage above 10%) of our outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states provide that holders of 10% of shares may call a special meeting.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor preserving this right.
Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

It is important to take a step forward and support this one proposal since our governance practices were not impeccable. For instance:

1) Our company has held ‘fox hole’ annual meetings in Wilmington, Delaware every year since 1995. Thousands of shareholders attended our 1994 annual meeting. Yet since the 1995 move to Wilmington attendance has hovered around 100 shareholders each year.

2) Our directors authorized the solicitation of large shareholders to vote against popular shareholder proposals.

3) There is no company requirement for separating the role of CEO and Chairman to better evaluate our CEO.

4) Our directors supported a stock incentive plan with excessive dilution compared to our peer companies.

5) There is no policy for full disclosure of potentially compromising philanthropic links of our directors with our company.

6) Our board failed to adopt Cumulative Voting after we voted 55% in favor at the 2006 annual meeting.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to enable shareholders to call for:

Special Shareholder Meetings
Yes on 10”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      GM’s stockholders have the power to act independently of GM’s Board and management at any time by written consent. There is no minimum ownership threshold required for any stockholder or group of stockholders to commence a solicitation of written consents. In addition, changes to the SEC’s proxy rules, effective in June 2007, will substantially improve the ability of stockholders to take advantage of technological developments and the growth of the Internet and electronic communications to solicit stockholder votes, including soliciting support for action by written consent.

      GM’s Board and management recognize that prudent corporate governance frequently demands a stockholder vote on major corporate acquisitions and restructurings. For example, the rules of the NYSE already require listed companies like GM to seek stockholder consent to issue common stock that would amount to 20 percent or more of the outstanding shares, and Delaware’s General Corporation Law already requires corporations to seek stockholder approval for a merger or the sale of all or substantially all the assets of the corporation.

      GM in the past has frequently chosen to seek stockholder approval by soliciting written consents rather than holding a special meeting. As described above, individual stockholders, regardless of the number of shares they hold, already have the power to solicit via written consent. Accordingly, permitting 10 percent of the Corporation’s stockholders to call special meetings as proposed would serve no purpose other than to increase the cost of the voting process. For a company the size of General Motors, even a sparsely attended stockholder meeting can be very disruptive to the focus of the Board and management and very costly because of the extensive planning, logistics, communications, media set-up, staff support, and security measures that such an event demands.

      While inviting stockholders to a special meeting would create a platform for individual stockholders to voice their concerns as they do at annual meetings, most of GM’s stockholders recognize that convening stockholder meetings does not enhance either their understanding of the issues confronting GM or the likelihood of resolving them. In recent years, when GM has faced challenging business conditions, fewer than 200 stockholders, on average, have attended GM’s annual meetings in person.

      GM’s executives and the Corporation’s Investor Relations and Stockholder Services personnel maintain open lines of communications with large and small stockholders, financial analysts, and shareholder advisory services regarding important issues relating to the Corporation’s business and governance.

      Under this proposal, holders of only 10 percent of Common Stock would have the right to call a special meeting of stockholders. This could provide a forum for parties holding such a relatively small amount of stock to call meetings that would serve their narrow purposes rather than those of the Corporation and the majority of its stockholders. Controlling the timing of a regular or special meeting under such circumstances should be in the hands of GM’s independent directors, as it is now, to enable them to discharge their fiduciary duties to all the stockholders of the Corporation. The proposal advocates “...shareholders control over timing...in the context of a major acquisition or restructuring.” Such control could be fundamentally opposed to the best interests of the Corporation and its stockholders, since a holder of 10 percent of the Corporation’s shares could use that position to call meetings whenever desired for disruptive or other self-interested purposes, which could be to the disadvantage of a majority of the Corporation’s stockholders.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 10.

Item No. 11

Stockholder Proposal Regarding Performance-Based Equity Compensation

      Donald and Ina Donahue, 1812 Geneva Street, Dearborn, MI 48124, owners of approximately 1,000 shares of Common Stock, have given notice that they intend to present for action at the annual meeting the following stockholder proposal:

“Resolved, Shareholders request that our Board adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives is performance-based, and the performance criteria adopted by our Board is disclosed to shareowners.

‘Performance-based’ equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This proposal is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged — for the good of our company — to promptly negotiate revised contracts that are consistent with this proposal.

As a long-term shareholder, we support pay policies for senior executives that provide challenging performance objectives that motivate our executives to achieve long-term shareowner value. Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett characterized standard stock options as ‘a royalty on the passage of time.’

We support a strong emphasis on rewarding superior corporate performance, the achievement of demanding performance goals and the restoration of public confidence in our company. This proposal topic won a 57% supporting vote at Lucent Technologies (LU) in 2006.

Performance Based Stock Options
Yes on 11”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      This proposal urges the Board to adopt a policy that 75 percent of future stock option or restricted stock grants to senior executives shall be “performance-based,” which it defines as indexed stock options, premium-priced stock options, or performance-vesting stock options or restricted stock. The Board of Directors believes that the Corporation’s current executive compensation program, including its methodology for granting and pricing stock options, is in the best interest of the Corporation and its stockholders. The Board believes this proposal would undermine stockholders’ interests by impairing our ability to attract and retain key talent and could result in an accounting change that could lead to unforeseen fluctuations in the Corporation’s net earnings and earnings per share.

      The Executive Compensation Committee of GM’s Board, which consists entirely of independent directors, grants stock options annually to senior executives to provide an incentive for superior performance leading to long-term increased stockholder value. The grant date is either the date on which the Committee approves the grant, or a specified later date, and the grant price is the average of the high and low stock price on the date of grant. Since 2003 GM has treated stock options as an expense, using the Black Scholes value as of the date of grant. Except for one option grant made in 2006, the exercise prices of all outstanding GM stock options are currently more than the market price of Common Stock.

      Although most companies do utilize stock options as a competitive pay component intended to strengthen the link between the interests of employees and stockholders in the company’s stock price, very few major companies use “performance-based” stock options as defined by the proposal. Stock options form a long-term variable pay component of GM’s total compensation program and are an important retention and performance tool. We have consistently submitted management compensation proposals covering our incentive plans for stockholder approval every five years, and have always received substantial support. GM is currently seeking stockholder approval on a management proposal requesting additional shares for stock options and restricted stock grants. These plans allow the Executive Compensation Committee to grant stock options and restricted stock. The CD&A in this Proxy Statement describes the performance criteria for our incentive plans, which are determined annually based on the factors that management and the Committee believe are most important at that time to GM’s success. In contrast, the proposal would impose rigid criteria regardless of changes in circumstances. Moreover, requiring the Corporation to grant options with conditions or other terms which are inconsistent with the compensation practices followed by the Corporation’s competitors, such as requiring an arbitrary 75 percent of options granted be performance-based, could place it at a substantial disadvantage in recruiting and retaining senior executives. The

Board, however, intends to continue to monitor the development of market practices with regard to incentive compensation, and equity compensation in particular, and intends to adapt its practices in regard to incentive award design to remain competitive in the market for executive talent.

      The proposal also fails to point out that, if adopted, indexed stock options could have undesirable accounting implications for GM. Since the exercise price of the indexed options would not be known on the date of grant, GM would be required periodically to re-measure the compensation expense of such options and report the revised expense in its quarterly earnings until the exercise price of the options becomes known. Adjustments to reflect these re-measurements could have a material impact on GM’s calculation of the compensation expense that results from stock option grants and could affect both the Corporation’s net earnings and earnings per share. Ironically, this accounting effect could reduce earnings in years when Common Stock performs well compared with its peers and increase earnings when Common Stock performs poorly when compared with its peers. The Board believes this inappropriate result would undermine the purpose of stock options as part of incentive compensation intended to benefit the Corporation and its stockholders.

      In addition, although our stock option programs do not use indexed options, GM’s LTIP, under which approximately 370 members of senior leadership are awarded grants, is based on relative TSR. Under GM’s LTIP, senior executives receive awards, including dividends, at the end of a three-year period if GM attains certain predetermined levels of growth in the value of Common Stock when compared to other companies in the S&P 500 Index. This program is designed to ensure that executives are not rewarded for price increases for Common Stock due solely to a general rise in the stock market, but are rewarded for improved and sustained GM performance relative to companies in the index. In fact, for the performance periods of 2002-2004, 2003-2005, and 2004-2006, no payouts were made under this plan because GM’s TSR compared to the peer group did not meet the minimum payout level. We believe the combination of the relative TSR and stock option plans for senior leadership provides a well-balanced long-term focus, which is in the best interests of both the Corporation and the stockholders.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 11.

Item No. 12

Stockholder Proposal Regarding Recouping Unearned Incentive Bonuses

      John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of approximately 50 shares of Common Stock, and James M. Dollinger and Jessica Dollinger, 6193 Stonegate Parkway, Flint, MI 48532, owners of approximately 28 shares of Common Stock, have given notice that they intend to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: Shareholders request our board to adopt a bylaw to enable our company to recoup all unearned incentive bonuses or other incentive payments to all senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved. This is to be adopted as a bylaw unless such a bylaw format is absolutely impossible. If such a bylaw were absolutely impossible, then adoption would be as a policy. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy. Restatements are one means to determine such unearned bonuses.

This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Our Compensation Committee is urged — for the good of our company — to promptly negotiate revised contracts that are consistent with this proposal even if this means that our executives be asked to voluntarily give up certain rights under their current contracts.

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives in that year were based on income exceeding goals. Sanjay Kumar, then CEO, thus received a $3 million bonus based on Computer Associates’ supposedly superior performance. Subsequently Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail in regard to his employment at Computer Associates.

There is no excuse for over-compensation based on discredited earnings at any company.

Our company took a positive step after this topic won a 42% supporting vote at our 2006 annual meeting. However the policy adopted by our company as result of this 42% supporting vote did not provide that all senior executives who received unearned bonuses would be required to return the bonuses they did not deserve — even thought they did not personally ‘cook the books.’ The 2006 policy needs to be tightened so that our executives will not be encouraged to look the other way if they see the books being cooked.

The spreading scandal over backdated stock options is yet one more reminder that the executive class of many corporations seek over-compensation based on undeserved earnings.

Recoup Unearned Management Bonuses
Yes on 12”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      On October 3, 2006, the Board adopted a policy that provides for the recoupment of incentive compensation if it is determined that any fraud, negligence, or intentional misconduct by an executive officer or certain other officers was a significant contributing factor to the Corporation having to restate all or some of its financial statements. The policy is available on GM’s Web site at http://investor.gm.com, under “Corporate Governance.” The Board’s policy affirms that, in its discretion, the full Board or a committee of the Board shall take whatever action it deems necessary to remedy the misconduct and prevent its recurrence, including the recoupment of any bonus or incentive compensation paid to the employee after January 1, 2007, the cancellation of restricted or deferred stock awards and outstanding stock options, and the repayment of any gains received from exercising stock options.

      The Board cannot support what the proponent of this proposal is seeking because the proposal lacks the flexibility for dealing with the practical implications of developments in this area and is overly broad in its scope. The Board believes that the key issues underlying this and similar proposals at other companies are appropriately addressed in the policy it recently adopted. Consistent with this policy, the Executive Compensation Committee of the Board would review performance-based compensation whenever a restatement of financial results for a prior period could affect the factors used in determining an incentive award. It should also be noted that the Corporation’s equity awards generally provide for forfeiture in the event an employee participates in activities inimical to the Corporation, is terminated for cause, or quits without the written consent of the Corporation or the Committee. All incentive compensation plans for executives of the Corporation have been amended to facilitate such recoupment.

      The Board believes that together with the robust policy it has recently adopted, the requirements of Sarbanes-Oxley and the good management practices already in place will ensure that a thorough review and vigorous remedial action will take place whenever the Board confronts an occurrence warranting recoupment. On the other hand, the Board believes, the proponent of this proposal has asked for steps that would be overreaching and inimical to the best interests of the Corporation and its stockholders. If this proposal is adopted, the Board would be required to recoup all bonuses and awards to affected senior executives regardless of whether an executive was in any way responsible for, or even involved in, the events requiring a restatement. As a result, the performance-based compensation of all executives would be perpetually at risk because of events over which many executives have no control. Moreover, the Board would not be permitted to consider relevant facts and circumstances that would affect the reasonableness of when and how recoupment should occur. Subjecting the performance-based compensation of all executives to such potentially arbitrary outcomes would be directly contrary to the purpose of incentive compensation, to motivate employees’ performance in areas in which they can positively and legitimately affect the Corporation’s performance. In addition, if adopted, the proposal would place GM at a competitive disadvantage in recruiting and retaining critical talent, which would not be in the best interest of GM or its stockholders.

      The Board believes that in carrying out its fiduciary duty to stockholders, and as a matter of fundamental fairness to GM executives and their families, this proposal is not acceptable. At the same time, the Board reaffirms its strong commitment to protecting the interests of the Corporation and its stockholders if and when recoupment becomes appropriate due to inappropriate conduct of any executive that might affect the Corporation’s future financial statements.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 12.

Item No. 13

Stockholder Proposal Regarding Optimum Board Size

      John Lauve, 200 N. Saginaw, Holly, MI 48442, owner of approximately 22 shares of Common Stock, and Louis Lauve, 3900 Watson Place, N.W. 2G-B, Washington, DC 20016, owner of approximately 44 shares of Common Stock, have given notice that they intend to present for action at the annual meeting the following stockholder proposal:

“Resolved: Optimize the size of our Board. Shareholders request that our Board initiate an appropriate process to amend our company’s charter or bylaws to provide that the size of our board will have a range of 10 to 14 members with any change in this range (except a very brief unforeseen change) requiring a bylaw change. Amending our company’s charter or bylaws accordingly is an essential part of this proposal unless it is absolutely impossible. The Securities and Exchange Commission stated that there is a substantive distinction between a proposal that seeks a policy and a proposal that seeks a bylaw or charter amendment.

We believe that a board size of less than 10 is too small for a company as large and diverse as General Motors. And a board size of more than 14 tends to be unwieldy and thus be dominated by the Chairman for which it responsible to oversee.

Our board size should be established at a reasonable range and not randomized simply to thwart Mr. Kirk Kirkorian or another investor group which could have a positive impact on the price of our stock. A permanent range of 10 to 14 could make our company more attractive for a profitable offer and concurrently incentivize our management to turnaround our company now that Mr. Kirkorian has sold his stock.

Former GM director Jerome York said, ‘...I have not found an environment in the board room that is very receptive to probing much beyond the materials provided by management (and too often, at least in my experience, materials are not sent to the board ahead of time to allow study prior to board discussion). For obvious reasons I can understand why that environment exists, but in the sense that all parties’ interests are fully aligned around long term shareholder value creation, that environment has been a puzzle to me.’

The Corporate Library http://www.thecorporatelibrary.com/ an independent investment research firm said that Mr. York’s quote tends to confirm their worst suspicions about the GM board, that despite all efforts to comply with the most widely recognized best practice standards for sound corporate governance, the board remains fundamentally flawed and ineffective. Even as The Corporate Library applauds their recent adoption of majority voting standards for directors, as requested by shareholder vote, and their thus-far successful efforts to keep GM out of bankruptcy, we agree with Mr. York’s sad lament: ‘I have grave reservations concerning the ability of the company’s current business model to successfully compete in the marketplace with those of the Asian producers.’ Barring significant, fundamental changes in attitude and strategic commitment, this remains a board that is far more likely than not to oversee the continued long-term decline of once mighty General Motors. Source: The Corporate Library.

A range of 10 to 14 directors can better incentivize our management to turnaround our company.

Optimum Board Size
Yes on 13”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      GM’s Bylaws fix the range of directors that the Board of Directors may designate at 3 to 17 members, and include a provision stating that the Board may not change that range without the consent of the Corporation’s stockholders. When the minimum number of directors was originally fixed in the GM Certificate of Incorporation as 3, Delaware law required companies with multiple stockholders to have at least 3 directors. While that law has been changed so that the minimum number of directors for all Delaware corporations is now 1, the Board does not see any reason to set a lower limit, which could threaten diversity of experience and continuity of service on the Board. At the current time, the Board does not believe that a Board with only 3 members would be in the best interest of the Corporation, but in adopting the Bylaw recognized that it could be desirable under some circumstances and chose to establish a wide range of the number of directors to minimize the need to seek stockholder approval for changes. Similarly, while the Board believes that a Board with 17 members would be too large for GM at the present time, the bylaw was drafted to afford reasonable flexibility as circumstances change.

      The Board of Directors has determined that the appropriate size of the Board at this time is 13 members. The Board believes that setting a fixed range for the number of directors at 10 to 14 as the proposal suggests would be imprudent and too narrow in light of possible unforeseen factors that may impact the Board’s future views of the appropriate number of directors. At any time, the number of directors should be determined by the Board based on its best judgment of prevailing facts and circumstances relating to the needs of the Board and the Corporation’s business. Consistent with these beliefs, the Board believes that greater flexibility in determining the number of directors that may be appropriate at any given time is necessary to its ability to manage the Corporation’s governance.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 13.

Item No. 14

Stockholder Proposal Regarding Simple Majority Vote

      Lucy M. Kessler, 7802 Woodville Road, Mt. Airy, MD 21771, owner of approximately 200 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

This topic won a 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current Certificate of Incorporation allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 67%-vote on a key issue, if our vote is 66%-yes and only 1%-no — only 1% could force their will on our 66%-majority.

We currently have this super majority provision in our Certificate of Incorporation:
‘(h) With the written assent of the holders of two-thirds [67%] of its issued and outstanding stock of all classes without a meeting, or pursuant to the affirmative vote in person or by proxy of the holders of two-thirds of its issued and outstanding stock of all classes, at any meeting, either annual or special, called as provided in the Bylaws, the Board of Directors may sell, convey, assign, transfer or otherwise dispose of, any part or all of the property, assets, rights and privileges of the Corporation as an entirety, for the stock, bonds, obligations or other securities of another corporation of this or of any other State, Territory, Colony or foreign country, or for cash, or partly cash, credit, or property, or for such other consideration as the Board of Directors, in their absolute and uncontrolled discretion, may determine.’

The above quoted provision seems to contradict the text in our company’s 2005 proxy which stated: ‘Since GM has not adopted any ‘supermajority’ requirements...’ and ‘General Motors has not adopted any requirements for stockholder approval by more than a majority...’

Let us adopt this proposal topic, which won a 66% yes-vote average at 20 major companies in 2006.

Adopt Simple Majority Vote
Yes on 14”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      GM’s Board has already taken “each step necessary to adopt a simple majority vote to apply to the greatest extent possible,” as requested by the proposal. Specifically:

• GM’s Bylaws have been amended to require that, in an uncontested election of directors, directors are elected by the affirmative vote of a simple majority of the votes cast (excluding abstentions). Although under Delaware law an incumbent director who failed to get the support of a majority would be able to continue in office, GM’s Board adopted a mandatory resignation policy, which permits the Board to preserve the outcome of the simple majority vote by removing such a director.

• Approval of all other items subject to the vote of GM stockholders, whether at a meeting or through action by written consent, requires only a simple majority. (For a measure to pass, it must be approved by a simple majority of the shares voted at a stockholder meeting or of the outstanding shares entitled to vote in an action by written consent.)

• Neither GM’s Certificate of Incorporation nor Bylaws require approval of any action by more than a simple majority of shares voted. The provision in the Certificate of Incorporation that the proposal cites does not require more than a majority. GM has consistently interpreted the cited provision not as a restriction on the power of the stockholders to approve matters by majority vote as permitted by law, but rather as permitting a supermajority of 66 percent of the outstanding shares to grant GM’s Board discretion to sell “any or all of the [Corporation’s] assets...for...such consideration as the Board of Directors, in their absolute and uncontrolled discretion, may determine.” In 2005, the Delaware Court of Chancery held in In re General Motors (Hughes) Shareholder Litigation that this provision did not apply to the split-off of GM’s interest in Hughes Electronics Corporation, stating that this provision “is a permissive (as opposed to mandatory) charter provision.” The Delaware Supreme Court affirmed this decision in 2006. Accordingly, we do not believe that this provision undermines the principle of stockholder approval through a simple majority vote. In any event, GM’s Board has no intent to seek such supermajority approval from the Corporation’s stockholders.

      Approval of a similar proposal by stockholders of 20 other companies is irrelevant. GM stockholders do not need to adopt this proposal because GM has not put any supermajority requirements in place. This unnecessary proposal would not have any effect on GM’s corporate governance, which currently provides many safeguards for stockholders’ interests.

      Moreover, the proponent’s suggestion that this simple majority proposal would eliminate the risk that as little as 1 percent of the outstanding Common Stock could “frustrate the will of the shareholder majority” is baseless. Since a simple majority vote is already required under Delaware law, the will of the majority of GM’s stockholders cannot be thwarted. Of course, any specified threshold for voting inevitably creates not only the risk, but the certainty, that one share may prove to be decisive in determining the outcome, but that is the case whether the threshold is 10 percent, 50 percent, 66 percent, or any other conceivable requirement.

      Because the proposal cannot eliminate the risk that a few shares could determine a close vote and because GM has not adopted any supermajority requirements, this proposal is misleading and unnecessary.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 14.

Other Matters

      The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to all additional matters that might come before the annual meeting.

       If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and your prompt response.

                                                                                    By order of the Board of Directors,

                                                                                      Nancy E. Polis, Secretary

April 27, 2007

GLOSSARY OF TERMS

“AIP” means the General Motors 2002 Annual Incentive Plan

“BEP” means the General Motors Benefit Equalization Plan for Salaried Employees

“Board” or “Board of Directors” means the General Motors Corporation Board of Directors

“Canadian Plan” means the General Motors Canadian Savings-Stock Program for Salaried Employees

“CD&A” means the Compensation Discussion and Analysis

“CEO” means Chief Executive Officer

“Common Stock” means GM Common Stock, $1 2/3 par value

“Compensation Plan for Non-Employee Directors” means the General Motors Corporation Compensation Plan for Non-Employee Directors

“Computershare” means Computershare Trust Company, N.A., GM’s stock transfer agent

“CRSU” means Cash-Based Restricted Stock Unit

“DCP” means the General Motors Deferred Compensation Plan for Executive Employees

“Deloitte & Touche” means Deloitte & Touche LLP

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended

“FEC” means the the Federal Election Commission

“FICL-PRG” means Fidelity Investments Canada Limited Next StepTM — Personal Retirement Group

“GM” or “General Motors” or “the Corporation” or “we” means General Motors Corporation

“GMNA Turnaround Plan” means the GM North America Turnaround Plan

“GM PAC” means the General Motors Political Action Committee

“GMAC” means GMAC LLC, the successor to General Motors Acceptance Corporation

“GMAC Insurance Plan” means GMAC Insurance Personal Lines — Retirement Savings Plan

“IRC” means the U.S. Internal Revenue Code, as amended

“IRS” means the U.S. Internal Revenue Service

“ISO” means Incentive Stock Option

“LTIP” means the General Motors 2002 Long-Term Incentive Plan

“Merrill Lynch” means Merrill Lynch & Co., Inc., together with its various subsidiaries

“Morrow” means Morrow & Co., Inc., GM’s proxy solicitor

“Named Executive Officers” means the executive officers of the Corporation named in the 2006 Summary Compensation Table on page 31

“NYSE” means the New York Stock Exchange

“PCAOB” means the Public Company Accounting Oversight Board

“PSP” means the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

“RRSP” means the General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees

“RSU” means Restricted Stock Unit

“S&P 500 Index” means the S&P 500 Composite Stock Price Index

“SAR” means Stock Appreciation Right

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002

“SEC” means the U.S. Securities and Exchange Commission

“SERP” means the General Motors Supplemental Executive Retirement Plan

“SPP” means the Stock Performance Program

“SIP” means the General Motors 2002 Stock Incentive Plan

“SRP” means the General Motors Retirement Program for Salaried Employees

“S-SPP” means the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

“TSR” means Total Shareholder Return based on market price appreciation plus the compounding effect of reinvested dividends

Exhibit A

GENERAL MOTORS CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee’s primary function is assisting the GM Board with its responsibility for overseeing the integrity of GM’s financial statements, GM’s compliance with legal and regulatory requirements (NYSE), the qualifications and independence of the independent accountants, and the performance of GM’s internal audit staff and independent accountants.

In carrying out this function, the Committee shall independently and objectively monitor the performance of GM’s financial reporting process and systems of disclosure controls and internal controls; review and appraise the audit efforts of GM’s independent accountants and internal audit group; provide for open, ongoing communications concerning GM’s financial position and affairs between the Board and the independent accountants, GM’s financial and senior management, and GM’s internal audit department; review GM’s policies and compliance procedures regarding ethics and legal risk; prepare the Audit Committee Report for the annual proxy statement; and report regularly to the Board regarding the execution of its duties.

Membership

The Committee shall be composed of three or more directors as determined by the Board. The duties and responsibilities of a Committee member are in addition to those required of a director. Each Committee member shall be an independent director as determined in accordance with the Corporation’s bylaws and as defined by all applicable laws and regulations. All members of the Committee shall be “financially literate” and the Committee will have at least one member qualified as an “audit committee financial expert” as defined by applicable regulations.

Meetings

The Committee shall meet not less than six times annually. Periodically, it shall meet in executive sessions with management, the General Auditor, the independent accountants, other advisors, or other GM officers. The Committee shall periodically meet in executive session absent GM management.

The Committee shall maintain independence both in establishing its agenda and directly accessing management of GM and its subsidiaries. Annually, the Committee will reassess the adequacy of this charter, evaluate its performance, and report these and other actions to the Board of Directors with any recommendations.

Responsibilities and Duties

GM management is responsible for preparing financial statements; the Committee’s primary responsibility is oversight. To carry out this responsibility, the Committee shall undertake the following common recurring activities:

Financial Statements

• Discuss with management and the independent accountants the annual audited financial statements and quarterly financial statements prior to filing including Management’s Discussion and Analysis of Financial Condition and Results of Operations, GM’s earnings announcements as well as financial information and earnings guidance provided to analysts and rating agencies, and the results of the independent accountants’ reviews; these discussions may be general, covering types of information to be disclosed and the type of presentation to be made, and need not take place in advance. The Committee may be represented by the Chair or a subcommittee to review earnings announcements.

• Review critical accounting policies, financial reporting and accounting standards and principles (including significant changes to those principles or their application), and key accounting decisions and judgments affecting the Corporation’s financial statements. The review shall include the rationale for such choices and possible alternative GAAP treatments.

• Review and approve as necessary:

• Any commitment to an exit or disposal plan or other disposition of a long-lived asset or termination of employees under a plan of termination described in FASB Statement No. 146, paragraph 8, under which GM will incur material charges;

• Any determination or conclusion by management that GAAP requires a material charge to one or more of GM’s assets, including impairments of securities or goodwill; and

• Any determination or conclusion by management that any previously issued annual or quarterly financial statements should no longer be relied upon because of an error in the statements.

• Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

• Review with the independent accountants any audit problems or difficulties with management’s response.

• Review GM’s financial reporting process, including disclosure controls and procedures, the systems of internal control, and the independent accountants’ attestation of management’s internal control report.

• Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

• Review any disclosure of significant deficiencies in the design or operation of internal controls and any special audit steps adopted.

Independent Accountants

• Select, engage, evaluate, and, if appropriate, terminate or replace the independent accountants, including any independent accountants who audit the financial statements of direct and indirect subsidiaries of GM (i.e., companies in which GM has more than 50% of the equity interest or an equity interest of less than 50% and management control). The Committee’s selection shall be annually submitted to the Board for approval and to the stockholders for ratification. The independent accountants are accountable to the Committee and the Board of Directors. The Committee shall approve the audit engagement fees and pre-approve any non-audit services to be provided by the independent accountants.

• Review reports by the independent accountants describing: their internal quality control procedures; any material issues raised by the most recent internal quality control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent accountants and GM.

• Ensure that rotation of the independent accountants’ audit partners satisfies regulatory requirements, and set clear policies about hiring current or former employees of the independent accountants.

• Review and discuss with the independent accountants the annual statement required by the Independence Standards Board (ISB) Standard No. 1.

• Review and discuss the scope and plan of the independent audit.

Internal Audit

• Review the performance of the internal audit department including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the results of internal audits. Review and concur in the dismissal and appointment of the General Auditor.

Legal, Compliance, and Risk Management (NYSE)

• Establish procedures for reviewing and handling complaints or concerns received by GM regarding accounting, internal accounting controls, or auditing matters, including enabling employees to submit concerns confidentially and anonymously, and review management’s disclosure of any frauds that involve management or other employees who have a significant role in internal control.

• Review procedures and compliance processes pertaining to corporate ethics and standards of business conduct as embodied in GM’s policy, Winning With Integrity: Our Values and Guidelines for Employee

Conduct and approve any significant revisions. Authorize processes for management oversight as appropriate to help assure effectiveness in compliance and ethics programs.

• Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the internal auditors or the independent accountants.

• Review the assessment of management regarding legal risks identified in GM’s compliance programs, and GM’s compliance with laws and regulations designated by the FDIC as being essential for safety and soundness, compliance with regulations of the OCC relating to fiduciary activities, and compliance with other regulatory authorities.

• As the Qualified Legal Compliance Committee (QLCC), review and discuss any reports received from attorneys with respect to securities law violations and/or breaches of fiduciary duties which were reported to the General Counsel or the Chief Executive Officer and not resolved to the satisfaction of the reporting attorney.

• Discuss policies with respect to risk assessment and risk management. Such discussions should include GM’s major financial and accounting risk exposures and the steps undertaken to control them.

The Committee may diverge from this list as appropriate if circumstances or regulatory requirements change. In addition to these activities, the Committee will perform such other functions as necessary or appropriate under law, stock exchange rules, GM’s certificate of incorporation, and bylaws, and the resolutions and other directives of the Board. The Committee may obtain advice, assistance, and investigative support from outside legal, accounting, or other advisors as it deems appropriate to perform its duties, and GM shall provide appropriate funding, as determined by the Committee, for any such advisers.

[This page intentionally left blank.]

Exhibit B

GENERAL MOTORS CORPORATION 2007 ANNUAL INCENTIVE PLAN

      1. The purposes of the General Motors Corporation 2007 Annual Incentive Plan (this “Plan”) are to reward performance and provide incentive for future endeavor to employees who contribute to the success of the business by making them participants in that success.

      2(a). The Executive Compensation Committee of the General Motors Board of Directors (the “Committee”), as from time to time constituted pursuant to the Bylaws of General Motors Corporation (the “Corporation”), may, prior to June 1, 2012, authorize the granting to employees of the Corporation of annual target awards. The Committee, in its sole discretion, shall determine the performance levels at which different percentages of such awards shall be earned, the collective amount for all awards to be granted at any one time, and the individual annual grants with respect to employees who are officers of the Corporation. The Committee may delegate to the Chief Executive Officer responsibility for determining, within the limits established by the Committee, individual award grants for employees who are not executive officers of the Corporation. All such awards shall be denominated and paid in cash (U.S. dollars or local currency equivalent).

      2(b). Prior to the grant of any target award, the Committee shall establish for each such award performance levels related to the enterprise (as defined below) at which 100 percent of the award shall be earned and a range (which need not be the same for all awards) within which greater and lesser percentages shall be earned. The term “enterprise” shall mean the Corporation and/or any unit or portion thereof, and any entities in which the Corporation has, directly or indirectly, a substantial ownership interest.

      2(c). With respect to the performance levels to be established pursuant to paragraph 2(b), the specific measures for each grant shall be established by the Committee at the time of such grant. In creating these measures, the Committee may establish the specific goals based upon or relating to one or more of the following business criteria: asset turnover, cash flow, contribution margin, cost objectives, cost reduction, earnings per share, economic value added, increase in customer base, inventory turnover, market price appreciation of the Corporation’s Common Stock, market share, net income, net income margin, operating profit margin, pre-tax income, productivity, profit margin, quality, return on assets, return on net assets, return on capital, return on equity, revenue, revenue growth, total shareholder return and/or warranty. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index.

      2(d). If any event occurs during a performance period which requires changes to preserve the incentive features of this Plan, the Committee may make appropriate adjustments.

      2(e). Except as otherwise provided in paragraph 6, the percentage of each target award to be distributed to an employee shall be determined by the Committee on the basis of the performance levels established for such award and the performance of the applicable enterprise or specified portion thereof, as the case may be, during the performance period. Following determination of the final payout percentage, the Committee may, upon the recommendation of the Chief Executive Officer, make adjustments to awards for officers of the Corporation to reflect individual performance during such period, which for covered officers will involve only negative discretion. A covered officer is any individual whose compensation in the year of expected payment of an award, or in the year in which the Corporation will claim a tax deduction in respect of such individual’s award thereunder, will be subject to the provisions of Section 162(m) of the Internal Revenue Code, as amended, as determined by the Committee. Adjustments to awards to reflect individual performance for employees who are not executive officers of the Corporation may be made by the Chief Executive Officer. Any target award, as determined and adjusted pursuant to this paragraph 2(e) and paragraph 6, is herein referred to as a “final award.” The total aggregate final award paid to any employee for any one year shall not exceed $7.5 million. The Committee shall certify the final awards earned by covered officers in writing prior to any award payments.

      3. Subject to such additional limitations or restrictions as the Committee may impose, the term “employees” shall mean persons (a) who are employed by the Corporation, or any subsidiary (as such term is defined below), including employees who are also directors of the Corporation or any such subsidiary, or (b) who accept (or previously have accepted) employment, at the request of the Corporation, with any entity not described in 3(a) above but in which the Corporation has, directly or indirectly, a substantial ownership interest. For purposes of this Plan, the term “subsidiary” shall mean (i) a corporation of which capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is owned, directly or indirectly, by the Corporation, or (ii) any unincorporated entity in respect of which the Corporation can exercise, directly or indirectly, comparable control. The Committee shall, among other things, determine when and to what extent individuals otherwise eligible for consideration shall become or cease to be, as the case may be, employees for purposes of this Plan and shall determine when, and under what circumstances, any individual shall be considered to have terminated employment for purposes of this Plan. To the extent determined by the Committee, the term employees shall be deemed to include former employees and any beneficiaries thereof. For purposes of this Plan, a “participant” shall mean an employee who receives an award hereunder.

      4(a). Target awards which have become final awards may be subject to a vesting schedule established by the Committee. Except as otherwise provided in this Plan, no final award (or portion thereof) subject to a vesting schedule shall be paid prior to vesting and the unpaid portion of any final award shall be subject to the provisions of paragraph 6. The Committee shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan. As a condition to the vesting of all or any portion of a final award the Committee may, among other things, require an employee to enter into such agreements as the Committee considers appropriate and in the best interests of the Corporation, except for awards that vest pursuant to paragraph 12 of this Plan.

      4(b). With respect to target awards which have become final awards as provided in paragraph 2(e), the Committee may, in its discretion, pay to the participant interest on all portions thereof which are unvested. No holder of a target award shall have any rights to interest prior to such target award becoming a final award. Any interest payable with respect to such unvested final awards shall be paid at such times, in such amounts, and in accordance with such procedures as the Committee shall determine.

      5(a). An employee shall be eligible for consideration for a target award based on such criteria as the Committee shall from time to time determine.

      5(b). No target award shall be granted to any director of the Corporation who is not an employee at the date of grant.

      6(a). Payment of any final award (or portion thereof) to an individual employee shall be subject to the satisfaction of the conditions precedent that such employee: (i) continue to render services as an employee (unless this condition is waived by the Committee), (ii) refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Corporation or any subsidiary (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity which is competitive with any activity of the Corporation or any subsidiary) and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation, and (iii) furnish to the Corporation such information with respect to the satisfaction of the foregoing conditions precedent as the Committee shall reasonably request. Except as otherwise provided under paragraph 6(c) below, the failure by any employee to satisfy such conditions precedent shall result in the immediate cancellation of the unvested portion of any final award previously made to such employee and such employee shall not be entitled to receive any consideration in respect of such cancellation.

      6(b). If any employee is dismissed for cause or quits employment without the prior consent of the Corporation, the unvested portion of any final award previously made to such employee shall be cancelled as of the date of such termination of employment, and such employee shall not be entitled to receive any consideration in respect of such cancellation.

      6(c). Upon termination of an employee’s employment for any reason other than as described in (b) above, the Committee may, but shall not in any case be required to, waive the condition precedent relating to the continued rendering of services in respect of all or any specified percentage of the unvested portion of any final award, as the Committee shall determine. To the extent such condition precedent is waived, the Committee may accelerate the vesting of all or any specified percentage of the unvested portion of any final award.

      6(d). For purposes of this Plan, a qualifying leave of absence, determined in accordance with procedures established by the Committee, shall not constitute a termination of employment, except that a final award shall not vest during a leave of absence granted an employee for local, state, provincial, or federal government service.

      6(e). If employment of an employee is terminated by death, all final awards not currently vested shall immediately vest.

      7. Subject to paragraph 6, all final awards which have vested in accordance with the provisions of this Plan shall be paid in cash promptly following the determination of such final award or such vesting, if applicable, but not later than two and one-half months after the end of the calendar year in which determination, or vesting, if applicable occurs. If the Corporation shall have any unpaid claim against an employee arising out of or in connection with the employee’s employment with the Corporation, such claim may be offset against awards under this Plan. Such claim may include, but is not limited to, unpaid taxes, the obligation to repay gains pursuant to paragraph 6(c)(iv) of the General Motors Corporation 2007 Long-Term Incentive Plan, or corporate business credit card charges.

      8. To the extent that any employee, former employee, or any other person acquires a right to receive payments or distributions under this Plan, such right shall be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions to be made hereunder shall be paid from the general assets of the Corporation. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and any employee, former employee, or any other person.

      9. The expenses of administering this Plan shall be borne by the Corporation.

      10. Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, no target or final award shall be assignable or transferable and, during the lifetime of the employee, any payment in respect of any final award shall be made only to the employee. An employee shall designate a beneficiary or beneficiaries to receive all or part of the amounts to be distributed to the employee under this Plan in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by the employee at any time. A designation or revocation shall be on forms prescribed by and filed with the Secretary of the Committee. In case of the employee’s death, the amounts distributable to the employee under this Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Plan to the designated beneficiary or beneficiaries. The amount distributable to an employee upon death and not subject to such a designation shall be distributed to the employee’s estate or legal representative. If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Plan, the amount in question may be paid to the estate of the employee, in which event the Corporation shall have no further liability to any party with respect to such amount.

      11. Full power and authority to construe and interpret this Plan shall be vested in the Committee. To the extent determined by the Committee, administration of this Plan, including, but not limited to (a) the selection of employees for participation in this Plan, (b) the determination of the number of installments, and (c) the determination of the vesting schedule for final awards, may be delegated to the Chief Executive Officer; provided, however, the Committee shall not delegate to the Chief Executive Officer any powers, determinations, or responsibilities with respect to executive officers of the Corporation. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Chief Executive Officer. The Committee shall have the right, in the case of participants not employed in the United States, to vary from the provisions of this Plan in order to preserve the incentive features of this Plan.

      12(a). Upon the occurrence of a Change in Control and the termination of the employment of an employee within three years thereafter (i) by the Corporation other than for gross negligence or deliberate misconduct which demonstrably harms the Corporation or, (ii) by the participant for Good Reason, all outstanding awards granted under this Plan shall vest and be paid at the threshold award level, or, if greater, at the level resulting from the Corporation’s actual performance based on the most recent forecast approved by the Committee immediately prior to the Change in Control. Awards shall be prorated based on the number of days in the performance period occurring prior to such payment as a percentage of the total number of days in the performance period.

      12(b). If a Change in Control shall occur during a performance period, an employee whose employment terminates during such performance period prior to such Change in Control under circumstances in which such employee’s award hereunder was prorated and to be paid when final awards were determined hereunder shall be entitled to receive payment of such final prorated award at the conclusion of the performance period at the threshold level or, if greater, at the level resulting from the Corporation’s actual performance. Any such award shall be prorated in the same manner as in paragraph 12(a).

      12(c). A “Change in Control” shall mean the occurrence of any one of the following:

      (i) any “person” or “group” as those terms are used in the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), other than any employee benefit plan of GM or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the current beneficial owner, within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act, of GM securities representing in the aggregate 20 percent or more of the combined voting power of GM’s then outstanding securities entitled to vote in general matters coming before stockholders of the Corporation, whether in a meeting or otherwise; provided, however, that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below.

      In the event that the application of this subsection (i) to an occurrence that has taken place or may take place raises interpretive issues regarding the foregoing definitions of “person” and “group,” a duly adopted resolution of the Board of Directors of the Corporation or the Directors and Corporate Governance Committee, or a successor thereof (the “DCG Committee”), determining that a Change in Control, as defined in this subsection (i), has occurred or will occur shall be final, binding, and conclusive for all purposes under the terms of this Plan, and no revocation of that decision, rescission of that resolution, or change to the terms hereof shall alter the effect of the resolution of the Board of Directors or the D&CG Committee that such occurrence does or will constitute a Change in Control, unless the effect of such rescission, revocation, change, or alteration shall not have an adverse effect on employees covered by this Plan to the extent they have benefited or will benefit by reason of such resolution;

      (ii) during any two-year period, Incumbent Directors, as hereinafter defined, cease for any reason to constitute a majority of the Board. For purposes of this paragraph, “Incumbent Directors” shall mean the directors of the Corporation on the date of adoption of this Plan and any new directors whose election by the Board or nomination for election by the Corporation’s stockholders was approved by at least two-thirds of the directors still in office who were Incumbent Directors (including individuals whose appointment or election to office after the date of adoption of this Plan satisfied the requirements of this paragraph); provided, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate, or other entity or “person” other than the Board, shall in any event be considered to be an Incumbent Director;

      (iii) GM merges, consolidates, or combines with any other corporation or other entity, other than a merger, consolidation, combination, or any similar transaction, without regard to the form thereof, (A) that would result in all or a portion of the voting securities of GM outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent entity thereof) securities representing more than 50 percent of the combined voting power of the voting securities of GM or such surviving entity (or parent entity thereof) outstanding immediately after such merger or consolidation and (B) by which the corporate existence of GM is not affected and following which GM’s Chief Executive Officer would retain his or her position with GM and the GM directors would remain on the Board of the Corporation and constitute a majority thereof; provided, however, that if GM is not the ultimate parent of the controlled group of which it is a member, references to GM in clause (B) of this subsection shall be deemed to refer to such ultimate parent of the Corporation or its successor;

      (iv) GM sells or otherwise disposes of all or substantially all of its assets; or

      (v) the stockholders of the Corporation approve a plan of complete liquidation of GM.

      12(d). “Good Reason” for termination by the participant of the participant’s employment shall mean the occurrence (without the participant’s express written consent) of any one of the following acts by the Employer, or failures by the Employer to act, following the occurrence of a Change in Control:

      (i) a significant adverse change in the participant’s authority, duties, responsibilities, or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following are not “Good Reason:” (A) an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the participant, or (B) for employees below the level of executive vice president, a change of less than two levels in the position to which the participant reports, or (C) a change in the person to whom the participant reports;

      (ii) a reduction in the participant’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of the participant’s incentive opportunity under the incentive plans as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;

      (iii) the Employer’s requiring the participant to change the principal workplace location at which the participant is based to a location that is greater than 50 miles distant from such participant’s principal workplace location immediately prior to the date of such change of location;

      (iv) the failure by the Corporation or the Employer (as applicable) to pay to the participant (A) any portion of the participant’s annual base salary, (B) any awards earned pursuant to the incentive plans or (C) any portion of an installment of deferred compensation under any deferred compensation program of the Corporation or any of its Subsidiaries, in each case within seven days of the date such compensation is due;

      (v) the failure by the Corporation or the Employer (as applicable) to continue in effect any compensation plan or program in which the participant participates immediately prior to the Change in Control and which is material to the participant’s total compensation, including, without limitation, the incentive plans or any plans or programs adopted in substitution thereof prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or the failure by the Corporation or the Employer (as applicable) to continue the participant’s participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of opportunities provided and the level of the participant’s participation relative to other positions, as existed at the time of the Change in Control;

      (vi) the failure by the Corporation or the Employer (as applicable) to continue to provide the participant with benefits substantially similar to those enjoyed by the participant in the aggregate under any of the Corporation’s or the Employer’s (as applicable) pension and retirement, fringe benefit and welfare plans, including life insurance, medical, health and accident, disability, and vacation plans and programs in which the participant participates immediately prior to the Change in Control or the taking of any action by the Corporation or the Employer (as applicable) which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefits enjoyed by the participant immediately prior to the Change in Control;

      (vii) the failure by the Corporation or the Employer (as applicable) to continue to provide the participant with indemnification and insurance coverage under the Corporation’s Certificate of Incorporation, Bylaws, and any applicable agreement to which the participant is a party or of which the participant is a beneficiary, which is substantially the same as that enjoyed by the participant under any such instruments or arrangements immediately prior to the Change in Control;

      (viii) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan; or

      (ix) any purported termination of the participant’s employment by the Corporation or the Employer (as applicable) which is not effected pursuant to a Notice of Termination.

      The participant’s right to terminate the participant’s employment for Good Reason shall not be affected by the participant’s incapacity due to physical or mental illness.

      The participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the participant fails to provide the Corporation with notice of the occurrence of any of foregoing within the 90-day period immediately following the date on which the participant first becomes aware (or reasonably should have become aware) of the occurrence of such event, (ii) the participant fails to provide the Corporation with a period of at least 30 days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (iii) Notice of Termination is not provided to the Corporation by the participant within 90 days following the day on which the 30-day period set forth in the preceding clause (ii) expires; provided, that the notice period required by clause (ii) and referred to in clause (iii) shall end two days prior to the third anniversary of the Change in Control in the event that the third anniversary of the Change in Control would occur during such thirty-day period.

      12(e). “Employer” shall mean, as applicable to any participant, the Corporation or Subsidiary that employs the participant.

      12(f). “Notice of Termination” shall mean a notice that indicates the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a participant’s employment.

      12(g). “Person” shall mean any individual, corporation, partnership, association, limited liability corporation, joint-stock corporation, trust, unincorporated organization, or government or political subdivision thereof, including any employee or participant of the Corporation and its subsidiaries.

      12(h). “Subsidiary” shall mean (a) a corporation in which capital stock having ordinary voting power to elect a majority of the board of directors is owned, directly or indirectly, by the Corporation and (b) any unincorporated entity in respect of which the Corporation can exercise, directly or indirectly, control comparable to that described in clause (a).

      12(i). The preceding provisions of this section 12 shall apply notwithstanding any other provision of the Plan to the contrary, unless the Committee shall have expressly provided in any applicable award for different provisions to apply in the event of a Change in Control. For the avoidance of doubt, any such different provisions may be more or less favorable to either of the parties to the award, but if the application of such different provisions is unclear, uncertain, or ambiguous, the provisions of this section 12 shall govern.

      13. If the implementation of any of the foregoing provisions of this Plan would cause an employee or participant to incur adverse tax consequences under Section 409A of the Code, the implementation of such provision shall be delayed until, or otherwise modified to occur on, the first date on which such implementation would not cause adverse tax consequences under Section 409A.

      14. Notwithstanding anything in this Plan to the contrary, any award made to a participant under this Plan is subject to being called for repayment to the Corporation in any situation where the Board of Directors or a committee thereof determines that fraud, negligence, or intentional misconduct by the participant was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s). The determination regarding employee conduct and repayment under this provision shall be within the sole discretion of the Committee and shall be final and binding on the participant and the Corporation.

      15. The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate this Plan provided that no such action shall (a) adversely affect the rights of an employee with respect to previous target awards or final awards under this Plan (except as otherwise permitted under paragraphs 2(d), 4, or 6), and this Plan, as constituted prior to such action, shall continue to apply with respect to target awards previously granted and final awards which have not been paid, or (b) without the approval of the stockholders, (i) increase the limit on the maximum amount of final awards provided in paragraph 2(e), or (ii) render any director of the Corporation who is not an employee at the date of grant or any member of the Executive Compensation Committee or the Audit Committee, eligible to be granted a target award, or (iii) permit any target award to be granted under this Plan after May 31, 2012. For the avoidance of default, the provisions of section 12(c) may be amended by the Board, if necessary, or desirable to be compliant or consistent with, or to avoid adverse consequences to participants under Section 409A of the Code.

      16. Every right of action by, or on behalf of, the Corporation or by any stockholder against any past, present, or future member of the Board of Directors, officer, or employee of the Corporation or its subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any employee (past, present, or future) against the Corporation arising out of or in connection with this Plan shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware and construed accordingly.

      17. This Plan shall be effective on June 5, 2007, if approved by the stockholders of the Corporation at the 2007 annual meeting.

Exhibit C

GENERAL MOTORS CORPORATION 2007 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the General Motors Corporation 2007 Long-Term Incentive Plan (“the Plan”) is to provide incentives to Employees for the creation of stockholder value through Awards of Options, Restricted Stock Units, and Performance Awards. The Corporation believes that these incentives will stimulate the efforts of Employees toward the long-term success of the Corporation and its Subsidiaries, as well as assist in the recruitment of new Employees. Capitalized terms as used in the Plan shall have the definitions as set forth in Section 15 of the Plan.

SECTION 2. ADMINISTRATION

(a) The Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (i) select the Employees of the Corporation and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by or relating to each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares (excluding Performance Awards) or other property, or canceled or suspended; (vi) determine whether, to what extent, and under what circumstances payment of cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) The Committee may, in its sole discretion, and subject to the provisions of the Plan and applicable law, from time to time delegate any or all of its authority to administer the Plan to the Corporation’s Chief Executive Officer, except that no such delegation shall be made in the case of Awards to Employees who are executive officers of the Corporation. The Chief Executive Officer may only grant Awards within the maximum number of Shares authorized for grant under the Plan and in accordance with the terms established by the Committee.

(c) The decisions of the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan and any grant made under it. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan and Awards under the Plan, including the right to construe disputed or doubtful Plan or Award terms and provisions, and any such determination shall be conclusive and binding on all Persons.

SECTION 3. SHARES SUBJECT TO THE PLAN

(a) Subject to the provisions of Section 3(c) below, the aggregate number of Shares with respect to which Options or Restricted Stock Units may be granted under this Plan shall not exceed 16,000,000; provided, however, subject to the provisions of Section 3(c), the maximum number of Shares which may be granted in the form of Restricted Stock Units under this Plan shall not exceed 1,500,000 shares of Common Stock. Subject to the provisions of Section 3(c), no individual may be granted Options in any calendar year covering more than1,000,000 shares and no individual may be granted Restricted Stock Units in any calendar year covering more than 250,000 shares of Common Stock. Performance Awards granted under the Plan that are by their terms to be settled in cash will not count against the approved share reserve.

(b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise. If Shares are purchased in the open market for delivery upon the exercise or settlement of an Award, they shall be held in a treasury account specifically designated for such Awards.

(c) In the event of any merger, reorganization, consolidation, re-capitalization, stock dividend, stock split, extraordinary cash dividend, or other change in corporate structure affecting the Corporation’s Shares, the Committee shall make such adjustments in the aggregate number of Shares which may be delivered under this

Plan, the individual Award maximums, the number and Option price of Shares subject to outstanding Options and the number of Shares subject to RSUs granted under this Plan (provided the number of Shares subject to such awards shall always be a whole number), as may be determined to be appropriate by the Committee in order to prevent unintended enhancement or diminution of the benefits or potential benefits intended to be conferred on Participants pursuant to applicable Awards granted hereunder.

(d) Shares underlying Substitute Awards shall not reduce the number of Shares available for Options or RSUs hereunder.

(e) For avoidance of doubt, Shares which are tendered in an Option exercise to pay the exercise price or tax obligation, or Shares withheld from an Option exercise to satisfy the exercise price or tax obligation arising therefrom will not become available to grant under the terms of this Plan. Shares previously granted under this Plan or the 2002 Stock Incentive Plan which are forfeited following termination of employment shall again become available for grant under the terms of this Plan.

SECTION 4. ELIGIBILITY

Any Employee shall be eligible to be selected as a Participant; provided, however, that Incentive Stock Options shall only be awarded to Employees of the Corporation, or a parent or subsidiary, within the meaning of Section 424 of the Code. Substitute Awards may be granted to any holder of an Award granted by a company acquired by the Corporation or with which the Corporation combines.

SECTION 5. CONDITIONS PRECEDENT

(a) Except for Awards that vest pursuant to Section 9 of this Plan, settlement or exercise of any Award (or portion thereof) to or by an individual Participant shall be subject to the satisfaction of the following conditions precedent that such Participant: (i) continue to render services as an Employee through the later of the first anniversary of the date of grant or the date specified upon which vesting (in whole or in part) will occur (unless this condition is waived by the Committee and Section 6(c)(iii)(B) shall constitute a partial such waiver), (ii) refrain from engaging in any activity which, in the opinion of the Committee, is competitive with any activity of the Corporation or any Subsidiary (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity which is competitive with any activity of the Corporation or any Subsidiary) and from otherwise acting, either prior to or after termination of employment with the Corporation or any Subsidiary, in any manner the Committee finds to be inimical or in any way contrary to the best interests of the Corporation, and (iii) furnish to the Corporation such information with respect to the satisfaction of the foregoing conditions precedent as the Committee or Corporation shall request. If the Committee shall determine that such Participant has failed to satisfy either of the foregoing conditions (i) or (ii) precedent, all Awards granted to such Participant shall be immediately canceled.

(b) As used in this Section 5, the term Participants shall include the beneficiary or beneficiaries designated by such Participant as provided in Section 13(a) hereof, or if no such designation of any beneficiary or beneficiaries has been made, the Participant’s legal representative or other persons entitled to any payment or benefit with respect to the Participant pursuant to this Plan. As a further condition precedent to the vesting and settlement or exercise of all or any portion of an Award, the Committee may, among other things, require a Participant to enter into such Participant agreements as the Committee considers appropriate and in the best interests of the Corporation.

SECTION 6. STOCK OPTIONS

Options may be granted hereunder to any Employee, either alone or in addition to other Awards granted under the Plan and shall be subject, in addition to the other terms and conditions of the Plan, to the following terms and conditions:

(a) The Option price per Share shall not be less than the Fair Market Value (and in no event less than the par value) of the Shares on the date the Option is granted, except in the case of Substitute Awards.

(b) Determination as to whether the Options granted shall be “Incentive Stock Options” (“ISO’s”) (within the meaning of Section 422 of the Code), or Nonqualified Stock Options, and as to any restrictions which shall be placed on Options, shall be made by the Committee under such procedures as it may, from time to time, determine and each Option granted hereunder shall be identified as either an ISO or a Nonqualified Stock Option at the time of grant.

(c) Terms of Options. Options granted under this Plan shall be subject to the following provisions, except as otherwise determined by the Committee:

(i) Vesting and Exercise. Except in the case of death or except as set forth in Section 6(c)(iii)(B) or as set forth in Section 9, no Option shall vest or become exercisable prior to the first anniversary date of the date of the Option grant (or such other date as may be established by the Committee or its delegate(s)); and after such date Options shall be exercisable only in accordance with the terms and conditions established at the time of grant. Unless otherwise specified at the date of grant, beginning on the first anniversary date of the Option grant, stock Options will vest and become exercisable in one-third increments. Subject to paragraph 6(c)(iii), the first increment will vest on or after the first anniversary date and the second and third increments will vest on or after the second and third anniversaries of the date of grant.

(ii) Term of the Option. The normal expiration date of the Option shall be determined at the time of grant, provided that each such Option shall expire not more than ten years after the date of grant.

(iii) Termination of Employment. Notwithstanding the following provisions, the Committee may from time to time determine in its discretion that optionees retiring from the organization during specified time periods under specified circumstances may vest and retain some portion of those Options granted in the year the retirement occurs.

(A) If the Participant quits employment with the Corporation or is terminated by the Corporation for inadequate job performance, or for willful misconduct harmful to the Corporation, all unvested and vested Options shall be forfeited as of the date that such grounds for termination first exist.

(B) If an Employee retires from the Corporation at age 55 or older with ten or more years of credited service (or for a Participant who is a tax resident of a location outside the United States at equivalent normal retirement age in such country), subject to the other terms and conditions of the Plan, all Options will vest immediately, including Options granted within the prior 12 months, provided that such Employee shall have remained employed until December 31 of the year of grant, and will be exercisable until the expiration date of such Option.

C) If employment is terminated by reason of death, all Options shall immediately vest and remain exercisable until the third anniversary of the date of death or, if earlier, the expiration date of such Option.

(D) If an employee becomes disabled, Options will continue to vest and become exercisable in accordance with the original terms of the grant while the Employee remains on the disability leave and, subject to the other terms and conditions of the Plan, vested Options will remain exercisable for the full remaining term.

(E) If employment terminates for any reason other than as set forth above (including, for the avoidance of doubt, retirement not meeting the conditions set forth in Section 6(c)(iii)(B) or other voluntary termination with the consent of the Corporation), subject to the other terms and conditions of the Plan, all vested Options will remain exercisable until the third anniversary of the date of termination of employment or, if earlier, the expiration date of such Option.

(F) If employment terminates for any reason (other than death) prior to the first anniversary of the date an Option is granted, except as provided in Section 6(c)(iii)(B) the Option shall be forfeited and terminate on the date of termination of employment.

(iv) Forfeiture of Gains on Exercise. If the Employee terminates employment in breach of the covenants and conditions precedent set forth in Section 5(a) and becomes employed by a competitor of the Corporation within one year after the date of exercise of any Option, the employee shall pay to the Corporation an amount equal to any gain from such exercise. The gain will be determined by multiplying the difference between the mean of the highest and lowest market price as reported in The Wall Street Journal (or, if such prices are not reported in The Wall Street Journal, in another reliable, widely available source of such prices as designated by the Committee) for the date of the Option exercise and the exercise price of the Option (without regard to any subsequent market price decrease or increase) by the number of Option shares exercised. Any such Option gain realized by the Employee from exercising an Option shall be paid by the Employee to the Corporation within thirty days of the employment termination date or if later, the date in which employment with a competitor commences. By accepting an Option grant under this Plan, the Employee consents, to the extent permitted by law, to a deduction of an amount equal to such Option gain from any amounts the Corporation owes the Employee, including, but not limited to, amounts owed as wages or other compensation, fringe benefits, or vacation pay.

(v) Leave of Absence. For purposes of this Plan, a qualifying leave of absence shall not constitute a termination of employment, except that an Option shall not be exercisable during a leave of absence granted an Employee for civilian local, state, provincial, or federal government service other than military service.

(vi) Payment of Exercise Price. All Shares purchased upon exercise of any Option shall be paid for in full at the time of purchase or adequate provision for such payment shall be made. Such payment shall be made (A) in cash, (B) through delivery or constructive delivery of Shares (provided that the Shares, other than Shares purchased on the open market, must be held for at least six months or to the extent required to obtain favorable tax treatment), or (C) a combination of cash and stock. Any Shares delivered as a result of an Option exercise shall be valued at their Fair Market Value on the exercise date of the Option. To the extent authorized by the Committee, any exercise of an Option granted under this Plan may be made in accordance with any cashless exercise program approved by the Committee.

SECTION 7. RESTRICTED STOCK UNITS

(a) Restricted Stock Unit Awards may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. RSUs are valued by reference to a designated number of Shares, with such restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate. Any RSU Award shall be subject to the following terms and conditions and to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth.

(b) Terms of Restricted Stock Units. RSUs granted under this Plan shall, in addition to the other terms and conditions of the Plan, be subject to the following provisions,

(i) Vesting. Except for RSU Awards that vest pursuant to Section 9 of this Plan, or that vest in the case of death, as set forth in Section 7(b)(ii)(B) below, and exceptions set forth in 7(b)(ii)(A), no RSU award shall vest prior to the third anniversary date of the Award date (or such other date as may be established by the Committee or its delegate(s)); after such date, RSU Awards shall vest or be settled only in accordance with the terms and conditions established at the time of grant which may also include performance conditions.

(ii) Termination of Employment. If the Corporation or Participant terminates the Participant’s employment before a RSU Award or any portion thereof vests, the unvested portion of any RSU Award then held by such Participant will be terminated, except as follows:

(A) If a Participant retires from the Corporation at age 55 or older with ten or more years of credited service (or for a Participant who is a tax resident of a location outside the United States at equivalent normal retirement age in such country), subject to the other terms and conditions of the Plan, all restrictions on such Awards of RSUs will immediately lapse, and stock will be delivered in payment of such RSUs in accordance with the original settlement schedule set forth in such Award. A retirement prior to age 55 or otherwise not meeting the condition set forth above shall be treated as a voluntary resignation, governed by the general rule set forth in Section 7(b)(ii) above, unless the Committee approves another treatment of the Award in writing.

(B) If a Participant’s employment is terminated by reason of death, all RSU Awards shall immediately vest and be settled. All restrictions on such Shares will lapse effective as of the date of employment termination, and stock will be delivered in payment of such RSUs as promptly as is practicable.

(C) If a Participant becomes disabled or is on any other type of leave of absence, unvested RSU Awards will continue to vest and be settled in accordance with the original vesting and settlement schedule while the Employee remains on the disability leave.

Notwithstanding the foregoing provisions, the Committee may at any time determine that RSU Awards shall vest or terminate on the date of Notice of Termination, or such later date, as it may deem appropriate. In addition, the Committee may from time to time determine in its discretion that Participants retiring from the Corporation during specified time periods under specified circumstances may vest and retain some portion of those Awards granted in the year the retirement occurs, settlement to occur in accordance with the original settlement schedule.

(c) The Committee may designate whether any RSU Award is intended to be a Qualified Performance Award. Any such Qualified Performance Award shall comply with the provisions of Section 10 hereof.

SECTION 8. PERFORMANCE AWARDS

Performance Awards may be granted hereunder to any Participant, either alone or in addition to other Awards granted under the Plan and shall, in addition to the other terms and conditions of the Plan, be subject to the following terms and conditions, and such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan:

(a) Performance Awards will be denominated in units, each having a value equal to one Share, and will be paid in cash. The performance levels to be achieved for each Performance Period and the amount of the Performance Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis. The Committee may designate whether any Performance Award, either alone or in addition to other Performance Awards granted under the Plan is intended to be a Qualified Performance Award. Any such Qualified Performance Award shall comply with the provisions of Section 10 hereof. Performance Awards are subject to the Participant’s continued compliance with the conditions precedent of Section 5 hereof, and any other conditions set forth by the Committee at any time.

(b) Prior to the grant of any Performance Award, the Committee shall establish for each such Award (i) performance measures and levels related to the enterprise (as defined below) and/or individual performance at which 100% of the Performance Award shall be earned and, if determined by the Committee, a range (which need not be the same for all Performance Awards) within which greater or lesser percentages shall be earned and (ii) a Performance Period. The term “enterprise”, for purposes of this Section 8, shall mean the Corporation and/or any unit or portion thereof, and any entities in which the Corporation has, directly or indirectly, a substantial ownership interest.

(c) If any event occurs during a Performance Period that requires changes to preserve the incentive features of this Plan, the Committee may make such adjustments, except that the Committee may not make any such adjustment to a Qualified Performance Award that is not permitted under Section 10(d). Following determination of the percentage of the Award earned, the Committee may, upon the recommendation of the Corporation’s Chief Executive Officer, make adjustments to reflect individual performance during such period, except that any such adjustment to a Qualified Performance Award shall comply with Section 10. No distribution with respect to any Performance Award (or portion thereof) shall be made if the minimum performance level applicable to the related target Performance Award is not achieved during the applicable Performance Period, except as otherwise provided below or in Section 9.

(d) If, upon termination of a Participant’s employment prior to the end of any Performance Period but after a minimum twelve months of participation in the performance period for a reason other than death, the Committee may determine to waive any condition precedent of continuing to render services as provided in Section 5, and the target Performance Award granted to such Participant with respect to such Performance Period and, as applicable, any portion thereof, shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of such termination and such Performance Award will be paid at the time it would have been paid absent an employment termination. The Performance Award for such Participant shall be determined by the Committee (i) on the basis of the performance levels established for such Performance Award (including the minimum performance level) and the performance level achieved through the end of the Performance Period and (ii) at the discretion of the Committee, on the basis of individual performance during the period prior to such termination. During a qualifying leave of absence, the Participant’s target Performance Award will be reduced pro rata based on the number of months during which such person was on such leave of absence during the Performance Period. A target Performance Award shall not vest during a leave of absence granted a Participant for civilian local, state, provincial, or federal government service other than military service.

(e) Upon termination of a Participant’s employment by reason of death prior to the end of any Performance Period, but subject to a minimum of twelve months employment during such Performance Period, the target Performance Award granted to such Participant with respect to such Performance Period, except as otherwise provided in Section 8(c), shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of such Participant’s death. The percentage of the reduced target Performance Award to be distributed in respect of such Participant shall be determined by the Committee (i) on the basis of the performance levels established for such Performance Award (including the minimum performance level) and the performance level achieved through the end of the fiscal year during which such Participant died and (ii) in the discretion of the Committee, on the basis of individual performance during the applicable period. Such pro rata Performance Awards will be paid as promptly as practicable.

(f) If the performance levels established for any target Performance Award are based on the performance of a specified portion of the enterprise and that portion is sold or otherwise disposed of or reorganized or the Participant is transferred to another portion of the enterprise prior to the end of the Performance Period, the target Performance Award granted to such Participant with respect to such Performance Period shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of such event. The Performance Award for such Participant shall be determined by the Committee (i) on the basis of the performance levels established for such Performance Award (including the minimum performance level) and the performance level achieved, in the case of a sale, disposition, or reorganization of the applicable portion of the enterprise, through the end of the fiscal year during which such event occurs or, in the case of a transfer of the Participant, through the end of the Performance Period and (ii) in the discretion of the Committee, on the basis of individual performance during the applicable Performance Period. In addition, in any such case, the Committee may, in its discretion, further adjust such Performance Award upward or downward, as it may deem appropriate and reasonable. Awards so determined will be paid as promptly as practicable.

(g) If a Participant is promoted during the Performance Period with respect to any target Performance Award, such target Performance Award may, in the discretion of the Committee, be increased to reflect such Participant’s new responsibilities.

SECTION 9. CHANGE IN CONTROL PROVISIONS

Upon the occurrence of a Change in Control (as defined in Section 15(c)):

(a) Outstanding Options shall be treated as described in subsection (b); outstanding Restricted Stock Units shall be treated as described in subsection (c) and Performance Awards shall be treated as described in subsection (d).

(b) (i) If in connection with the Change in Control, any outstanding Option is not continued in effect or converted into an Option to purchase stock of the survivor or successor parent corporation in a manner that complies with Sections 424 and 409A of the Internal Revenue Code, such outstanding Option(s) shall vest and become fully exercisable.

    (ii) If outstanding Options are continued or converted as described in Section 9(b)(i), then upon the occurrence of a Qualifying Termination of the holder thereof, such Options shall vest and become fully exercisable.

(c) (i) If in connection with the Change in Control, any outstanding RSU is not continued in effect or converted into a unit representing an interest in stock of the survivor or successor parent corporation on a basis substantially equivalent to the consideration received by stockholders of the Corporation in connection with the Change in Control, such outstanding RSU(s) shall vest and be immediately due and payable.

    (ii) If any outstanding RSU(s) is continued or converted as described in Section 9(c)(i), then upon occurrence of a Qualifying Termination of the holder thereof, such RSU(s) shall vest in full and shall be immediately due and payable.

(d) (i) If in connection with the Change in Control, any outstanding Performance Award or Qualified Performance Award is not continued in effect or converted into an Award relating to the stock of the successor or survivor parent corporation on a substantially equivalent basis, taking into account for this purpose the consideration, if any, received by stockholders of the Corporation and the performance conditions applicable to the Awards immediately prior to the Change in Control, then all such outstanding Performance Awards and Qualified Performance Awards shall be paid at the threshold level, or, if greater, at the level resulting from the Corporation’s actual performance, giving effect to the transaction constituting the Change in Control. Any Awards for which payment is made shall be pro-rated based on the number of days in the Performance Period occurring prior to such payment.

    (ii) If any outstanding Performance Award or Qualified Performance Award is continued or converted as described in Section 9(d)(i), then upon a Qualifying Termination of the holder thereof, such Award shall be paid at the threshold level, or, if greater, at the level resulting from the Corporation’s actual performance. For purposes hereof, the Corporation’s actual performance shall be measured at the time of the Change in Control, giving effect to the transaction constituting the Change in Control or, if measurement of such performance at the time of termination of employment is practicable, and if such measurement would result in better Corporation performance, at the time of the Qualifying Termination Any Award for which payment is made shall be pro-rated based on the number of days in the Performance Period occurring prior to such payment.

(e) For purposes of this Section, a “Qualifying Termination” shall mean a termination of employment within thirty six months following a Change in Control (i) by the Corporation other than for gross negligence or deliberate misconduct which demonstrably harms the Corporation or (ii) by the Participant for Good Reason.

(f) For purposes of Sections 9(b), (c) and (d) hereof, (i) no Option, RSU, Performance Award or Qualified Performance Award shall be treated as “continued or converted” on a basis consistent with the requirements of Sections 9(b)(i), (c)(i) or (d)(i), as applicable, unless the stock underlying such Award after such continuation or conversion consists of securities of a class that is widely held and publicly traded on a U.S. national securities exchange, and (ii) no Performance Award or Qualified Performance Award will be treated as “continued or converted” on a basis consistent with the requirements described in Section 9(d)(i) unless the performance conditions applicable to a Participant’s earning of the Award are practicably susceptible of continuing measurement following the Change in Control transaction and do not effectively increase the performance required to be achieved in order for the Participant to earn any portion or level of Award.

(g) If the implementation of any of the foregoing provisions of this Section 9 would cause a Participant to incur adverse tax consequences under Section 409A of the Code, the implementation of such provision shall be delayed until the first date on which such implementation would not cause any adverse tax consequences under Section 409A.

(h) The preceding subsections (a) through (f) of this Section 9 shall apply notwithstanding any other provision of the Plan to the contrary, unless the Committee shall have expressly provided in any applicable Award for different provisions to apply in the event of a Change in Control. For the avoidance of doubt, any such different provisions may be more or less favorable to either of the parties to the Award, but if the application of such different provisions is unclear, uncertain or ambiguous, the provisions of this Section 9 shall govern.

SECTION 10. QUALIFIED PERFORMANCE AWARDS

(a) Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is granted to a Participant who is then an executive officer of the Corporation that such Participant is, or is likely to be a Covered Employee as of the end of the tax year in which the Corporation would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 10 is applicable to such Award.

(b) If an Award is subject to this Section10, then the lapsing of restrictions thereon and the distribution of cash, Shares, or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of Performance Criteria as described in Section 15(u). Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations hereunder.

(c) When establishing performance goals for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles plus, without limitation, the charges or costs associated with restructurings of the Corporation, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance goals for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Following determination of the final payout percentage, the Committee may make negative adjustments to Qualified Performance Awards to reflect individual performance or such other facts and circumstances as the Committee deems appropriate during such period. Prior to payment, the Committee shall certify in writing that the applicable performance goal, and other conditions relating to said Award under this Section 10, has been satisfied. The amount related to any Award under this section paid to any Participant with respect to the Performance Period shall not exceed $10 million if the Award is denominated in cash, or 250,000 Shares if denominated in stock.

SECTION 11. AMENDMENTS AND TERMINATION

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however; that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with the rules of the New York Stock Exchange, or (ii) following a Change in Control, the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award. For the avoidance of doubt, the provisions of Section 15(c) may be amended by the Board if necessary or desirable to be compliant or consistent with, or to avoid adverse consequences to Participants under Section 409A of the Code.

(b) The Committee may delegate to another committee, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which such other committee deems necessary or advisable to comply with any governmental laws or regulatory requirements of a foreign country, including, but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee may make non-substantive administrative changes to the Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.

(c) The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (i) following a Change in Control, materially impair the rights of any Participant without his or her consent or (ii) except for adjustments made pursuant to Section 3(c) or in connection with Substitute Awards, reduce the exercise price of an outstanding Option or cancel or amend an outstanding Option for the purpose of re-pricing, replacing or re-granting such Option with an exercise price that is less than the exercise price of the original Option without stockholder approval. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

(d) Notwithstanding anything in this Plan to the contrary, any award of cash, stock, Options (or otherwise) made to a Participant under this Plan is subject to being called for repayment to the Corporation in any situation where the Board of Directors or a committee thereof determines that fraud, negligence, or intentional misconduct by the Participant was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s). The determination regarding Employee conduct and repayment under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Participant and the Corporation.

SECTION 12. DIVIDENDS

(a) Subject to the provisions of the Plan, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. With respect to any dividend or other distribution on any Shares, the Committee may, in its discretion, authorize current or deferred payments (payable in cash or stock or a combination thereof, as determined by the Committee) or appropriate adjustments to an outstanding Award to reflect such dividend or distribution.

(b) Except as specifically provided at the time of the Award grant, no holder of any Award shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Award prior to becoming the record owner of such Shares.

SECTION 13. GENERAL PROVISIONS

(a) (i) An Award may not be sold, exercised, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. (ii) A Participant holding an Award under this Plan may make a written designation of beneficiary or beneficiaries on a form prescribed by and filed with the Secretary of the Committee. In the event of the death or legal incapacity of the Participant, such beneficiary or beneficiaries or, if no such designation of any beneficiary or beneficiaries has been made, the Participant’s legal representative(s) or such other person(s) entitled thereto as determined by a court of competent jurisdiction, (A) may exercise, in accordance with and subject to the provisions of Section 6 any unterminated and unexpired Option granted to such Participant and

(B) receive payment, in accordance with and subject to the provisions of Sections 7 or 8, respectively, pursuant to the vesting of all or any portion of an RSU award, or Performance Award. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time.

(b) No Employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Corporation or any Subsidiary and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole discretion of the Corporation without giving rise to liability on the part of the Corporation or any Subsidiary for severance payments. The Awards under this Plan are not intended to be treated as compensation for any purpose under any other Corporation plan.

(c) No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(d) Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Corporation or any Subsidiary or limit in any way the right of the Corporation or any Subsidiary to terminate an Employee’s employment or a Participant’s service at any time, with or without cause.

(e) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f) No Award granted hereunder shall be construed as an offer to sell securities of the Corporation, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(g) The Corporation and its Subsidiaries shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Corporation or its Subsidiaries to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Corporation (to the extent the Participant has owned the surrendered Shares for less than six months, then only up to the Participant’s statutory minimum required tax withholding rate), or by directing the Corporation to retain Shares (up to the Participant’s statutory minimum required tax withholding rate) otherwise deliverable in connection with the Award.

(h) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i) To the extent determined by the Committee, any Subsidiary may have a separate long-term incentive plan or program. The Committee shall have exclusive jurisdiction and sole discretion to approve or disapprove any such plan or program and, from time to time, to amend, modify, or suspend any such plan or program. Individuals eligible for grants under any such plan or program shall not be considered Participants eligible for grants under this Plan, unless otherwise determined by the Committee. No provision of any such plan or program shall be included in or considered a part of this Plan, unless otherwise determined by the Committee.

(j) The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of Delaware without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

(k) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(l) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy; provided, however, that amendments deemed necessary under this Section 13(l) may not be made without stockholder approval or Participant approval, if such approval is required by Section 11. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Corporation’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(m) For purposes of this Plan, a qualifying leave of absence shall not constitute a termination of employment, except that an Option shall not be exercisable during a leave of absence granted a Participant for civilian local, state, provincial, or federal government service other than military service. If approved by the Committee in its sole discretion, a Participant’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan.

(n) If the Corporation shall have any unpaid claim against the Participant arising out of or in connection with such Participant’s employment with the Corporation, such claim may be offset against Awards under this Plan. Such claim may include, but is not limited to, unpaid taxes, the obligation to pay gains pursuant to Section 6, or corporate business credit card charges.

(o) Notwithstanding any provision of this Plan, no Plan elections, modifications or distributions will be allowed or implemented if they would cause an otherwise eligible Plan Participant to be subject to tax (including interest and penalties) under Section 409A of the Code.

SECTION 14. TERM OF PLAN

The Plan shall terminate on May 31, 2012, unless sooner terminated by the Board pursuant to Section 11.

SECTION 15. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” shall mean any award hereunder of Options, Restricted Stock Units, Performance Awards or Qualified Performance Awards.

(b) “Board” shall mean the Board of Directors of the Corporation.

(c) “Change in Control” shall mean the occurrence of any one of the following:

      (1) any “person” or “group” as those terms are used in the Exchange Act, other than any employee benefit plan of GM or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the current beneficial owner, within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act, of GM securities representing in the aggregate 20% or more of the combined voting power of GM’s then outstanding securities entitled to vote in general matters coming before stockholders of the Corporation, whether in a meeting or otherwise; provided, however, that the provisions of this subsection (c) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below.

      In the event that the application of this subsection (c) to an occurrence that has taken place or may take place raises interpretive issues regarding the foregoing definitions of “person,” and “group,” a duly adopted resolution of the Board of Directors of the Corporation or the Directors & Corporate Governance Committee, or a successor thereof, determining that a Change in Control, as defined in this subsection (c), has occurred or will occur shall be final, binding and conclusive for all purposes under the terms of this Plan, and no revocation of that decision, rescission of that resolution or change to the terms hereof shall alter the effect of the resolution of the Board of Directors that such occurrence does or will constitute a Change in Control, unless the effect of such rescission, revocation, change, or alteration shall not have an adverse effect on Employees covered by this Plan to the extent they have benefited or will benefit by reason of such resolution;

      (2) during any two-year period, Incumbent Directors, as hereinafter defined, cease for any reason to constitute a majority of the Board. For purposes of this paragraph, “Incumbent Director” shall mean the directors of the Corporation on the Effective Date and any new directors whose election by the Board or nomination for election by the Corporation’s stockholders was approved by at least two-thirds of the directors still in office who were Incumbent Directors (including individuals whose appointment or election to office after the Effective Date satisfied the requirements of this paragraph); provided, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be an Incumbent Director;

      (3) GM merges, consolidates or combines with any other corporation or other entity, other than a merger, consolidation, combination or any similar transaction, without regard to the form thereof, (A) that would result in all or a portion of the voting securities of GM outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent entity thereof) securities representing more than 50% of the combined voting power of the voting securities of GM or such surviving entity (or parent entity thereof) outstanding immediately after such merger or consolidation and (B) by which the corporate existence of GM is not affected and following which GM’s Chief Executive Officer would retain his or her position with GM and the GM directors would remain on the Board of the Corporation and constitute a majority thereof; provided, however, that if GM is not the ultimate parent of the controlled group of which it is a member, references to GM in clause (ii) of this subsection shall be deemed to refer to such ultimate parent of the Corporation or its successor;

      (4) GM sells or otherwise disposes of all or substantially all of its assets; or

      (5) the stockholders of the Corporation approve a plan of complete liquidation of GM.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and any reference to any section of the Code shall also include any successor provision thereto.

(e) “Committee” shall mean the Executive Compensation Committee of the Board, its named successor, or such other persons or committee to whom the Board has delegated any authority, as may be appropriate.

(f) “Corporation” of “GM” shall mean General Motors Corporation, a Delaware corporation.

(g) “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(h) “Director” shall mean a member of the Board.

(i) “Effective Date” shall mean June 5, 2007, the date this Plan is effective.

(j) “Employees”

      (1) shall mean persons (A) who are employed by the Corporation or any Subsidiary, including employees who are also Directors of the Corporation or any such Subsidiary, or (B) who accept (or previously have accepted) employment, at the request of the Corporation, with any entity not described in (A) above but in which the Corporation has, directly or indirectly, a substantial ownership interest. The rights reserved herein shall, among other things, permit the Committee to determine when, and to what extent, individuals otherwise eligible for consideration shall become or cease to be, as the case may be, Employees for purposes of this Plan and to determine when, and under what circumstances, any individual shall be considered to have terminated employment for purposes of this Plan. To the extent determined by the Committee, the term Employees shall be deemed to include former Employees and any beneficiaries thereof; and,

      (2) shall not include the following classes of individuals, regardless of whether the individual is a common-law employee of the Corporation: (A) any individual who provides services to the Corporation where there is an agreement with a separate company under which the services are provided. Such individuals are commonly referred to by the Corporation as “contract employees”, “contract workers” or “bundled-services workers or employees”; (B) any individual who has signed an independent contractor agreement, consulting agreement, or other similar personal service contract with the Corporation; (C) any individual that the Corporation classifies as an independent contractor, consultant, contract employee, contract worker, or bundled services worker or employee during the period the individual is so classified by the Corporation.

(k) “Employer” shall mean, as applicable to any Participant, the Corporation or Subsidiary that employs the Participant.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to Shares, as of any date, the average of the high and low trading prices for the Shares as reported on the New York Stock Exchange Composite Tape for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the immediately preceding date for which such prices were reported, unless the Committee shall have determined to apply another method of ascertaining Fair Market Value.

(n) “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent) of any one of the following acts by the employer, or failures by the Employer to act, following the occurrence of a Change in Control:

(1) a significant adverse change in the Participant’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following are not “Good Reason”: (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, or (B) for employees below the executive vice president level, a change of less than two levels in the position to which the Participant reports, or (C) a change in the person to whom the Participant reports:

(2) a reduction in the Participant’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of the Participant’s incentive opportunity under the incentive plans as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;

(3) the Employer’s requiring the Participant to change the principal workplace location at which the Participant is based to a location that is greater than 50 miles distant from such Participant’s principal workplace location immediately prior to the date of such change of location;

(4) the failure by the Corporation or the Employer (as applicable) to pay to the Participant (A) any portion of the Participant’s annual base salary, (B) any awards earned pursuant to the Incentive Plans or (C) any portion of an installment of deferred compensation under any deferred compensation program of the Corporation or any of its Subsidiaries, in each case within seven days of the date such compensation is due;

(5) the failure by the Corporation or the Employer (as applicable) to continue in effect any compensation plan or program in which the Participant participates immediately prior to the Change in Control and which is material to the Participant’s total compensation, including, without limitation, the Incentive Plans or any plans or programs adopted in substitution thereof prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or the failure by the Corporation or the Employer (as applicable) to continue the Participant’s participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of opportunities provided and the level of the Participant’s participation relative to other positions, as existed at the time of the Change in Control;

(6) the failure by the Corporation or the Employer (as applicable) to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant in the aggregate under any of the Corporation’s or the Employer’s (as applicable) pension and retirement, fringe benefit and welfare plans, including life insurance, medical, health and accident, disability, and vacation plans and programs in which the Participant participates immediately prior to the Change in Control or the taking of any action by the Corporation or the Employer (as applicable) which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefits enjoyed by the Participant immediately prior to the Change in Control;

(7) the failure by the Corporation or the Employer (as applicable) to continue to provide the Participant with indemnification and insurance coverage under the Corporation’s Certificate of Incorporation, Bylaws and any applicable agreement to which the Participant is a party or of which the Participant is a beneficiary, which is substantially the same as that enjoyed by the Participant under any such instruments or arrangements immediately prior to the Change in Control;

(8) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan; or

(9) any purported termination of the Participant’s employment by the Corporation or the Employer (as applicable) which is not effected pursuant to a Notice of Termination.

      The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.

      The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (x) the Participant fails to provide the Corporation with notice of the occurrence of any of foregoing within the ninety-day period immediately following the date on which the Participant first becomes aware (or reasonably should have become aware) of the occurrence of such event, (y) the Participant fails to provide the Corporation with a period of at least thirty days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (z) Notice of Termination is not provided to the Corporation by the Participant within ninety days following the day on which the thirty-day period set forth in the preceding clause (y) expires; provided, that the notice period required by clause (y) and referred to in clause (z) shall end two days prior to the third anniversary of the Change in Control in the event that the third anniversary of the Change in Control would occur during such thirty-day period

(o) “Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code.

(p) “Nonqualified Stock Option” shall mean an Option granted under Section 6 that is not intended to be an Incentive Stock Option.

(q) “Notice of Termination” shall mean a notice that indicates the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a participant’s employment.

(r) “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods, as the Committee shall determine.

(s) “Participant” shall mean an Employee who is selected by the Committee or the Board from time to time in its sole discretion to receive an Award under the Plan.

(t) “Performance Award” shall mean any grant pursuant to Section 8.

(u) “Performance Criteria” shall mean the specific measures for each Qualified Performance Award established by the Committee at the time of such grant. In creating these measures, the Committee may establish the specific goals based upon or relating to one or more of the following business criteria: asset turnover, cash flow, contribution margin, cost objectives, cost reduction, earnings per share, economic value added, increase in customer base, inventory turnover, market price appreciation of the Corporation’s Shares, market share, net income, net income margin, operating profit margin, pre-tax income, productivity, profit margin, quality, warranty, return on assets, return on net assets, return on capital, return on equity, revenue, revenue growth, and/or total shareholder return. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index.

(v) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(w) “Person” mean any individual, corporation, partnership, association, limited liability corporation, joint-stock corporation, trust, unincorporated organization or government or political subdivision thereof, including any Employee or Participant of the Corporation and its Subsidiaries.

(x) “Qualified Performance Award” shall mean any Award that complies with the provisions of Section 10.

(y) “Restricted Stock Unit” (“RSU”) shall mean any grant pursuant to Section 7.

(z) “Shares” shall mean shares of General Motors Stock, $1 2/3 par value.

(aa) “Subsidiary” shall mean (A) a corporation of which capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is owned, directly or indirectly, by the Corporation or (B) any unincorporated entity in respect of which the Corporation can exercise, directly or indirectly, comparable control.

(bb) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Corporation or with which the Corporation combines.

2007 ANNUAL MEETING Hotel du Pont 11th and Market Streets Wilmington, Delaware

 General Directions

From Philadelphia on I-95 South

1. Take I-95 South to Exit 7A marked “52 South, Delaware Avenue.”

2. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Avenue.”

2. From right lane, take Exit 7 onto Adams Street.

3. At the third traffic light, turn right onto 11th Street.

4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

Stockholders and guests are responsible for their parking. Self-parking is available at Hotel du Pont Car Park located on Orange Street near the corner of 12th Street. Valet parking is available at the hotel entrance.

Results of the Annual Meeting

Final certified results of voting at the annual meeting will be available on GM’s Web site, www.gm.com.

Visit GM on the Internet
Explore the world of General Motors products and services on our Web site, www.gm.com. From the home page, you can access our many brand Web sites to discover the GM product or service that’s just right for you.

002CS-13759

Printed on recycled paper

2007 Annual Meeting Admission Ticket This ticket will admit stockholder and one guest. (See reverse side.)
000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Internet and Telephone Voting Instructions
Instead of voting by mail, you may choose one of the two
following voting methods to vote your proxy.

INTERNET
∙ Log on to the Internet and go to
  www.investorvote.com/gm
∙ Follow the steps outlined on the secured Web site.

TELEPHONE

∙ Call toll-free 800-652-8683. Outside the United States,

  Canada, or Puerto Rico, call 781-575-2300.

∙ Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy/Voting Instruction Card	123456	C0123456789	12345

êDETACH HERE IF YOU ARE RETURNING YOUR PROXY/VOTING INSTRUCTION CARD BY MAIL.ê

GM Proposals — The Board of Directors recommends a vote FOR Items 1-4. This proxy/voting instruction card will be voted “FOR” Items 1-4 if no choice is specified.

+

1. Election of Directors:	01 - P. N. Barnevik	02- E. B. Bowles	03- J. H. Bryan
	04 - A. M. Codina	05- G. M.C. Fisher	06- K. Katen
	07 - K. Kresa	08- E. J. Kullman	09- P. A. Laskawy
	10 - E. Pfeiffer	11- G. R. Wagoner, Jr.

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees	01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
2. Ratification of Selection of Deloitte & Touche for Year 2007	☐	☐	☐	3. 2007 Annual Incentive Plan	☐	☐	☐	4. 2007 Long-Term Incentive Plan	☐	☐	☐

Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5-14.

This proxy/voting instruction card will be voted “AGAINST” Items 5-14 if no choice is specified.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
5. Disclosure of Political Contributions	☐	☐	☐	6. Limit on Directorships of GM Board Members	☐	☐	☐	7. Greenhouse Gas Emissions	☐	☐	☐
8. Cumulative Voting	☐	☐	☐	9. Stockholder Approval of a “Poison Pill”	☐	☐	☐	10. Special Stockholder Meetings	☐	☐	☐
11. Performance-Based Equity Compensation	☐	☐	☐	12. Recouping Unearned Incentive Bonuses	☐	☐	☐	13. Optimum Board Size	☐	☐	☐
14. Simple Majority Vote	☐	☐	☐

If you are voting by mail, you must date and sign in appropriate boxes on reverse side.

■	C 1234567890 J N T 1 U P X 0 1 2 2 7 1 3	+

2007 Annual Meeting of Stockholders Admission Ticket Tuesday, June 5, 2007, 9 a.m. local time Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

General Directions

From Philadelphia on I-95 South

1. Take I-95 South to Exit 7A marked “52 South, Delaware Avenue.”

2. Follow 11th Street in the middle lane through six traffic lights.
Hotel du Pont is on the right.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Avenue.”

2. From right lane, take Exit 7 onto Adams Street.

3. At third traffic light, turn right onto 11th Street.

4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

Please present this ticket and government-issued photograph identification for admission to the meeting.

Stockholders and guests are responsible for their parking. Self-parking is available at Hotel du Pont Car Park located on Orange Street near the corner of 12th Street. Valet parking is available at the hotel entrance

êDETACH HERE IF YOU ARE RETURNING YOUR PROXY/VOTING INSTRUCTION CARD BY MAIL.ê

+

General Motors Corporation Proxy/Voting Instruction Card

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders

Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

Tuesday, June 5, 2007, 9 a.m. local time

The undersigned authorizes G. Richard Wagoner, Jr., Frederick A. Henderson, and Robert A. Lutz, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for Directors: (01) P. N. Barnevik, (02) E. B. Bowles, (03) J. H. Bryan, (04) A. M. Codina, (05) G. M.C. Fisher, (06) K. Katen, (07) K. Kresa, (08) E. J. Kullman, (09) P. A. Laskawy, (10) E. Pfeiffer, and (11) G. R. Wagoner, Jr.*, upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2007 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

This card also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. If your registrations are not identical, you may receive more than one set of proxy materials. Please sign, date, and return all proxy cards you receive.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; just sign, date, and return this proxy in the enclosed envelope.

Please see the reverse side for Internet and telephone voting instructions.

*Numbers refer to Director nominee voting codes.

Authorized Signature(s)

You must date and sign exactly as name(s) appears on reverse side. Multiple owners must all sign. When signing as attorney, executor, administrator, trustee, guardian, custodian, or in any other representative capacity, give full title. Please keep signature(s) within the box(es).

Date (mm/dd/yyyy)	Signature 1	Signature 2 — All other stockholders on account
/ /
■		+

GM IVR

Caller requesting to vote proxy one proposal at a time

Dialog between application and the caller
IVR:	Welcome to Investorvote at Computershare

To vote, you’ll need to supply some information from your proxy card, this will only take a moment. If you don’t have your card handy, feel free to hang-up and call back when you’re ready. To start, please enter the control number (pause), this is the 6 digit number that is circled and located in the colored bar on the front of the card.

Caller:	Caller enters control #
IVR:	Next, I’m going to need your holder account number. This number is underlined and located next to the control number. Please enter that number now, excluding any letters or leading zeroes.
Caller:	Caller enters ID #
IVR:	Thank you, please hold while I verify those numbers.
This message will play repeatedly until the host system responds	three seconds of silence followed by...) ...still verifying (three more seconds of silence)...please continue to hold...

Before you can vote, I need to verify one last piece of information. Located on the proxy card next to the underlined account number is a box that contains your proxy access number. Please enter that number now.

Caller:	Holder enters Proxy Access Number
IVR:	Thank you, please hold while I verify that number...
This message will play repeatedly until the host system responds	(three seconds of silence followed by...) ...still verifying...
IVR:	Ok, you’ll be voting your proxy for... General Motors Corporation
IVR:	You can vote one of two ways. To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. To vote one proposal at a time, press 2.
Caller:	Presses 2
IVR:	Ok, let’s vote on each proposal.
IVR:	Proposal number 1. The Board of Directors recommends a vote for all nominees.

You have three ways to vote this item. You can vote for all nominees, withhold from all nominees or withhold from individual nominees. To vote for ‘all’ nominees, press 1; withhold from all, press 2 or withhold from individual nominees, press 3. To cancel and start over, press star.

Caller:	Presses 1, 2 or 3 (if 3, then...)
IVR:	Okay, we will withhold the nominees you specify...
For each nominee listed on your proxy card, there is a corresponding two-digit number. Enter the number corresponding to the nominee you want to withhold.

Caller:	Presses Nominee Number
IVR:	Ok, withholding from nominee number....
Plays Nominee Number
To withhold your vote from another nominee, enter the two-digit number. If there are no other nominees you wish to withhold press zero. If you’ve made a mistake and want to start over, press star.
Caller:	Enters another nominee or presses 0. (If 0, then...)
IVR:	Ok, finished withholding for nominees
IVR:	Proposal number 2. For which the Board of Directors recommends a vote "for". To vote, "for", press 1; vote "against", press 2; or to "abstain", press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 3. For which the Board of Directors recommends a vote "for". To vote, "for", press 1; vote "against", press 2; or to "abstain", press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 4. For which the Board of Directors recommends a vote "for". To vote, "for", press 1; vote "against", press 2; or to "abstain", press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 5. For which the Board of Directors recommends a vote "against". To vote, "for", press 1; vote "against", press 2; or to "abstain", press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 6. For which the Board of Directors recommends a vote "against". To vote, "for", press 1; vote "against", press 2; or to "abstain", press 3.
Caller:	Presses 1, 2 or 3

IVR:	Proposal number 7. For which the Board of Directors recommends a vote "against". To vote, "for", press 1; vote "against", press 2; or to "abstain", press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 8. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 9. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 10. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 11. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 12. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 13. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 14. For which the Board of Directors recommends a vote “against”. To vote “for”, press 1; vote “against”, press 2; or to “abstain”, press 3.

Caller:	Presses 1, 2 or 3
IVR:	Ok, you’ve finished voting but before we process your vote let me list your choices and then you can confirm your vote at the end.
Plays back vote
If this is correct, press 1; to hear how you voted again, press 2 and to change your vote, press 3.
Caller:	Presses 1, 2 or 3 (If 1, then...)
IVR:	Please hold while I record your vote.
This message will play repeatedly until the host system responds	(three seconds of silence followed by...) ...please continue to hold...
IVR:	Your vote has been recorded. It is not necessary for you to mail in your proxy card. If you have another proxy card or wish to change your vote, press 1, otherwise I’m now going to end this call.
Caller:	timeout
IVR:	Thank you for voting, goodbye.
Caller:	Hang-up.

InvestorVote Login

●	•	●	•	●	•	●	•	●
Start		Step 2		Step 3		Step 4		Finish

Proxy Statement

Annual Report

Your Holder Account Number is underlined and appears in the colored bar on the front of your proxy card, or on the top of your e-mail notification of annual meeting materials.
The Proxy Access Number is in the box to the right of your Holder Account Number on your proxy card or on the top of your e-mail notification.	HOLDER ACCOUNT NUMBER (including the letter "C"):

Please note: If you vote via the Internet, please do not mail your proxy card.	PROXY ACCESS NUMBER:
Login

General Motors Corporation

c/o Computershare Investor Services

250 Royall Street

Canton, MA 02021

Contact Computershare

Copyright © 2006 Computershare Limited. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of Computershare Limited is prohibited. Please view our Privacy policy.

Electronic Delivery Preference

●	•	●	•	●	•	●	•	●
Start		Step 2		Step 3		Step 4		Finish

Proxy Statement

Annual Report

Now there is a new and easy way for you to receive important shareholder information such as the Annual Report, Notice of Annual Meeting and proxy-related materials - electronically. By registering for this service, you will enjoy convenient and timely access to company documents and help reduce high printing and postage costs, creating better shareholder value while at the same time helping the environment.

Simply enter your email address in the space provided. If we have previous electronic delivery instructions for you on file, your email address will appear below. If you do not wish to participate in this voluntary program, click "Continue" to proceed to online voting.

○ Yes, please update my delivery preference to receive future annual meeting materials electronically for my registered stock account maintained by Computershare. I have read and agreed to the Terms and Conditions for electronic delivery.

○ No thanks.

Email Address name@company.com Confirm Email Address Name@company.com

Consent to Electronic Document Delivery

Accessing Annual Meeting materials, such as annual reports, proxy statements and proxy card online requires that you have access to the Internet, which may result in charges to you from your Internet Service Provider and/or telephone companies.

Your consent will be effective for accessing all future Annual Meeting materials, and will continue in effect unless it is cancelled by you.

By consenting to electronic delivery and for as long as your consent remains effective, you are agreeing to receive your annual report and notice of annual meeting, proxy statement and proxy card online and you waive delivery of any other notice of the company's annual meeting. You are also agreeing that the online notice of the Annual Meeting is equivalent to the personal delivery of written notice of the meeting. You may always cancel your consent or specifically request that a copy of this material be mailed to you.

Continue

General Motors Corporation

c/o Computershare Investor Services

250 Royall Street

Canton, MA 02021

Contact Computershare

Copyright © 2006 Computershare Limited. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of Computershare Limited is prohibited. Please view our Privacy policy.

Make Your Voting Selections

●	•	●	•	●	•	●	•	●
Start		Step 2		Step 3		Step 4		Finish

Proxy Statement

Annual Report

[Name of holder will appear here]-

General Motors Corporation - Internet Voting

GENERAL MOTORS CORPORATION

PROXY/VOTING INSTRUCTION

The undersigned authorizes G. Richard Wagoner, Jr., Frederick A. Henderson, and Robert A. Lutz, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for Directors: (01) P. N. Barnevik, (02) E. B. Bowles, (03) J. H. Bryan, (04) A. M. Codina, (05) E.B. Davis, Jr., (06) G. M.C. Fisher, (07) K. Katen, (08) K. Kresa, (09) E. J. Kullman, (10) P. A. Laskawy, (11) K.V. Marinello, (12) E. Pfeiffer, and (13) G. R. Wagoner, Jr., upon the other Items, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2007 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

This also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. If your registrations are not identical, you may receive more than one set of proxy materials. For all your shares to be voted, you must vote all proxies you received.

Board of Directors Recommendations

Check this box to cast your vote in accordance with the recommendations of General Motors Corporation Board of Directors, or you may vote on individual items by checking the boxes below. If you do not record your vote on any proxy item, it will be voted in accordance with the Board's recommendation.

Vote with Board of Directors

GM Proposals — The Board of Directors recommends a vote FOR Items 1-4.

1.  Election of Directors

○ FOR all Nominees ○ WITHHOLD vote from all Nominees

○ FOR all Nominees EXCEPT those selected below

☐01 - P. N. Barnevik

☐02 - E. B. Bowles

☐03 - J. H. Bryan

☐04 - A. M. Codina

☐05 - E. B. Davis, Jr.

☐06 - G. M.C. Fisher

☐07 - K. Katen

☐08 - K. Kresa

☐09 - E. J. Kullman

☐10 - P. A. Laskawy

☐11 - K. V. Marinello

☐12 - E. Pfeiffer

☐13 - G. R. Wagoner, Jr.

2. Ratification of Selection of Deloitte & Touche for Year 2007	○ FOR	○ AGAINST	○ ABSTAIN
3. 2007 Annual Incentive Plan	○ FOR	○ AGAINST	○ ABSTAIN
4. 2007 Long-Term Incentive Plan	○ FOR	○ AGAINST	○ ABSTAIN
Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5-14.
5. Disclosure of Political Contributions	○ FOR	○ AGAINST	○ ABSTAIN
6. Limit on Directorships of GM Board Members	○ FOR	○ AGAINST	○ ABSTAIN
7. Greenhouse Gas Emissions	○ FOR	○ AGAINST	○ ABSTAIN
8. Cumulative Voting	○ FOR	○ AGAINST	○ ABSTAIN
9. Stockholder Approval of a “Poison Pill”	○ FOR	○ AGAINST	○ ABSTAIN
10. Special Stockholder Meetings	○ FOR	○ AGAINST	○ ABSTAIN
11. Performance-Based Equity Compensation	○ FOR	○ AGAINST	○ ABSTAIN
12. Recouping Unearned Incentive Bonuses	○ FOR	○ AGAINST	○ ABSTAIN
13. Optimum Board Size	○ FOR	○ AGAINST	○ ABSTAIN
14. Simple Majority Vote	○ FOR	○ AGAINST	○ ABSTAIN

Click "Continue" to view a summary of your voting instructions

Continue

General Motors Corporation

c/o Computershare Investor Services

250 Royall Street

Canton, MA 02021

Contact Computershare

Copyright © 2006 Computershare Limited. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of Computershare Limited is prohibited. Please view our Privacy policy.

Confirm Your Voting Selections

●	•	●	•	●	•	●	•	●
Start		Step 2		Step 3		Step 4		Finish

Proxy Statement

Annual Report

Final Voting Submission

If you wish to register your voting preferences as indicated, press 'Submit' to continue. If you wish to change your voting preferences, use the 'Back' button below.

GM Proposals — The Board of Directors recommends a vote FOR Items 1-4.

1.  Election of Directors

○ FOR all Nominees ○ WITHHOLD vote from all Nominees

○ FOR all Nominees EXCEPT those selected below

☐01 - P. N. Barnevik

☐02 - E. B. Bowles

☐03 - J. H. Bryan

☐04 - A. M. Codina

☐05 - E. B. Davis, Jr.

☐06 - G. M.C. Fisher

☐07 - K. Katen

☐08 - K. Kresa

☐09 - E. J. Kullman

☐10 - P. A. Laskawy

☐11 - K. V. Marinello

☐12 - E. Pfeiffer

☐13 - G. R. Wagoner, Jr.

2. Ratification of Selection of Deloitte & Touche for Year 2007	○ FOR	○ AGAINST	○ ABSTAIN
3. 2007 Annual Incentive Plan	○ FOR	○ AGAINST	○ ABSTAIN
4. 2007 Long-Term Incentive Plan	○ FOR	○ AGAINST	○ ABSTAIN
Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 5-14.
5. Disclosure of Political Contributions	○ FOR	○ AGAINST	○ ABSTAIN
6. Limit on Directorships of GM Board Members	○ FOR	○ AGAINST	○ ABSTAIN
7. Greenhouse Gas Emissions	○ FOR	○ AGAINST	○ ABSTAIN
8. Cumulative Voting	○ FOR	○ AGAINST	○ ABSTAIN
9. Stockholder Approval of a “Poison Pill”	○ FOR	○ AGAINST	○ ABSTAIN
10. Special Stockholder Meetings	○ FOR	○ AGAINST	○ ABSTAIN
11. Performance-Based Equity Compensation	○ FOR	○ AGAINST	○ ABSTAIN
12. Recouping Unearned Incentive Bonuses	○ FOR	○ AGAINST	○ ABSTAIN
13. Optimum Board Size	○ FOR	○ AGAINST	○ ABSTAIN
14. Simple Majority Vote	○ FOR	○ AGAINST	○ ABSTAIN

Back	Submit	Print

General Motors Corporation

c/o Computershare Investor Services

250 Royall Street

Canton, MA 02021

Contact Computershare

Copyright © 2006 Computershare Limited. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of Computershare Limited is prohibited. Please view our Privacy policy.

Thank you for using InvestorVote!

●	•	●	•	●	•	●	•	●
Start		Step 2		Step 3		Step 4		Finish

Proxy Statement

Annual Report

Thank you. Your voting preferences have been submitted.

If you have any inquiries regarding this Web site, please refer to the contact information below. Thank you for using this service.

If you would like to go to General Motors Corporation Web site, click HERE

To print an Admission Ticket or Map for the meeting, click HERE

If you have another proxy to vote for General Motors, please click HERE

General Motors Corporation

c/o Computershare Investor Services

250 Royall Street

Canton, MA 02021

Contact Computershare

Copyright © 2006 Computershare Limited. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of Computershare Limited is prohibited. Please view our Privacy policy.

Your Vote Is Important

Each year, General Motors provides annual meeting materials to its stockholders and asks them to vote on the items described in the proxy statement.

In the near future, it may become even more important for you to be sure that your shares are voted. If your shares are held through a stock brokerage firm, your brokers have been able to vote your shares on your behalf on certain items like the election of directors, even if you fail to give them instructions by sending the card that comes with your proxy statement or by using the Internet or telephone methods provided. Now, however, the New York Stock Exchange is contemplating eliminating this discretionary voting by brokers in the next proxy season. If it does, your shares will not be voted unless you give instructions to your brokers.

So stay engaged with your investment and be sure that your shares are voted. And when you do, choose the cost-efficient Internet or telephone methods. Just follow the directions in the enclosed proxy statement.